     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                              -------------------

                             HEALTHEON CORPORATION
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                7374                               94-3236644
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                            4600 PATRICK HENRY DRIVE
                             SANTA CLARA, CA 95054
                                 (408) 876-5000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                                W. MICHAEL LONG
                            CHIEF EXECUTIVE OFFICER
                            4600 PATRICK HENRY DRIVE
                             SANTA CLARA, CA 95054
                                 (408) 876-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

          LARRY W. SONSINI                       JACK DENNISON                       GORDON K. DAVIDSON
         STEVEN E. BOCHNER                     VICE PRESIDENT AND                   LAIRD H. SIMONS III
          MARK L. REINSTRA                      GENERAL COUNSEL                      JEFFREY R. VETTER
  Wilson Sonsini Goodrich & Rosati          4600 Patrick Henry Drive                 MICHAEL J. MCADAM
      Professional Corporation               Santa Clara, CA 95054                   Fenwick & West LLP
         650 Page Mill Road                      (408) 876-5000                     Two Palo Alto Square
      Palo Alto, CA 94304-1050                                                      Palo Alto, CA 94306
           (650) 493-9300                                                              (650) 494-0600

                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ---------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
----------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF SECURITIES                        AGGREGATE OFFERING            AMOUNT OF
                           TO BE REGISTERED                                     PRICE(1)              REGISTRATION FEE
Common Stock, $0.0001 par value.......................................        $75,000,000                 $22,125

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o). A portion of the proposed maximum aggregate offering price represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: (1) one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and (2) the other to be used in connection with a concurrent offering outside of the United States and Canada (the "International Prospectus" and, together with the U.S. Prospectus, the "Prospectuses"). The U.S. Prospectus and the International Prospectus are identical in all respects except for the front cover page. The front cover page of the International Prospectus is included herein after the final page of the U.S. Prospectus and is labeled "Alternate Page for International Prospectus." Final forms of each of the Prospectuses will be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED JULY 31, 1998

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

 OF THE         SHARES OF COMMON STOCK OFFERED HEREBY,         SHARES ARE BEING
 OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS
      AND         SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED
   STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS."
     ALL OF THE SHARES OF COMMON STOCK BEING OFFERED HEREBY ARE BEING SOLD
      BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC
          MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY
        ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
        $     AND $     PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION
           OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL
           PUBLIC OFFERING PRICE. APPLICATION HAS BEEN MADE TO LIST
            THE COMMON STOCK FOR QUOTATION ON THE NASDAQ NATIONAL
                        MARKET UNDER THE SYMBOL "HEON."

                          ---------------------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                 PAGE 5 HEREOF.

                               -----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                PRICE $  A SHARE

                              -------------------

                                                                           UNDERWRITING
                                                     PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                                      PUBLIC              COMMISSIONS(1)             COMPANY(2)
                                               ---------------------  -----------------------  -----------------------
PER SHARE....................................            $                       $                        $
TOTAL(3).....................................            $                       $                        $

------------
    (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $      .
    (3) THE COMPANY HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF
           ADDITIONAL SHARES AT THE PRICE TO PUBLIC, LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY
       WILL BE $     , $     AND $     , RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY FENWICK & WEST LLP, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT       , 1998 AT THE OFFICE OF
MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------

MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.

HAMBRECHT & QUIST                                   VOLPE BROWN WHELAN & COMPANY

        , 1998

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                              -------------------

    UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                              -------------------

    FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE REGISTERED SECURITIES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE REGISTERED SECURITIES AND THE DISTRIBUTION OF THIS PROSPECTUS.
                              -------------------

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
Prospectus Summary................     3
The Company.......................     4
Risk Factors......................     5
Use of Proceeds...................    17
Dividend Policy...................    17
Capitalization....................    18
Dilution..........................    19
Selected Consolidated Financial
  Data............................    20
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......    21
Business..........................    30

                                    PAGE
                                    ----
Management........................    44
Certain Transactions..............    55
Principal Stockholders............    59
Description of Capital Stock......    61
Shares Eligible for Future Sale...    64
Certain United States Tax
  Consequences to Non-U.S. Holders
  of Common Stock.................    66
Underwriters......................    68
Legal Matters.....................    71
Experts...........................    71
Additional Information............    73
Index to Consolidated Financial
  Statements......................   F-1

                              -------------------

    The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.
                              -------------------

    Healtheon, Healtheon's logo, Virtual Healthcare Network, VHN and ProviderLink are trademarks of the Company. SBCL SCAN is a trademark of SmithKline Beecham Clinical Laboratories, Inc., and each other trademark, trade name or service mark of any other company appearing in this Prospectus is the property of its holder.
                              -------------------

    UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE U.S. UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) GIVES EFFECT TO THE FILING, PRIOR TO THE CLOSING OF THIS OFFERING, OF A CERTIFICATE OF INCORPORATION AUTHORIZING 150,000,000 SHARES OF COMMON STOCK AND 5,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK AND (III) GIVES EFFECT TO A 5,000,000 SHARE INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE COMPANY'S 1996 STOCK INCENTIVE PLAN (THE "1996 PLAN"). IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE INDICATES, REFERENCES TO "HEALTHEON" OR THE "COMPANY" ARE TO HEALTHEON CORPORATION, A DELAWARE CORPORATION, AND ITS CONSOLIDATED SUBSIDIARIES.
                              -------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon has designed and developed an Internet-based information and transaction platform (the "Healtheon Platform") that allows it to create Virtual Healthcare Networks ("VHNs") that facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on its Internet-based platform. Healtheon's solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. Healtheon provides its own applications on the Healtheon Platform and also enables third-party applications to operate on the platform. In addition to Virtual Healthcare Networks, Healtheon provides comprehensive consulting, implementation and network management services to enable its customers to take full advantage of the capabilities of the Healtheon Platform. The Company has established strategic relationships with leading healthcare companies, including United HealthCare Corporation, SmithKline Beecham Clinical Laboratories, Inc., Brown & Toland Physician Services Organization and Beech Street Corporation, to enhance its application portfolio, provide important specialized industry expertise and increase its market penetration.

                                  THE OFFERING

Common Stock offered:
  U.S. offering...............................................  shares
  International offering......................................  shares
    Total.....................................................  shares
Common Stock to be outstanding after the offering(1)..........  shares
Use of proceeds...............................................  To retire short-term debt and for general corporate purposes, including working capital and capital
                                                                expenditures. See "Use of Proceeds."
Proposed Nasdaq National Market symbol........................  "HEON"

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               SIX MONTHS ENDED
                                                                               YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                            -------------------------------  --------------------
                                                                              1995       1996       1997       1997       1998
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                                                                 (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA(2):
Revenue...................................................................  $   2,175  $  11,013  $  13,390  $   4,286  $  20,653
Loss from operations......................................................     (3,936)   (20,452)   (23,684)   (11,827)   (20,943)
Net loss..................................................................  $  (4,458) $ (22,517) $ (26,266) $ (13,307) $ (21,447)
Basic and diluted net loss per common share...............................             $   (3.42) $   (3.64) $   (1.85) $   (1.22)
Weighted-average shares outstanding used in computing basic and diluted
  net loss per common share(3)............................................                 6,583      7,223      7,193     17,632
Pro forma basic and diluted net loss per common share (unaudited)(4)......                        $    (.59)            $    (.46)
Shares used in computing pro forma basic and diluted net loss per common
  share (unaudited)(3)....................................................                           44,715                46,631

                                                                                                    AS OF JUNE 30, 1998
                                                                                                 --------------------------
                                                                                                  ACTUAL    AS ADJUSTED(5)
                                                                                                 ---------  ---------------
                                                                                                        (UNAUDITED)
BALANCE SHEET DATA(2):
Cash, cash equivalents and short-term investments..............................................  $  12,801     $
Working capital................................................................................      2,560
Total assets...................................................................................     48,122
Long-term obligations, net of current portion..................................................      1,459
Stockholders' equity...........................................................................     30,427

------------
(1) Based on the number of shares outstanding as of June 30, 1998. Excludes (i) 8,997,995 shares of Common Stock issuable upon the exercise of options then outstanding, with a weighted average exercise price of $1.17 per share, (ii) 5,022,523 shares reserved for issuance under the 1996 Plan, (iii) 2,077,240 shares of Common Stock issuable upon the exercise of warrants then outstanding, with a weighted average exercise price of $2.81 per share and
    (iv) 1,600,000 shares of Common Stock issuable in connection with the proposed acquisition of Metis LLC. In July 1998, the Company granted options to purchase 2,390,200 shares of Common Stock. See "Management -- Employee Benefit Plans," "Description of Capital Stock" and Notes 10, 11 and 14 of Notes to Consolidated Financial Statements.
(2) The consolidated financial data reflects the business combination of Healtheon and ActaMed, which was accounted for as a pooling of interests for accounting purposes. All statements of operations prior to the acquisition on May 19, 1998 have been restated to reflect the combined results of Healtheon and ActaMed from inception. The consolidated statement of operations data for the year ended December 31, 1995 are derived solely from the ActaMed statement of operations for such period because Healtheon did not commence operations until January 1996. See Notes 1 and 2 of Notes to Consolidated Financial Statements for a discussion of the accounting for the acquisition of ActaMed.
(3) See Note 1 of Notes to Consolidated Financial Statements for an explanation of shares used in computing basic and diluted net loss per Common share.
(4) Pro forma adjustments reflect the conversion of Healtheon's Convertible Preferred Stock and ActaMed's Convertible Redeemable Preferred Stock into an aggregate of 39,272,329 shares of Common Stock.
(5) As adjusted to give effect to the sale of the shares of Common Stock offered
    hereby at an assumed initial public offering price of $      per share,
    after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

    Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon has designed and developed an Internet-based information and transaction platform (the "Healtheon Platform") that allows it to create Virtual Healthcare Networks ("VHNs") facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on its Internet-based platform. Healtheon's solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. Healtheon provides its own applications on the Healtheon Platform and also enables third-party applications to operate on the platform. In addition to Virtual Healthcare Networks, Healtheon provides comprehensive consulting, implementation and network management services to enable its customers to take full advantage of the capabilities of the Healtheon Platform. The Company has established strategic relationships with leading healthcare companies, including United HealthCare Corporation, SmithKline Beecham Clinical Laboratories, Inc., Brown & Toland Physician Services Organization and Beech Street Corporation, to enhance its application portfolio, provide important specialized industry expertise and increase its market penetration.

    The Internet's open architecture, universal accessibility and growing acceptance make it an increasingly important environment for business-to-business and business-to-consumer interaction. For many industries, the Internet is connecting previously disconnected business processes and allowing companies to automate workflows, lower distribution costs and extend their market reach. The Company believes the healthcare industry, because of its size, fragmentation and extreme dependence on information exchange, is particularly well suited to benefit from greater use of the Internet.

    The Healtheon Platform is designed to ensure security, scalability, reliability, availability and flexibility. The platform includes a CORBA-based distributed application framework that allows reliable, simultaneous access by large numbers of users. Open architecture and object-oriented design permit standards-based integration with legacy systems and third-party applications, and a combination of advanced technologies, including digital incryption, digital certificate and audit trail tracking, ensures security. The platform is deployed on redundant, fault tolerant servers and software to create 24-hour availability.

    Healtheon's objective is to become the leading provider of Internet-based transaction and information services to the healthcare industry. The Company's strategy includes leveraging Internet technology to provide secure transactions and communications across a broad range of healthcare participants, regardless of their computing platforms; expanding the functionality and transaction capability of its platform through the development, acquisition or enablement of Internet-based applications; forming additional strategic relationships to increase its portfolio of applications and services, to increase the number of connected healthcare participants and to provide specialized industry expertise for its new applications; targeting regional markets where it can gain critical mass, thereby expanding nationally region by region; and employing its usage-based business model to reduce the initial investment required by customers to obtain the benefits of high-end information technology systems and enable physicians, small organizations and individuals to gain access to advanced information systems for the first time.

    The Company was incorporated in Delaware in December 1995 and commenced operations in January 1996. In May 1998, the Company completed its acquisition of ActaMed Corporation, a leading provider of network services to the healthcare industry. The Company's executive offices are located at 4600 Patrick Henry Drive, Santa Clara, California 95054. Its telephone number at this location is 408-876-5000.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

    LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT AND UNPROVEN BUSINESS
MODEL. The Company was founded in December 1995, commenced operations in January 1996 and had not recognized substantial revenue and until late 1997 was considered to be in the development stage. In May 1998, the Company acquired ActaMed Corporation ("ActaMed"). As a result of the limited operating history of Healtheon and ActaMed as a combined entity and the emerging nature of the markets in which the Company operates, the Company's historical financial data is of limited value in projecting future operating results. The combined Company's limited revenue to date has been derived primarily from proprietary non-Internet network services offered by ActaMed and from management and operation of customers' information technology infrastructure. The Company has incurred net losses since inception, and as of June 30, 1998, had an accumulated deficit of $73.0 million. The Company intends to continue investing heavily in acquisitions, infrastructure development, application development and sales and marketing. As a result, the Company expects to incur substantial operating losses at least through 1999, and there can be no assurance that the Company will ever achieve significant revenue or profitability, or if significant revenue and profitability are achieved, that they can be sustained. The Company's business model is still in an emerging stage, and revenue and income potential from the Company's business is unproven, making an evaluation of the Company and its prospects difficult. Investors should not use the Company's past results as a basis to predict future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    EMERGING MARKET; UNCERTAIN ACCEPTANCE BY THE HEALTHCARE INDUSTRY. The healthcare industry in general has been extremely resistant to adopting new information technology solutions. Electronic information exchange and transaction processing by the healthcare industry is still developing, and complexities in the nature and types of transactions that must be processed have hindered the development and acceptance of information technology solutions. There can be no assurance that conversion from traditional methods to electronic information exchange will continue to occur or that any such conversion will occur as rapidly as the Company anticipates. Even if the conversion does occur as rapidly as the Company anticipates, there can be no assurance that healthcare industry participants will use the Company's applications and services.

    Healtheon's success is dependent on its ability to attract a significant number of customers from the healthcare industry. There can be no assurance that the Company will be successful in achieving widespread acceptance of its applications and services or in achieving market share before competitors offer products, applications or services with features similar to the Company's current or proposed offerings. The Company's business plan is based on its belief that the value and market appeal of its solution will grow as the number of participants and the scope of the transaction services available on the Company's platform increase. If a significant number of participants fail to adopt the Company's information technology solutions or adopt such solutions slower than anticipated, the number of transactions conducted over the Company's platform will be lower than expected and the Company may not achieve the critical mass of users it believes is necessary to enable the success of its applications and services. The Company anticipates generating a substantial portion of its revenue from subscription and transaction-based fees. Consequently, any significant shortfall in the number of users or transactions occurring over the Company's platform from those anticipated by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Background."

    RELIANCE ON STRATEGIC RELATIONSHIPS. The Company is substantially dependent on establishing and maintaining strategic relationships with multiple healthcare industry leaders in a number of healthcare segments to extend the reach of Healtheon's applications and services to the various participants in the healthcare industry, to obtain specialized healthcare expertise, to develop and deploy new applications, to establish the Healtheon brand and to generate revenue. The Company has limited experience in establishing and maintaining strategic relationships with healthcare industry participants. The Company's ability to build strategic relationships is complicated by the fact that some of the Company's partners and potential partners are possible competitors of the Company. In addition, as the Company builds relationships with particular partners, it may become difficult or impossible for the Company to build relationships with competitors of these partners, who may also be key participants in the healthcare industry. Consequently, it is important that the Company be perceived as independent of any particular customer or partner. Moreover, many potential partners may be hesitant to work with the Company until the Company's applications and services have been successfully introduced and have achieved market acceptance.

    The Company's success will depend both on the success of the other party to the strategic relationship and on the ability of the other party to drive increased adoption and usage of the Company's platform, applications and services. Failure of one or more of the Company's strategic relationships to increase the adoption and usage of the Company's platform, applications and services could have a material adverse effect on the Company's business, financial condition and results of operations. To date, the Company has established only a limited number of strategic relationships, and the loss of any of these strategic relationships, the failure to enter into new strategic relationships in the Company's target markets or the failure of the Company's strategic partners to actively pursue these relationships could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy" and "-- Strategic Relationships."

    NEED TO EXPAND SUITE OF APPLICATIONS. The Company believes that its success is partially dependent upon its ability to introduce new applications in several healthcare markets in a relatively short period of time. The Company currently offers a limited number of applications on its platform. The Company does not have the internal resources and specialized healthcare expertise to independently develop all such applications and, consequently, must rely on a combination of internal development, strategic relationships, licensing and acquisitions. Each of these methods has risks, including the risk of unanticipated costs and delays. See "-- Reliance on Strategic Relationships" and "-- Risks Associated with Acquisitions." Any such applications, whether developed internally by the Company or licensed or acquired from third parties, must be integrated and customized to operate with existing customer legacy systems and the Company's platform. These development, integration and customization efforts will require significant expenditures by the Company, and there can be no assurance that the Company will be able to develop such additional applications and services or integrate or customize such applications and services in a timely manner, or at all. Even if the Company is able to develop and introduce additional applications for the Healtheon Platform, there can be no assurance that these new applications will achieve market acceptance. The inability of Healtheon to significantly expand the breadth of applications available on its platform in a timely manner, or the failure of new applications introduced by the Company to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS ASSOCIATED WITH ACQUISITIONS. A principal component of the Company's growth strategy is the acquisition of other healthcare technology companies and technologies to increase the number and variety of applications on the Company's platform and to increase the Company's customer base. For example, in May 1998, Healtheon acquired ActaMed, and in June 1998 the Company signed a definitive agreement to acquire Metis LLC. The Company's ability to expand successfully through acquisitions depends on many factors, including the identification of applications, technologies or businesses that are complementary to those of Healtheon, the integration of disparate technologies and corporate cultures and the operation of a geographically dispersed company. In addition, acquisitions could divert management's attention from other business concerns, expose the Company to unforeseen liabilities or risks associated with entering markets in which the Company may have no direct prior experience or to risks associated with the market acceptance of acquired applications and technologies, or result in the loss of key employees of the Company or the acquired company. See "-- Dependence on Key Personnel."

    The Company's future performance will depend on its ability to integrate the organizations and technologies acquired by the Company, which, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. In addition, existing or potential customers might be threatened by certain strategic relationships that acquired companies have with competitors of Healtheon's customers. As a result, there can be no assurance that the Company will be able to integrate any acquired businesses or technologies successfully or in a timely manner, to operate any acquired businesses on a profitable basis, or to achieve operating synergies necessary to make the acquisitions successful. There is significant competition for acquisition opportunities, which may intensify due to increasing consolidation in the healthcare industry. The Company competes for acquisition opportunities with other companies that have significantly greater financial and managerial resources than the Company. The Company's inability to identify appropriate acquisition opportunities, consummate acquisitions or integrate acquired applications, technologies, operations, personnel or businesses successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

    Healtheon intends to use its securities as consideration for future acquisitions, which may result in potentially dilutive issuances of securities. To date the Company has not used cash for acquisition consideration; to the extent the Company chooses to do so in the future, the Company may be required to obtain additional financing, and there can be no assurance that such financing will be available on favorable terms, if at all. In addition, Healtheon may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions and may incur additional compensation expenses which could have a material adverse effect on the Company's results of operations. See "-- Future Capital Needs; Uncertainty of Additional Financing."

    MANAGEMENT OF GROWTH. The Company has rapidly and significantly expanded its operations and anticipates that significant future expansion will be required. Such growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational, financial and other resources. As of June 30, 1998, the Company had grown to 379 employees, from 109 employees on December 31, 1997, primarily as a result of its acquisition of ActaMed in May 1998, which resulted in the addition of 196 employees. In addition, the Company has only recently hired its Chief Financial Officer, as well as other members of senior management. The Company expects that continued hiring of new personnel will be required to support its business. The Company is in the process of evaluating its accounting and management information systems and anticipates that it may implement new systems within the next 12 months. The Company could experience interruptions to its business in transitioning to new systems. There can be no assurance that the Company's systems, procedures or controls will continue to be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit the market for the Company's applications and services.

    UNCERTAIN ADOPTION OF INTERNET SOLUTIONS. Growth in the market for the Company's applications and services will depend upon the adoption of Internet solutions by healthcare participants. The adoption of Internet solutions for commerce and communications requires the acceptance of a new way of conducting business and exchanging information. The healthcare industry, in particular, relies on legacy systems, which may be unable to benefit from Healtheon's Internet-based platform. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including inadequate development of the necessary infrastructure, security concerns, lack of development of complementary products, such as high speed modems and high speed communication lines, implementation of competing technologies, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or governmental regulation. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. There can be no assurance that Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. If critical issues concerning the ability of Internet solutions to improve business processes are not resolved or if the necessary infrastructure is not developed, the Company's business, financial condition and results of operations will be materially adversely affected.

    The adoption of the Company's solution depends upon the acceptance of network computing, in which computers with relatively little software and storage capacity use Internet protocol networks to access software functions and databases which are contained on remote servers. Although the Company's applications and services can generally accommodate legacy and client-server systems, customers using these systems may be reluctant to adopt new systems when they have made extensive investment in hardware, software and training for older systems. Furthermore, although aspects of the network computing model exist today, large-scale implementation is untested. Problems with speed, access, server reliability, security and public acceptance of Internet protocol networks could materially adversely affect the adoption of Internet-based systems such as the Company's platform. For the Healtheon Platform to be as successful as the Company desires, healthcare participants must be willing to allow sensitive information to be stored in Healtheon's databases. Although Healtheon processes transactions for healthcare participants who maintain information on proprietary systems, the benefits of connectivity and sophisticated information management which the Company provides are limited under such circumstances. If any of the foregoing limits the acceptance or effectiveness of network computing, the Company's business, financial condition and results of operations could be materially and adversely affected.

    SECURITY, NETWORK AND CONFIDENTIALITY RISKS. Critical issues concerning the use of Internet solutions including security, reliability and confidentiality remain unresolved and may affect the growth and use of such technologies to solve business problems. If these issues are not addressed successfully, the Internet may not prove to be a viable means of conducting complex business transactions, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company currently processes substantially all its customer transactions and data at its facilities in Santa Clara, California and Atlanta, Georgia. While the Company has safeguards for emergencies, the Company has no mirror processing site to which processing could be transferred in the case of a catastrophic event at either of these facilities. Consequently, transactions supported in one facility cannot be supported in the Company's other facility should a catastrophic event occur. The occurrence of a major catastrophic event at either the Santa Clara or the Atlanta facility could lead to an interruption of data processing or loss of stored data and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the ability of the Company to process health-related transactions is dependent on the efficient operation of the Internet connections from customers to its systems. Such connections, in turn, are dependent upon efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past. Any such problems or outages could adversely affect customer satisfaction with the Company's applications and services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company retains confidential customer and patient information in its processing centers. Therefore, it is critical that the Company's facilities and infrastructure remain secure and that such facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, the Company's infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. Any material security breach could result in liability to the Company and damage to its reputation. There can be no assurance that the Company will be successful in maintaining the security of its operations or the data stored at its processing centers.

    RAPID TECHNOLOGICAL CHANGE; NEW APPLICATION AND SERVICES INTRODUCTIONS. The emerging market for healthcare information exchange and transaction processing is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that the Company continually improve the performance, features and reliability of its applications and services, particularly in response to competing offerings, and that it introduce new applications and services or enhancements to existing applications and services as quickly as possible and prior to its competitors. The success of new application and service introductions is dependent on several factors, including proper definition of new applications or services, timely completion and introduction of new applications and services, differentiation of new applications and services from those of the Company's competitors and market acceptance. There can be no assurance that the Company will be successful in developing and marketing new applications and services that respond to competitive and technological developments and changing customer needs. The failure of the Company to develop and introduce new applications and services successfully on a timely basis and to achieve market acceptance for such applications and services could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunication technologies or standards or other technological changes could render its applications and services obsolete or require substantial expenditures by the Company to adapt its applications and services. Moreover, there is a risk that a competitor's product might become the standard for healthcare information services. See "Business -- Healtheon's Services" and "-- Development and Engineering."

    UNPROVEN PLATFORM INFRASTRUCTURE AND SCALABILITY. To date, the type and volume of transactions processed over the Company's platform and the number of healthcare participants connected to it have been relatively limited. The Company must continue to expand and adapt its network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. The expansion, adaptation and maintenance of the Company's network infrastructure will require substantial financial, operational and management resources. Increased usage will place additional stress upon the Company's network hardware and traffic management systems. Due to the limited deployment of the Company's services to date, the ability of the Company's networks to connect and manage a substantially larger number of customers and transactions at high transmission speeds is as yet unknown, and the Company faces risks related to the networks' abilities to scale to expected customer levels while maintaining sufficient performance. Many of the Company's services agreements contain performance standards, and the failure by the Company to meet these standards could result in the termination of these agreements, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand or its customers' changing requirements on a timely basis and at a commercially reasonable cost, or at all. If the Company's platform architecture is unable to scale to support the variety and number of transactions and healthcare participants anticipated, the Company's business, financial condition and results of operations would be materially adversely affected.

    CUSTOMER CONCENTRATION. Four customers have historically accounted for the substantial majority of the Company's revenue. United HealthCare Corporation ("United HealthCare"), SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline Labs"), Brown & Toland Physician Services Organization ("Brown & Toland") and Beech Street Corporation ("Beech Street"), each of which accounted for over 10% and collectively accounted for over 90% of the Company's revenue for the six months ended June 30, 1998. In addition, United HealthCare and Brown & Toland, each accounted for over 10% and collectively accounted for over 60% of the Company's revenue for the year ended December 31, 1997. The Company expects that a small number of customers will continue to account for a substantial portion of the Company's revenue for the foreseeable future. The loss of one or more of the Company's significant customers, or the failure of the Company to generate anticipated revenue from these customers, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategic Relationships."

    COMPETITION. The market for healthcare information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of the Company's actual and potential competitors have announced or introduced Internet strategies. The Company's competitors can be divided into several groups: healthcare information software vendors, including HBO & Company and Shared Medical Systems Corporation; healthcare electronic data interchange companies, including ENVOY Corporation and National Data Corporation; and large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation and Electronic Data Systems Corporation. Each of these companies is expected to compete with the Company within certain segments of the healthcare information technology market. Furthermore, major software information systems companies and others, including those specializing in the healthcare industry that are not presently offering applications competitive with those offered by the Company, may enter the Company's markets. In some cases, large customers may have the ability to compete directly with the Company as well. The Company also competes with smaller regional competitors. Many of the Company's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than the Company. Many of the Company's competitors also currently have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their applications or services than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

    CHANGES IN THE HEALTHCARE INDUSTRY. The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could result in the need for unplanned enhancements of applications or services, in delays or cancellations of orders or in the revocation of endorsement of the Company's applications and services by healthcare participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in the Company's applications and services. The Company cannot predict what impact, if any, such proposals or healthcare reforms might have on the Company. In addition, many healthcare providers are consolidating to create integrated healthcare delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which might lead to price erosion for the Company's applications and services. The failure of the Company to maintain adequate price levels could have a material adverse effect on the Company's business, financial condition and results of operations. As the number of healthcare delivery enterprises decreases due to further industry consolidation, each new customer will become more significant and competition for such customer will become greater.

    GOVERNMENT REGULATION. Laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of any additional laws or regulations may impede the growth of the Internet or other on-line services, which could, in turn, decrease the demand for the Company's applications and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company's business, financial condition and results of operations. For example, under current Health Care Financing Administration guidelines, Medicare eligibility information cannot be transmitted over the Internet. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, financial condition and results of operations.

    The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using the Company's applications.

    Legislation currently being considered at the federal level could impact the manner in which the Company conducts its business. For example, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. The Company is designing its platform and applications to enable compliance with the proposed regulations; however, until such regulations become final, they could change, which could require the Company to expend additional resources to comply with the revised standards. In addition, the success of the Company's compliance efforts may be dependent on the success of healthcare participants in dealing with the standards.

    International regulations with respect to the Internet, privacy and transborder data flows are considerably more developed than such regulations in the United States. The Company intends to develop applications and services to be used on a worldwide basis and, consequently, will be required to comply with international regulations regarding the Internet and electronic commerce, as well as with U.S. regulations. The Company has not evaluated the effect that these regulations would have on its business, and there can be no assurance that such regulations will not have an adverse effect on the Company's ability to compete internationally.

    The United States Food and Drug Administration ("FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of diseases or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The Company does not believe that any of its current applications or services are subject to FDA jurisdiction or regulation; however, the Company plans to expand its application and service offerings into areas that may subject it to FDA regulation. The Company has no experience in complying with FDA regulations. Healtheon's compliance with FDA regulations could prove to be time consuming, burdensome and expensive, which could have a material adverse effect on the Company's ability to introduce new applications or services in a timely manner.

    VARIABILITY IN QUARTERLY OPERATING RESULTS. The Company's quarterly revenue and operating results have varied in the past and are likely to vary substantially in the future. Quarterly revenue and operating results may fluctuate as a result of a number of factors, including: changes in relationships with the Company's present or prospective strategic partners; the timing and significance of any future acquisitions by the Company; the timing and significance of the entry by the Company into new healthcare markets; the timing and significance of new customer acquisitions; changes in the Company's application and service offerings; software defects, delays in application development and other quality factors; demand for the Company's applications and services; the ability of the Company to meet project milestones or otherwise meet customer expectations; the mix of consulting and transaction fee revenue recorded by the Company; variability in demand for Internet-based healthcare solutions; changes within the healthcare industry; and seasonality of demand.

    The Company intends to increase its marketing, sales, research and development, and administrative activities and to increase other operating expenses as required to integrate the operations, technologies and networks of recent and any future acquisitions and to expand its platform infrastructure and operations. The Company anticipates that these expenses could significantly precede any revenue generated by such increased spending. If the Company does not experience significantly increased revenue from these efforts, the Company's business, financial condition and results of operations could be materially and adversely affected. In addition, the Company's expense levels are based in part upon its expectations concerning future revenue and are relatively fixed in the short-term. Consequently, if the Company's revenue are below expectations in any period, the Company may not be able to adjust its spending levels in a timely manner, which could have an immediate and material adverse effect on the Company's business, financial condition and results of operations. For these and other reasons, in some future quarters, the Company's results of operations may fall below the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock.

    RISK OF PRODUCT-RELATED CLAIMS. Applications and services as complex as those offered or developed by the Company frequently contain defects or failures. There can be no assurance that, despite testing by the Company and potential customers, defects or errors will not occur in existing or new applications or that the Company's platform will not experience problems in security, availability, scalability or other critical features, any of which could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to the Company's reputation, or increased insurance costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, many of the Company's services agreements contain performance standards, and the failure by the Company to meet these standards could result in the early termination of these agreements, which could have a material adverse effect on the Company's business, financial condition and results of operation.

    Many of the Company's strategic relationships and services agreements involve the development, implementation and maintenance of Internet or electronic data interchange-based applications and services that are critical to the operations of its clients' businesses. In many cases, these services are provided within a complex environment of legacy or client-server systems or rely on third party applications. The Company's failure or inability to meet a client's expectations in the performance of its services (particularly with regard to proprietary information and patient records) could injure the Company's reputation or result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. In addition, if healthcare industry participants receive incorrect information or fail to receive required information in a timely manner, patient care may be adversely affected, which could lead to claims of liability against the Company. There can be no assurance that the Company's insurance would protect it from such risks. Any unauthorized disclosure or use of this confidential information could result in a claim for substantial damages.

    The Company attempts to limit contractually its damages arising from negligent acts, errors, mistakes or omissions in rendering its services; however there can be no assurance that any contractual protections will be enforceable or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company, with respect to which the Company is uninsured or that exceed available insurance coverage or result in changes to the Company's insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, could adversely affect the Company's business, financial condition and results of operations.

    DEPENDENCE ON PROPRIETARY TECHNOLOGY; POTENTIAL LITIGATION. The Company relies upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements and technical measures to protect its intellectual property. Substantial litigation regarding intellectual property rights exists in the Company's industry, and the Company expects that its applications may be increasingly subject to third-party infringement claims as the number of competitors in the Company's industry segment grows and the functionality of applications overlaps. There can be no assurance the Company will be able to prevent misappropriation of its intellectual property. Effective intellectual property protection may not be available in every country in which the Company intends to offer its services. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks and similar proprietary rights, or that the Company will be able to detect unauthorized use of its intellectual property and take appropriate steps to enforce its rights. There can be no assurance that other parties will not assert infringement claims against the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources by the Company. If it were determined that the Company infringed the intellectual property rights of third parties, the Company would be required to develop noninfringing technology, obtain a license to such intellectual property or cease selling the applications that contain the infringing intellectual property. There can be no assurance that the Company would be able to develop noninfringing technology or that it could obtain a license on commercially reasonable terms, or at all. Moreover, if it is determined that the Company infringed the intellectual property rights of others, it could be required to pay substantial damages, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    LENGTHY SALES AND IMPLEMENTATION CYCLES FOR CERTAIN APPLICATIONS AND SERVICES. A key element of the Company's strategy is to market its applications and services directly to large healthcare organizations. Based on its sales experience to date, the Company expects that the sale and implementation of its applications to these large healthcare organizations will be lengthy and involve a significant technical evaluation and commitment of capital and other resources by these organizations. Therefore, the Company expects that the sale and implementation of the Company's healthcare applications and services will be subject to the risk of delays associated with customers' internal budgets and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. For these and other reasons, the sales and implementation cycles associated with certain of the Company's applications and services are expected to be unpredictable and are subject to a number of significant risks that are beyond the Company's control.

    In addition, the Company will be required to expend substantial resources to integrate its applications with the existing architectures of these large healthcare organizations. The Company has very limited experience in integrating its applications with large legacy and client-server architectures, and there can be no assurance that it will not experience delays in integrating its applications with these large healthcare organizations. Any delays in the Company's implementation of its applications would delay its ability to generate revenue from such applications. Because of the anticipated lengthy implementation cycle and the potentially large size of such orders, if orders forecasted for a specific customer for a particular quarter are not realized or revenue is not otherwise recognized in that quarter, the Company's business, financial condition and results of operations could be materially adversely affected. See "-- Variability in Quarterly Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    YEAR 2000 COMPLIANCE. Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements. Although the Company believes that its internally developed applications and systems are designed to be Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Also, two systems acquired by ActaMed, specifically SBCL SCAN ("SCAN") and ProviderLink, which together accounted for approximately 47% of the Company's revenue during the six months ended June 30, 1998, will require modifications to become Year 2000 compliant. The Company plans to release Year 2000 upgrades to these systems in late 1998 or early 1999. In addition, the Company's SCAN product is installed on approximately 4,400 Company-owned workstations located in provider offices. Many of these workstations are not Year 2000 compliant and must be upgraded or replaced by the Company. However, the Company could experience delays and cost overruns in the development of these upgrades, such upgrades could contain defects and the Company could experience difficulties in getting the Company's installed base of physicians to implement these upgrades in a timely manner. If the Company experiences these or other difficulties in developing and deploying its Year 2000 upgrades, revenues from SCAN and ProviderLink could be significantly reduced, which could have a material adverse effect on the Company's business, financial condition and results of operations. Failure of such third-party or Healtheon equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations. In certain of its agreements, the Company warrants that its applications and services are Year 2000 compliant. Failure of the Company's applications and services to be Year 2000 compliant could result in the termination of these agreements or in liability for damages, the occurrence of either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    Furthermore, the success of the Company's efforts may depend on the success of other healthcare participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant, and the impact of widespread customer failure on the Company's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information which might expose the Company to significant potential liability. If client failures result in the failure of Healtheon systems, the Company's business, financial condition and results of operations would be materially adversely affected. Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds available to purchase and implement the Company's applications and services.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING. The Company currently anticipates that the net proceeds from this offering, together with its available cash resources and credit facilities, will be sufficient to meet its presently anticipated working capital, capital expenditure and business expansion requirements for at least the next 12 months. However, the Company may need to raise additional funds prior to such time to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. The Company's future liquidity and capital requirements will depend upon numerous factors, including the success of the Company's existing and new application and service offerings and competing technological and market developments. The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, or at all.

    NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF COMMON STOCK PRICE. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price, which will be established by negotiation between the Company and the U.S. Underwriters based upon a number of factors, may not be indicative of prices that will prevail in the public market. See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price. The stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations, announcements relating to strategic relationships of the Company, developments in the Company's relationships with its customers and conditions affecting the Internet or healthcare industries, in general, or other events or factors. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and the diversion of management's attention and resources, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    DEPENDENCE ON KEY PERSONNEL. The Company's future success will be highly dependent on the performance of its senior management team and other key employees. The Company's success will also depend on its ability to attract, integrate, motivate and retain additional highly skilled technical personnel, particularly trained and experienced professionals capable of developing, selling and installing complex healthcare information systems. There is intense competition for personnel at all levels, including senior management and technical professionals. The Company's management believes that its executive management, including Michael Long, CEO, and Pavan Nigam, Vice President, Engineering, is critical to the success of Healtheon. The Company does not maintain key person life insurance for any of its officers or key employees. The loss of the services of any member of the Company's senior management team or other key employees or the failure of the Company to attract, integrate, motivate and retain additional key employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

    CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws could have the effect of delaying, deferring or preventing a change of control of the Company. These provisions provide, among other things, that the Board of Directors is divided into three classes to serve staggered three-year terms, that stockholders may not take actions by written consent and that the ability of stockholders to present proposals or director nominations at stockholder meetings is restricted. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

    Furthermore, the Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has also entered into separate indemnification agreements with its directors and executive officers. Such indemnification provisions and agreements may be broad enough to cover losses that such officers and directors may incur in connection with investigations and legal proceedings resulting from services performed in connection with takeover defense measures, and may have the effect of preventing changes in the management of the Company. See "Description of Capital Stock."

    In addition, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Company's Common

Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements executed by the security holders of the Company under which such security holders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated may, however, in its sole discretion and at any time without notice, release all or any portion of the shares subject to
lock-up agreements. In addition to the         shares of Common Stock offered
hereby (assuming no exercise of the U.S. Underwriters' over-allotment option),
there will be         shares of Common Stock outstanding as of the date of this
Prospectus. On the date of this Prospectus, 667,404 shares other than the shares offered hereby will be eligible for immediate sale. Upon the expiration of lock-up agreements, an additional 48,604,105 shares will become
eligible for sale in the public market on         , subject in the case of all
but 11,010,300 shares to the volume limitations and other conditions of Rule 144 adopted under the Securities Act ("Rule 144"). In addition, the Company intends to file a registration statement on Form S-8 with the Securities and Exchange Commission shortly after this offering covering the 43,159,170 shares of Common Stock reserved for issuance under the Company's Stock Plan. The holders of
approximately         shares of Common Stock are also entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock.

    CONTROL BY OFFICERS, DIRECTORS AND AFFILIATED ENTITIES. Upon the completion of this offering, the present executive officers and directors of the Company
and their affiliates will, in the aggregate, own approximately   % of the
Company's outstanding Common Stock ( % if the U.S. Underwriters' over-allotment option is exercised in full). As a result, such persons, acting together, will be able to significantly influence the management and affairs of the Company and will have the ability to control all matters requiring stockholder approval, including the election and removal of directors and the approval of significant corporate transactions, such as a merger or consolidation of the Company or a sale of significantly all of the Company's assets. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, and may adversely affect the market price of the Company's Common Stock and the voting and other rights of the Company's other stockholders. See "Principal Stockholders."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the          shares of
Common Stock offered by the Company hereby are estimated to be approximately $
million (approximately $   million if the U.S. Underwriters' over-allotment
option is exercised in full), at an assumed initial public offering price of $
    per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The principal purposes of this offering are to obtain additional capital, to create a public market for the Company's Common Stock, to enhance the ability of the Company to acquire other businesses, products or technologies, and to facilitate future access by the Company to public equity markets.

    The Company currently expects to use approximately $3.5 million of the net proceeds of this offering to retire short-term debt and use the remainder of the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. The Company may also use a portion of the net proceeds of this offering to acquire or invest in complementary businesses or technologies, although the Company has no present plans, commitments or agreements with respect to any such acquisition or investment and is not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the Company intends to invest such funds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock or other securities and does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. The Company intends to retain any earnings for use in the operation of its business and to fund future growth. In addition, the terms of the Company's credit agreement prohibit the payment of cash dividends on its capital stock.

                                 CAPITALIZATION

    The following table sets forth the total capitalization of the Company as of June 30, 1998 (i) on an actual basis and (ii) on an as adjusted basis to reflect the receipt by the Company of the estimated net proceeds from the sale of the shares of Common Stock offered hereby (at an assumed initial public
offering price of $    per share and after deducting estimated underwriting
discounts and commissions and estimated offering expenses payable by the Company).

                                                                                                JUNE 30, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Capital lease obligations, net of current portion........................................  $    1,459   $   1,459
                                                                                           ----------  -----------
Stockholders' equity:
  Convertible Preferred Stock, $.0001 par value; no shares authorized, no shares issued or outstanding, actual; 5,000,000 shares authorized, no shares issued or outstanding,
    as adjusted..........................................................................          --          --
  Common Stock, $.0001 par value; 75,000,000 shares authorized, 51,704,947 shares issued
    and outstanding, actual; 150,000,000 shares authorized,        shares issued and
    outstanding, as adjusted(1)..........................................................           5
  Additional paid-in capital.............................................................     106,832
  Deferred stock compensation............................................................      (3,411)     (3,411)
  Accumulated deficit....................................................................     (72,999)    (72,999)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      30,427
                                                                                           ----------  -----------
      Total capitalization...............................................................  $   31,886   $
                                                                                           ----------  -----------
                                                                                           ----------  -----------

---------

(1) Excludes (i) 8,997,995 shares of Common Stock issuable upon the exercise of options outstanding on June 30, 1998, with a weighted average exercise price of $1.17 per share, (ii) 5,022,523 shares reserved for issuance under the 1996 Plan, (iii) 2,077,240 shares of Common Stock issuable upon the exercise of warrants then outstanding, with a weighted average exercise price of $2.81 per share, and (iv) 1,600,000 shares of Common Stock issuable to equity holders and employees in connection with the proposed acquisition of Metis LLC. In July 1998, the Company granted options to purchase 2,390,200 shares of Common Stock. See "Management -- Employee Benefit Plans," "Description of Capital Stock" and Notes 10, 11 and 14 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The net tangible book value of the Company as of June 30, 1998 was approximately $13.5 million, or $.26 per share. "Net tangible book value" per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock at that date. Dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made by the Company hereby and the net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the
sale of          shares of Common Stock offered by the Company hereby (at an
assumed initial public offering price of $    per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the estimated net proceeds therefrom, the Company's net tangible book value at June 30, 1998 would have
been $       , or $
per share. This represents an immediate increase in pro forma net tangible book
value to existing stockholders of $    per share and an immediate dilution to
new investors of $    per share. The following table illustrates the per share
dilution:

Assumed initial public offering price per share...................          $
  Net tangible book value per share as of June 30, 1998...........  $  .26
  Increase per share attributable to new investors................
                                                                    ------
Net tangible book value per share after this offering.............
                                                                            ------
Dilution per share to new public investors........................          $
                                                                            ------
                                                                            ------

    The following table sets forth, on a pro forma basis, as of June 30, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new investors (at an assumed initial public
offering price of $    per share and before deducting estimated underwriting
discounts and commissions and estimated offering expenses payable by the Company):

                                    SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                -------------------------  ---------------------------   PRICE PER
                                   NUMBER       PERCENT        AMOUNT        PERCENT       SHARE
                                ------------  -----------  --------------  -----------  -----------
Existing stockholders.........    51,704,947           %   $  101,722,000           %    $    1.97
New public investors..........
                                ------------      -----    --------------      -----
  Total.......................                    100.0%   $                   100.0%
                                ------------      -----    --------------      -----
                                ------------      -----    --------------      -----

    As of June 30, 1998, there were options outstanding to purchase a total of 8,997,995 shares of Common Stock, with a weighted average exercise price of $1.17 per share, and warrants to purchase a total of 2,077,240 shares of Common Stock, with a weighted average exercise price of $2.81 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new public investors. In July 1998, the Company granted options to purchase 2,390,200 shares of Common Stock. See "Capitalization," "Management -- Employee Benefit Plans," "Description of Capital Stock" and Notes 10, 11 and 14 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and Notes thereto, which are included elsewhere in this Prospectus. During the six months ended June 30, 1998, Healtheon acquired ActaMed in a transaction accounted for as a pooling of interests. All financial information has been restated to reflect the combined operations of the Company and ActaMed. The consolidated statements of operations data for the three year period ended December 31, 1997 and the consolidated balance sheet data at December 31, 1996 and 1997 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included elsewhere in this Prospectus. The consolidated statements of operations data for the two year period ended December 31, 1994 and the consolidated balance sheet data at December 31, 1993, 1994 and 1995 are derived from, and are qualified by reference to, audited Consolidated Financial Statements that are not included in this Prospectus. The statements of operations data for the six month periods ended June 30, 1997 and 1998 and the balance sheet data as of June 30, 1998 are derived from unaudited financial statements included elsewhere in this Prospectus and, in the opinion of the Company, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position and the results of operations for these periods. Historical operating results are not necessarily indicative of results in the future, and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

                                                                                                                       SIX
                                                                                                                     MONTHS
                                                                                                                      ENDED
                                                                           YEARS ENDED DECEMBER 31,                 JUNE 30,
                                                             -----------------------------------------------------  ---------
                                                               1993       1994       1995       1996       1997       1997
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
Revenue....................................................  $      --  $     190  $   2,175  $  11,013  $  13,390  $   4,286
Cost of revenue............................................         --        507      1,916      5,423      8,808      2,857
Development and engineering expense........................      1,002      1,863      2,446      8,596     12,986      6,409
Sales, general and administrative expense..................        769        938      1,749      9,042     11,031      4,723
Amortization of intangible assets..........................         --         --         --      3,189      4,249      2,124
Write-off of acquired in-process research and development
  costs....................................................         --         --         --      5,215         --         --
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations.......................................     (1,771)    (3,118)    (3,936)   (20,452)   (23,684)   (11,827)
Interest income............................................          5        172        208        539        611        254
Interest expense...........................................       (117)       (57)        (6)       (56)      (323)      (128)
Dividends on ActaMed's convertible redeemable preferred
  stock....................................................         --       (423)      (724)    (2,548)    (2,870)    (1,606)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Net loss...................................................  $  (1,883) $  (3,425) $  (4,458) $ (22,517) $ (26,266) $ (13,307)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per common share................                                   $   (3.42) $   (3.64) $   (1.85)
Weighted-average shares outstanding used in computing basic
  and diluted net loss per common share(2).................                                       6,583      7,223      7,193
Pro forma basic and diluted net loss per common share
  (unaudited)..............................................                                              $    (.59)
Shares used in computing pro forma basic and diluted net
  loss per common share (unaudited)(2).....................                                                 44,715


                                                                1998
                                                             -----------

CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
Revenue....................................................   $  20,653
Cost of revenue............................................      17,217
Development and engineering expense........................       8,332
Sales, general and administrative expense..................      12,123
Amortization of intangible assets..........................       3,924
Write-off of acquired in-process research and development
  costs....................................................          --
                                                             -----------
Loss from operations.......................................     (20,943)
Interest income............................................         637
Interest expense...........................................        (251)
Dividends on ActaMed's convertible redeemable preferred
  stock....................................................        (890)
                                                             -----------
Net loss...................................................   $ (21,447)
                                                             -----------
                                                             -----------
Basic and diluted net loss per common share................   $   (1.22)
Weighted-average shares outstanding used in computing basic
  and diluted net loss per common share(2).................      17,632
Pro forma basic and diluted net loss per common share
  (unaudited)..............................................   $    (.46)
Shares used in computing pro forma basic and diluted net
  loss per common share (unaudited)(2).....................      46,631

                                                                                 DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1993       1994       1995       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA(1):
Cash, cash equivalents and short-term investments..........  $      74  $   4,186  $   9,386  $   7,539  $  21,804
Working capital (deficit)..................................     (1,737)     4,226      7,244      2,505     14,790
Total assets...............................................        899      5,379     10,801     30,496     51,575
Long-term obligations, net of current portion..............        159         63         --      1,210        932
Convertible redeemable preferred stock.....................         --      7,919     16,029     39,578     50,948
Stockholders' equity (net capital deficiency)..............     (1,335)    (2,838)    (7,697)   (18,464)   (12,102)


                                                              JUNE 30,
                                                                1998
                                                             -----------

CONSOLIDATED BALANCE SHEET DATA(1):
Cash, cash equivalents and short-term investments..........   $  12,801
Working capital (deficit)..................................       2,560
Total assets...............................................      48,122
Long-term obligations, net of current portion..............       1,459
Convertible redeemable preferred stock.....................          --
Stockholders' equity (net capital deficiency)..............      30,427

------------

(1) The consolidated financial data reflects the business combination of Healtheon and ActaMed, which was accounted for as a pooling of interests. All statements of operations prior to the acquisition on May 19, 1998 have been restated to reflect the combined results of Healtheon and ActaMed from inception. The consolidated statements of operations and balance sheet data as of and for the years ended December 31, 1993, 1994 and 1995 are derived solely from the ActaMed statements of operations and balance sheets for such period because Healtheon did not commence operations until January 1996. See Notes 1 and 2 of Notes to Consolidated Financial Statements for a discussion of the accounting for the acquisition of ActaMed.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the weighted average shares used in computing basic and diluted net loss per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon's VHN Solution enables the secure exchange of information among a wide array of disparate healthcare information systems and provides a framework for a broad range of healthcare transactions.

    Healtheon was incorporated in December 1995, commenced operations in January 1996 and had not recognized substantial revenue and until late 1997 was considered to be in the development stage. In May 1998, the Company acquired ActaMed, which was incorporated in 1992. The acquisition of ActaMed was accounted for as a pooling of interests. The financial information presented reflects the combined financial position and operations of Healtheon and ActaMed for all dates and periods presented. The Company's limited revenue to date has been derived primarily from proprietary non-Internet network services offered by ActaMed and from management and operation of customers' information technology ("IT") infrastructure. In March 1996, ActaMed acquired EDI Services Inc. ("EDI"), a wholly owned subsidiary of United HealthCare, in a transaction accounted for as a purchase. Accordingly, the operations of EDI are included in the Company's consolidated statements of operations beginning March 1996. In June 1998, the Company signed a definitive agreement to acquire Metis LLC, a leading consulting, design and development firm focused on Internet and intranet-based solutions for medical centers and integrated delivery networks.

    The Company earns revenue from providing access to its network-based services (including fixed fee and transaction-based services), performing development and consulting services and licensing software. Customers may purchase some or all of the Company's applications and services and the customer relationship may evolve from utilizing consulting and development services to utilizing transaction and subscription-based services. The Company earns network-based services revenue from fixed fee subscription arrangements, which is recognized ratably over the term of the applicable agreement, or revenue from arrangements that are priced on a per-transaction or per-user basis, which is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as such services are performed, depending on the terms of the contract. Revenue from consulting services is recognized as such services are performed. Cash received in excess of revenue recognized relating to such services has been recorded as deferred revenue. As of June 30, 1998, the Company had deferred revenue of approximately $3.5 million. The Company recognizes license revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2. The Company does not expect that it will earn a material amount of revenue from licensing in the foreseeable future.

    The Company has developed strategic relationships with healthcare industry leaders, including United HealthCare, SmithKline Labs, Brown & Toland and Beech Street. These four companies each of which accounted for over ten percent, and together accounted for over 90% of the Company's revenue for the six months ended June 30, 1998. The Company expects that a small number of customers will continue to account for a substantial portion of the Company's revenue for the foreseeable future. The loss of one or more of the Company's significant customers, or a decline in volume of business generated by such customers, could have a material adverse effect on the Company's business, financial condition and results of operations.

    Cost of revenue consists of costs related to services the Company provides to customers and costs associated with the operation and maintenance of Healtheon's networks. These costs include salaries and related expenses for consulting and development personnel, network operations personnel, customer support personnel, telecommunication costs, depreciation and maintenance of network equipment, a portion of facilities expenses and leased personnel and facilities costs. Given the Company's limited operating history, changes in revenue mix, limited history of Internet-based network services, recent investments in personnel, amortization of infrastructure investments, and evolving business model, the Company believes that analysis of historical cost of revenue as a percentage of revenue is not meaningful. The Company anticipates that its cost of revenue will increase in absolute dollars in the future.

    Development and engineering expense (which excludes development expenses that are included in cost of revenue) consists primarily of salaries and related expenses associated with the development of applications and services and includes compensation paid to engineering personnel, fees to outside contractors and consultants, a portion of facilities expenses, and the depreciation and amortization of capital equipment used in the development process. The Company believes its success is partially dependent upon its ability to introduce new applications in several healthcare markets in a relatively short period of time. Accordingly, the Company intends to continue recruiting and hiring experienced engineering personnel and to continue making other investments in development and engineering. The Company expects that development and engineering expenses will continue to increase in absolute dollars. Currently, all development and engineering expenses are expensed as incurred.

    Sales, general and administrative expense consists primarily of salaries and related expenses for sales, account management, marketing, administrative, finance, legal, human resources and executive personnel, commissions, costs and expenses for marketing programs and trade shows, fees for professional services, and costs of accounting and internal control systems to support the operations of the Company. The Company anticipates that sales, general and administrative expense will continue to increase in absolute dollars as it adds sales, marketing and administrative personnel, increases its marketing and promotional activities, and incurs costs related to being a public company, such as directors' and officers' liability insurance premiums and professional fees.

    The Company's business model is still in an emerging stage, and revenue and income potential from the Company's business is unproven. Moreover, the Company's limited operating history under its current business model makes an evaluation of the Company and its prospects difficult; investors should not use the Company's past results as a basis to predict future performance. The Company has incurred net losses since inception and, as of June 30, 1998, had an accumulated deficit of $73.0 million. The Company intends to continue investing heavily in acquisitions, infrastructure development, application development and sales and marketing. As a result, the Company expects to incur substantial operating losses at least through 1999. There can be no assurance that the Company will achieve significant revenue or profitability or, if significant revenue or profitability are achieved, that they can be sustained. See "Risk Factors -- Limited Operating History; Accumulated Deficit and Unproven Business Model."

RESULTS OF OPERATIONS

    The following table sets forth certain data expressed as a percentage of revenue for the periods indicated.

                                                                  SIX MONTHS
                                                                     ENDED
                                     YEAR ENDED DECEMBER 31,       JUNE 30,
                                     ------------------------   ---------------
                                      1995     1996     1997     1997     1998
                                     ------   ------   ------   ------   ------
Revenue............................   100.0%   100.0%   100.0%   100.0%   100.0%
Operating costs and expenses:
  Cost of revenue..................    88.1     49.2     65.8     66.6     83.4
  Development and engineering......   112.5     78.0     97.0    149.5     40.3
  Sales, general and
    administrative.................    80.4     82.1     82.4    110.2     58.7
  Amortization of intangible
    assets.........................    --       29.0     31.7     49.6     19.0
  Write-off of acquired in-process
    research and development
    costs..........................    --       47.4     --       --       --
                                     ------   ------   ------   ------   ------
Total operating costs and
  expenses.........................   281.0    285.7    276.9    375.9    201.4
                                     ------   ------   ------   ------   ------
Loss from operations...............  (181.0)  (185.7)  (176.9)  (275.9)  (101.4)
Interest income....................     9.6      4.9      4.6      5.9      3.1
Interest expense...................    (0.3)    (0.5)    (2.4)    (3.0)    (1.2)
Dividends on ActaMed's convertible
  redeemable preferred stock.......   (33.3)   (23.1)   (21.4)   (37.5)    (4.3)
                                     ------   ------   ------   ------   ------
Net loss...........................  (205.0)% (204.4)% (196.1)% (310.5)% (103.8)%
                                     ------   ------   ------   ------   ------
                                     ------   ------   ------   ------   ------

    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

    REVENUE. Revenue increased to $20.7 million in the first six months of 1998 from $4.3 million in the same period in 1997. The significant increase in revenue was due principally to new contracts with Brown & Toland and Beech Street for the management and operation of their IT infrastructure beginning in late 1997 and a new contract with SmithKline Labs in December 1997 to service its SCAN laboratory test order and results service. To provide these services, the Company utilizes its own personnel, certain outside contractors and certain personnel and facilities of the customers that are leased to the Company. The cost of these leased customer employees and facilities are included as part of the total costs of the IT and development services billed to the customers by the Company.

    For the six months ended June 30, 1998, the Company recognized revenue for IT services of $7.3 million, which included costs of leased personnel and facilities of $6.1 million. In addition, the Company recognized revenue of approximately $2.5 million for development services in the same period.

    COST OF REVENUE. Cost of revenue increased to $17.2 million in the first six months of 1998 from $2.9 million in the same period in 1997. The increase in cost of revenue resulted from increased personnel and network operations costs necessary to support increased transactions, primarily from the Company's SCAN services. Cost of revenue also increased due to services provided to Beech Street and Brown & Toland.

    DEVELOPMENT AND ENGINEERING. Development and engineering expense (which excludes development expenses that are included in cost of revenue) increased to $8.3 million in the first six months of 1998 from $6.4 million in the same period in 1997. The increase in development and engineering expenses was caused by a significant increase in the number of engineers engaged in the development of the Company's applications and services.

    SALES, GENERAL AND ADMINISTRATIVE. Sales, general and administrative expense increased to $12.1 million in the first six months of 1998 from $4.7 million in the same period in 1997. The increase resulted primarily from the addition of sales personnel and executive management, and from the amortization of deferred compensation. The Company recorded deferred compensation of $2.4 million during the six months ended June 30, 1998, and recorded $1.1 million of amortization of deferred compensation in this period. In July 1998, the Company recorded deferred compensation of approximately $6.0 million. Deferred compensation represents the difference between the purchase or exercise price of certain restricted stock and stock option grants and the deemed fair value of the Company's Common Stock at the time of such grants. The remaining deferred compensation will be amortized over the vesting period, generally four years, of the respective option or restricted stock grants. Amortization is estimated to total $3.1 million for the last six months of 1998, $4.0 million for 1999, $1.7 million for 2000, and $.6 million for 2001.

    AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets was $3.9 million in the six months ended June 30, 1998 and $2.1 million in the six months ended June 30, 1997. This amortization relates to the acquisition of EDI in March 1996 and certain intangible assets related to SCAN in December 1997. At June 30, 1998, a total of $16.9 million remained to be amortized, and the amortization charges are estimated to be for the six months ending December 31, 1998 and for the years ending 1999 and 2000, $5.2 million, $6.5 million and $5.2 million, respectively, assuming no impairment of the remaining unamortized intangible asset balances. The Company anticipates that it will incur additional amortization of intangible assets in connection with its planned acquisition of Metis LLC.

    INTEREST INCOME AND EXPENSE. Interest income has been derived primarily from cash investments which increased in the first half of 1998 compared to the first half of 1997. This increase was from the Company's $25.0 million Preferred Stock offering in October 1997. Interest expense results from the Company's borrowings and from capitalized lease obligations for equipment purchases.

    DIVIDENDS ON ACTAMED'S CONVERTIBLE REDEEMABLE PREFERRED STOCK. As dividends on ActaMed's convertible redeemable preferred stock were cumulative whether declared or not, the Company accrued such dividends on a quarterly basis. Dividends of $1.6 million and $890,000 respectively, are shown as a charge against income in the consolidated statement of operations for the six months ended June 30, 1997 and 1998, respectively. None of the dividends were paid, and, in conjunction with approving the acquisition of ActaMed by the Company, the Preferred Stockholders waived their right to the dividends and agreed to receive Healtheon Common Stock in exchange for their Preferred Stock.

    INCOME TAXES. At June 30, 1998, the Company had net operating loss carryforwards for federal income tax purposes of $50.0 million and federal tax credits of $1.0 million, both expiring from 2009 through 2013. Of these net operating losses, $20.0 million relates to a consolidated subsidiary. This loss carryforward is available only to affect future taxable income of that subsidiary. Because of the "change of ownership" provisions of the Internal Revenue Code, a portion of the Company's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. A portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.

    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

    REVENUE. Revenue increased to $13.4 million in 1997 from $11.0 million in 1996 and from $2.2 million in 1995. The significant increase in service revenue was due principally to revenue attributable to ProviderLink, which was acquired from United HealthCare in March 1996, and the contract with Brown & Toland in October 1997. This increase was partially offset by a decrease in software license revenue to $1.8 million in 1997 from $5.0 million in 1996, primarily due to a decline in license fees from IBM.

    For the year ended December 31, 1997, the Company recognized revenue for IT services of $2.1 million, which included costs of leased personnel and facilities of $1.9 million.

    COST OF REVENUE. Cost of revenue was $8.8 million in 1997 compared to $5.4 million in 1996 and $1.9 million in 1995. The increase resulted from the significant growth in personnel and network operations costs necessary to meet increased demand for the Company's services.

    DEVELOPMENT AND ENGINEERING. Development and engineering expense (which excludes development expenses that are included in cost of revenue) was $13.0 million in 1997 compared to $8.6 million in 1996 and $2.4 million in 1995. The increase in development and engineering expense was caused by a significant increase in the number of engineers engaged in the development of the Company's applications and services.

    SALES, GENERAL AND ADMINISTRATIVE. Sales, general and administrative expense was $11.0 million in 1997, compared to $9.0 million in 1996 and approximately $1.7 million in 1995. The increase resulted primarily from the addition of sales personnel and executive management and from the amortization of deferred compensation. The Company recorded deferred compensation of $2.7 million during 1997 and recorded $.6 million of amortization of deferred compensation in 1997.

    AMORTIZATION OF INTANGIBLE ASSETS. Amortization of acquisition-related costs including intangible assets was $4.2 million in 1997 and $3.2 million in 1996. This amortization relates to the acquisition of EDI in March 1996.

    WRITE-OFF OF ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT COSTS. The write-off of acquired in-process research and development costs of $5.2 million in 1996 relates to the acquisition of EDI in March 1996. Consistent with the Company's tests for internally developed software, the Company determined the amounts to be allocated to developed software and in-process research and development based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. At the date of the acquisition of EDI Services, Inc., the Company concluded that the in-process research and development had no alternative future use after taking into consideration the potential for usage of the software in different products, resale of the software and internal usage.

    INTEREST INCOME AND EXPENSE. Interest income was derived from cash investments following the Company's issuance of Preferred Stock and imputed interest on payments due from IBM beginning in early 1997. Interest expense increased in 1997 as a result of bridge financing and bank borrowings of the Company and from capitalized lease obligations for equipment purchases.

QUARTERLY FINANCIAL RESULTS

    The following table presents the Company's operating results for each of the six quarters in the period ended June 30, 1998, as well as such data expressed as a percentage of the Company's revenue for the periods indicated. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results. This data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. These operating results are not indicative of the results of any future period.

                                                                         THREE MONTHS ENDED
                                                  -----------------------------------------------------------------
                                                  MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,    JUNE 30,
                                                    1997       1997       1997       1997       1998        1998
                                                  ---------  ---------  ---------  ---------  ---------  ----------
                                                                           (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

Revenue.........................................  $   1,922  $   2,364  $   2,714  $   6,390  $   9,754  $   10,899
Operating costs and expenses:
  Cost of revenue...............................      1,411      1,447      1,567      4,383      7,513       9,704
  Development and engineering...................      3,247      3,162      3,272      3,305      3,919       4,413
  Sales, general and administrative.............      2,501      2,221      2,754      3,555      4,966       7,157
  Amortization of intangible assets.............      1,062      1,062      1,063      1,062      1,949       1,975
                                                  ---------  ---------  ---------  ---------  ---------  ----------
    Total operating expenses....................      8,221      7,892      8,656     12,305     18,347      23,249
                                                  ---------  ---------  ---------  ---------  ---------  ----------
Loss from operations............................     (6,299)    (5,528)    (5,942)    (5,915)    (8,593)    (12,350)
                                                  ---------  ---------  ---------  ---------  ---------  ----------
Interest income.................................        146        108        105        252        358         279
Interest expense................................        (50)       (77)       (49)      (147)      (116)       (135)
Dividends on ActaMed's convertible redeemable
  preferred stock...............................       (783)      (823)      (776)      (488)      (890)         --
                                                  ---------  ---------  ---------  ---------  ---------  ----------
Net loss........................................  $  (6,986) $  (6,320) $  (6,662) $  (6,298) $  (9,241) $  (12,206)
                                                  ---------  ---------  ---------  ---------  ---------  ----------
                                                  ---------  ---------  ---------  ---------  ---------  ----------
AS A PERCENTAGE OF REVENUE:

Revenue.........................................      100.0%     100.0%     100.0%     100.0%     100.0%      100.0%
Operating costs and expenses:
  Cost of revenue...............................       73.4       61.2       57.7       68.6       77.0        89.0
  Development and engineering...................      168.9      133.7      120.6       51.7       40.2        40.5
  Sales, general and administrative.............      130.1       94.0      101.5       55.6       50.9        65.7
  Amortization of intangible assets.............       55.3       44.9       39.2       16.6       20.0        18.1
                                                  ---------  ---------  ---------  ---------  ---------  ----------
    Total operating expenses....................      427.7      333.8      319.0      192.5      188.1       213.3
                                                  ---------  ---------  ---------  ---------  ---------  ----------
Loss from operations............................     (327.7)    (233.8)    (219.0)     (92.5)     (88.1)     (113.3)
                                                  ---------  ---------  ---------  ---------  ---------  ----------
Interest income.................................        7.6        4.6        3.9        3.9        3.7         2.6
Interest expense................................       (2.6)      (3.3)      (1.8)      (2.3)      (1.2)       (1.2)
Dividends on ActaMed's convertible redeemable
  preferred stock...............................      (40.7)     (34.8)     (28.6)      (7.6)      (9.1)         --
                                                  ---------  ---------  ---------  ---------  ---------  ----------
Net loss........................................     (363.4)%    (267.4)%    (245.5)%     (98.5)%     (94.7)%     (111.9)%
                                                  ---------  ---------  ---------  ---------  ---------  ----------
                                                  ---------  ---------  ---------  ---------  ---------  ----------

    Revenue has grown each quarter as demand for the Company's services has increased. Cost of revenue increased in the quarter ended December 31, 1997 due primarily to expenses related to the Brown & Toland contract, and in the two quarters ended March 31, 1998 and June 30, 1998 primarily due to expenses related to the Beech Street and SmithKline Labs contracts. In addition, in the quarter ended June 30, 1998, cost of revenue increased due in part to an increase in amortization of internally developed software. Development and engineering expense increased in the two quarters ended March 31 and June 30, 1998 due to a significant increase in personnel engaged in the development of the Company's applications and services. Sales, general and administrative expenses increased in each of the quarters ended September 30, 1997 through June 30, 1998 due to increases in sales and executive personnel and due to amortization of deferred compensation. In addition, the Company recorded substantial professional fees related to the acquisition of ActaMed in the quarter ended June 30, 1998.

    The Company's quarterly revenue and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. The Company intends to increase its marketing, sales, development and engineering, and administrative activities and to increase other operating expenses as required to integrate the operations, technologies and networks of recent and any future acquisitions and expand its healthcare network infrastructure and operations. It is anticipated that these expenses could significantly precede any revenue generated by such increased spending. If the Company does not experience significantly increased revenue from these efforts, the Company's business, financial condition and results of operations could be materially and adversely affected. In addition, the Company's expense levels are based in part on its expectations concerning future revenue and are relatively fixed in the short-term. Consequently, if the Company's revenues are below expectations in any period, the Company may not be able to adjust its spending levels in a timely manner.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations since inception primarily through the private placement of equity securities, through which it has raised net proceeds of $59.6 million through June 30, 1998. The Company has also financed its operations through equipment lease financing and bank borrowings. As of June 30, 1998, the Company had outstanding equipment lease financing and bank borrowings of $6.5 million. As of June 30, 1998, the Company had approximately $12.8 million of cash, cash equivalents and short-term investments.

    Cash used in operating activities was $1.3 million in 1995, $9.9 million in 1996 and $16.4 million in 1997. The cash used during these periods was primarily attributable to net losses of $4.5 million, $22.5 million and $26.3 million in 1995, 1996, 1997, respectively, offset in part by depreciation and amortization, write off of acquired process research and development, net of acquisition costs and dividend on ActaMed's Convertible Redeemable Preferred Stock. These losses were principally related to increased development and engineering expenses and sales, general and administrative expenses. Cash used in operations for the six months ended June 30, 1998 was $9.1 million, reflecting a net loss partially offset by depreciation and amortization expenses.

    Investments in property and equipment and internally developed software were $.5 million, $3.0 million, $3.1 million and $2.7 million for the years ended 1995, 1996 and 1997, and the six months ended June 30, 1998, respectively.

    Cash provided by financing activities was $7.0 million, $11.1 million and $34.6 million for the years ended December 31, 1995, 1996 and 1997, respectively, resulting primarily from net proceeds from the sale of Preferred Stock, and to a lesser extent from a bank line and bridge note financing in 1997. In addition, cash provided by financing activities for the six months ended June 30, 1998 was $2.8 million, primarily from the net proceeds from the sale of Preferred and Common Stock, partially offset by payments on capital lease obligations.

    As of June 30, 1998, the Company did not have any material commitments for capital expenditures. The Company's principal commitments on December 31, 1997 consisted of obligations under operating leases and capital leases of $14.4 million and $2.2 million, respectively. See Note 6 of Notes to Consolidated Financial Statements.

    The Company currently anticipates that the net proceeds from this offering, together with its available cash resources and credit facilities, will be sufficient to meet its presently anticipated working capital, capital expenditure and business expansion requirements for at least the next 12 months. However, the Company may need to raise additional funds prior to such time to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. The Company's future liquidity and capital requirements will depend upon numerous factors, including the success of the Company's existing and new application and service offerings and competing technological and market developments. The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, or at all.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements. Although the Company believes that its internally developed applications and systems are designed to be Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Also, two systems acquired by ActaMed, specifically SCAN and ProviderLink, which together accounted for approximately 47% of the Company's revenue during the six months ended June 30, 1998, will require modifications to become Year 2000 compliant. The Company plans to release Year 2000 upgrades to these systems in late 1998 or early 1999. In addition, the Company's SCAN product is installed on approximately 4,400 Company-owned workstations located in provider offices. Many of these workstations are not Year 2000 compliant and must be upgraded or replaced by the Company. However, the Company could experience delays and cost overruns in the development of these upgrades, such upgrades could contain defects and the Company could experience difficulties in getting the Company's installed base of physicians to implement these upgrades in a timely manner. If the Company experiences these or other difficulties in developing and deploying its Year 2000 upgrades, revenues from SCAN and ProviderLink could be significantly reduced, which could have a material adverse effect on the Company's business, financial condition and results of operations. Failure of such third-party or Healtheon equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations. In certain of its agreements, the Company warrants that its applications and services are Year 2000 compliant. Failure of the Company's applications and services to be Year 2000 compliant could result in the termination of these agreements or in liability for damages, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not believe that its expenditures to upgrade its internal systems and applications will have a material adverse effect on its business, financial condition and results of operations.

    Furthermore, the success of the Company's efforts may depend on the success of other healthcare participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant, and the impact of widespread customer failure on the Company's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information which might expose the Company to significant potential liability. If client failures result in the failure of Healtheon systems, the Company's business, financial condition and results of operations would be materially adversely affected. Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds available to purchase and implement the Company's applications and services.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt SFAS No. 131 for the year ending December 31, 1998. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of SFAS No. 131 is expected to have no material impact on the Company's financial position, results of operations or cash flows.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on the Company's financial position, results of operations or cash flows.

                                    BUSINESS

INDUSTRY BACKGROUND

    GROWTH OF INTERNET COMMERCE AND FUNCTIONALITY

    The Internet's open architecture, universal accessibility and growing acceptance make it an increasingly important environment for business-to-business and business-to-consumer interaction. Use of the Internet is rapidly expanding from simple information publishing, messaging, and data gathering to critical business transactions and confidential communications. For many industries, the Internet is connecting previously disconnected business processes and allowing companies to automate workflows, lower distribution costs and extend their market reach. The Company believes the healthcare industry, because of its size, fragmentation and extreme dependence on information exchange, is particularly well suited to benefit from greater use of the Internet.

    NEED FOR REDUCED HEALTHCARE COSTS AND IMPROVED QUALITY OF CARE

    According to the Health Insurance Association of America, healthcare is the largest single sector of the U.S. economy, consuming approximately $1 trillion annually, or 14% of the country's gross domestic product. The healthcare industry consists of a complex mix of participants, which includes physicians, medical practice groups, hospitals and other organizations that deliver medical care, referred to as "providers;" the government agencies, insurance companies, managed care organizations and other enterprises that pay the bills for healthcare, referred to as "payors;" clinical laboratories, pharmaceutical companies, and other groups that provide tests, drugs, x-rays and other services, referred to as "suppliers;" and, finally, individual patients that receive medical care, and the government agencies, employers and other organizations that represent groups of individuals, all referred to as "consumers."

    All healthcare participants rely heavily upon information to perform their role in the industry. Individuals compare medical plans, choose physicians and submit claims for reimbursement. Employers select health plans, determine benefit levels, enroll employees and maintain employee eligibility data. Providers verify patient eligibility, collect patient histories, order diagnostic tests and x-rays, receive and interpret test results, render diagnoses, make referrals and submit claims to payors. Payors manage referrals, establish medical care protocols and reimbursement policies and process claims. Suppliers analyze and process patient samples or tests, provide results, fill prescriptions and submit claims for reimbursement. These and many other healthcare transactions are highly dependent on information, and each participant is dependent on the others for parts of that information. In sum, the finance and delivery of healthcare requires that consistent, accurate information be shared confidentially across a large and fragmented industry.

    Inefficiencies within the healthcare system consume enormous amounts of time, resources, and dollars. It is estimated that over $250 billion (or 25% of every healthcare dollar) is wasted through the delivery of unnecessary care, performance of redundant tests and procedures and excessive administrative costs. The Company believes much of this inefficiency and waste is a direct result of poor information exchange among healthcare participants. Consumers do not have easy access to the detailed information they need to compare health plans, select physicians, or manage their own healthcare and benefits. Providers often lack timely access to relevant patient information, and this lack of information causes them to prescribe unnecessary tests or procedures and hinders their ability to diagnose and treat patients. Providers and suppliers often rely on manual processes to share data, and errors and information bottlenecks resulting from these manual processes cause delays in determining eligibility, approving referrals, reporting test results and paying claims. These inefficiencies contribute to the rising cost of healthcare. As a result, the government and other purchasers of healthcare have increasingly placed pressure on the healthcare industry to improve the cost-effectiveness of healthcare while maintaining the quality of care.

    LIMITATIONS OF TRADITIONAL FUNCTIONAL APPROACH TO HEALTHCARE INFORMATION
     MANAGEMENT

    The unique characteristics of the healthcare industry have limited the scope of previous technology solutions. The sheer number of participants, the complexity of healthcare transactions, and pervasive concerns about confidentiality have precluded any comprehensive solution that would deliver connectivity and automated workflows across the entire industry. Healthcare organizations and their traditional technology vendors have focused on automating discrete business processes, such as billing and scheduling for physicians, or claims processing for hospitals and payors. As a result, the industry currently uses thousands of different mainframe and client/server systems that lack cross-platform compatibility. While these legacy systems serve the narrow functions for which they were designed, they have compounded the industry's connectivity problems. Information the industry needs to share is trapped in isolated, proprietary databases using non-standardized data formats. In this environment, many physician offices, particularly those with limited financial resources, have been reluctant to invest in information technology solutions. Current solutions may provide connectivity to a single payor or supplier, or to a limited subset of payors or suppliers, leaving the physician office with its old manual processes for the majority of its transactions. The following examples illustrate how poor information management and the lack of connectivity result in costly, inefficient healthcare services:

    ENROLLMENT AND ELIGIBILITY. The enrollment process typically begins with employees choosing a health plan and completing paper forms; the employer manually enters the employee information into its human resources information system and subsequently sends the data (often via a paper report) to the relevant health plan. The plan manually enters the information into its membership system and sends the information, again often in paper form, to other entities, such as provider groups, pharmacies, pharmacy benefit management companies and diagnostic laboratories, who in turn must manually enter this information into their own systems. By the time this process is complete, the information may be months old and contain data entry errors, and the disparate healthcare information systems of the various participants may contain conflicting information about the same member. The participants must then expend costly, time-consuming extra effort to manually correct these errors. In the interim, patients may be denied treatment or providers may go unpaid for their services.

    REFERRALS AND AUTHORIZATIONS. Managed care organizations may require physicians to obtain prior approval to refer patients to specialists or to render certain treatments. The approval process often requires physicians to mail, fax or telephone requests for authorization to the health plan. The plan manually enters the data into its own system, checks its guidelines regarding conditions of referral (which can involve multiple parties in different organizations), and replies via mail, fax or telephone with an approval or denial, a process that can take two days to a week or more. Next, the patient must schedule an appointment if the request is approved, or seek alternative care if the request is denied. This lengthy authorization process is costly, wastes valuable physician time and delays patient care.

    CLINICAL INFORMATION EXCHANGE. To diagnose and treat a patient properly, physicians need access to clinical information, such as medical history data, laboratory and x-ray results, and medication lists. However, this information typically resides in proprietary databases or is stored in paper form. Therefore, the physician must submit requests for information by phone or fax to various hospitals, laboratories, outpatient diagnostic centers or provider offices. Even when the data is stored at the physician's office, it can be time-consuming to locate in the physician's paper-based medical record system. As a result, significant delays can occur before the physician obtains the information required to accurately diagnose the patient's condition. Often, physicians will require patients to repeat tests for which data is missing, leading to unnecessary expense. More important, the lack of timely access to accurate clinical information in an urgent care situation may lead to inaccurate diagnoses resulting in delayed or inappropriate care. The problem is therefore not only costly, but potentially harmful.

    The limitations and inefficiencies of traditional healthcare information management ultimately harm the individual consumer. Individual consumers have little control or influence over how healthcare services

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
are provided, in part because they lack easy access to information. It can be difficult for consumers to perform simple tasks, such as changing primary care providers, gaining access to their own medical records, or monitoring their own care and compliance at home, because the information they need for these simple tasks requires time-consuming phone calls or paper correspondence. Consumers, frustrated by burdensome bureaucracy and lack of empowerment, often fail to take ownership and control of their own treatment and recovery. The result is higher costs of care and growing dissatisfaction with the healthcare experience.

    HEALTHEON'S OPPORTUNITY

    Healtheon believes a significant opportunity exists to leverage the power of the Internet to provide secure, open, universally accessible network services that connect participants and automate workflows throughout the healthcare delivery process. The Company believes that such a solution has the potential to create significant improvements in the way that information is used by the healthcare system, enabling improved workflows, better decision-making and, ultimately, higher quality care at a lower cost.

THE HEALTHEON VIRTUAL HEALTHCARE NETWORK

    Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon has designed an Internet-based information and transaction platform that makes it possible to create Virtual Healthcare Networks that facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on its Internet-based platform. Healtheon VHNs enable the secure exchange of information among disparate healthcare information systems and support a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. Healtheon provides its own applications on the Healtheon Platform and also enables third-party applications to operate on its platform. The Healtheon Virtual Healthcare Network solution provides the following key benefits:

    ELIMINATION OF UNNECESSARY OR REDUNDANT EFFORTS. The Healtheon VHN solution is designed to reduce paper-based transactions, eliminate redundant data entry, shorten cycle times and decrease the communication inefficiencies created by isolated proprietary systems. Healtheon believes that by decreasing redundant tasks, errors, delays, and unnecessary tests and procedures, it can create efficiencies and reduce costs across the healthcare industry.

    EXTENDIBILITY ACROSS THE CONTINUUM OF HEALTHCARE. The Company leverages the Internet to provide an open, low-cost information and transaction platform capable of extending across a wide range of healthcare market segments. The Healtheon VHN solution is designed to interconnect a broad range of practice management, managed care, human resources and laboratory information systems. The Company expects the benefits of its solution to increase as it adds customers, enabling each user to exchange more data and complete more transactions with a greater number and broader range of other healthcare industry participants.

    SCALABILITY AND FLEXIBILITY. The Healtheon VHN solution is designed to support the Company's customers as their businesses grow and evolve. The Healtheon Platform is designed to scale to accommodate high volumes of transactions and large numbers of simultaneous users. In addition, Healtheon's object-oriented platform provides flexibility so that customers can add or modify applications and transaction capabilities to react to changes in the healthcare marketplace.

    HIGH DEGREE OF SECURITY. To enable the use of the Internet for transmission of highly sensitive and confidential data, Healtheon utilizes advanced technology designed to ensure a high degree of security. This technology includes strict authentication requirements, sophisticated data encryption techniques, system-wide network security monitoring and tightly controlled physical security systems. These safeguards are designed to provide a secure environment for the exchange of confidential patient and customer data. The Healtheon Platform is designed to enable compliance with proposed government standards under the Health Insurance Portability and Accountability Act of 1996, which mandate the acceptance by payors of electronic transactions as well as the use of standard transactions, standard identifiers and security features by the year 2000.

    INCREASED ACCURACY AND TIMELINESS OF INFORMATION. The Healtheon VHN solution is designed to increase information flows among all healthcare participants, which ultimately results in more timely and appropriate treatments. For example, on-line access to accurate, up-to-date eligibility information facilitates patients' access to care on a more timely basis, reduces frustration and costs and increases the likelihood that providers will be compensated for their services in a timely manner. Similarly, using Healtheon's VHN solution, consumers will have greater access to their healthcare information, thereby enabling them to become more active participants in the provision of their own healthcare. Healtheon believes that these and other benefits provided by its solution will result in increased quality of care.

STRATEGY

    Healtheon's objective is to become the leading provider of Internet-based transaction and information services to the healthcare industry. The Company's strategy includes the following key elements:

    LEVERAGE INTERNET TECHNOLOGY. Healtheon leverages Internet technology to create Virtual Healthcare Networks that provide secure transactions and communications across a broad range of healthcare participants, regardless of their legacy computing platforms. Unlike traditional proprietary solutions that focus on point-to-point communications and narrowly defined transactions, Internet technology allows the Company to integrate all categories of healthcare participants--payors, providers, suppliers and consumers--to eliminate redundant tasks and reduce costs. The Company believes that such connectivity will optimize and simplify the flow of mission-critical information.

    EXPAND FUNCTIONALITY AND TRANSACTION CAPABILITY. The Company seeks to identify key functions that are critical to particular industry participants and integrate applications supporting these functions into its VHN. The Company plans to accomplish this by building native, Internet-based applications encompassing the identified functionality, by acquiring businesses or technologies, and by enabling industry-leading, third-party applications on its platform. The Company has initially targeted those applications that are most critical to each business segment of the healthcare industry, offer the highest value to the participants, and are readily adaptable to a network computing paradigm. For example, the Company developed its Benefits Administration application suite to automate healthcare plan enrollment and is developing its RACER application suite to manage eligibility, referrals, authorizations and claims transactions between healthcare providers and payors.

    FORM STRATEGIC RELATIONSHIPS WITH LEADING HEALTHCARE PARTICIPANTS. The Company is aggressively pursuing strategic relationships with leaders in key healthcare industry segments to increase its portfolio of applications and services, increase the number of connected users and provide specialized industry expertise for new applications. In addition, the Company plans to acquire companies with strategic relationships with leading healthcare industry participants. The Company believes this strategy also provides accelerated market awareness and demand for Healtheon's services through the influence of these partners both directly, through their use and sales efforts, and indirectly through their relationships with other potential customers. To date, Healtheon has established strategic relationships with the following organizations: United HealthCare, the largest health maintenance organization in the United States; SmithKline Labs, one of the largest independent clinical laboratory companies in the United States; Brown & Toland, a leading medical group in the San Francisco Bay Area; and Beech Street, one of the largest preferred provider organizations in the United States.

    ESTABLISH A NATIONAL PRESENCE REGION BY REGION. The Company believes that the value of its applications and services will grow as the number of connected parties and the breadth of the transactions conducted on the Company's platform increase. However, healthcare remains highly regional, driven by business relationships and practices that are often unique to specific regions. Therefore, the Company's approach is to target regional markets where it can gain critical mass and to expand nationally region by region. The Company plans to enter into, and to acquire companies with, strategic relationships with national and regional healthcare participants who have significant market share in specific regions. In addition, the Company intends to leverage its existing relationships to penetrate new regions and markets.

    PURSUE USAGE-BASED BUSINESS MODEL. The Company offers network-based transaction and information services on a transaction or subscription fee basis. This pricing model reduces the initial investment required to obtain the benefits of high-end information technology systems, enabling physicians, small organizations and individuals to gain access to such systems for the first time. By enabling the shift from fixed information technology costs to variable costs, the Company believes that it will be able to achieve a critical mass of users and broad-based adoption of the Healtheon Virtual Healthcare Network solution.

    PROVIDE A COMPLETE SOLUTION. In addition to its network-based transaction and information services, the Company offers consulting, application development, systems integration and network management services to provide complete customer-specific solutions. By offering this range of services, the Company can provide customers with a complete migration path from the customers' legacy systems and processes to Healtheon's Internet-based model.

HEALTHEON'S SERVICES

    Healtheon offers a suite of healthcare transaction and information services delivered over the Internet or over private intranets and other networks. These network-based services are provided by software applications operating on or interfacing with the Healtheon Platform, which is designed to provide connectivity across the healthcare industry and enable a broad array of secure, mission-critical healthcare transactions. In addition to its platform and Internet-based applications, Healtheon provides comprehensive consulting and implementation services to enable its customers to take full advantage of the capabilities of Healtheon's platform.

    Healtheon provides a broad range of applications and services that support key healthcare transactions. The components of these application suites can be combined and modified, or supplemented with new application components to provide custom solutions for large, complex, multi-entity business enterprises. These applications and services are typically sold on a transaction or subscription fee basis, which varies across customers and market segments. The following chart summarizes the key transactions supported by Healtheon, organized by business function.

         BUSINESS           CUSTOMERS/
         FUNCTION              USERS            TRANSACTIONS SUPPORTED          APPLICATIONS
Membership Services          Consumers   - Enrollment                           Benefits
                                Payors   - Plan comparison/selection            Administration
                                         - Provider search, selection, change
                                         - Benefits inquiry
                                         - Messaging
Healthcare Administration       Payors   - Eligibility determination            ProviderLink
  and Financial Management   Providers   - Referrals                            RACER*
                                         - Authorization                        PACER*
                                         - Claims submission and status
                                         - Remittance advice
                                         - Provider directories
                                         - Provider files-management*
                                         - Reporting
                                         - Claims repricing*
Clinical Information         Providers   - Patient identification and           SCAN+
  Services                   Suppliers   encounter history                      GMPI+
                                         - Patient registration                 ActaLab*
                                         - Lab orders and results
                                         - Text document/transcription
                                           distribution

 *  Under development

+ Not Internet-enabled

    The primary applications and services currently available or under development are described in greater detail below. Certain of these applications were acquired by the Company and are not yet Internet-enabled; the Company is currently redeveloping or replacing these applications to integrate them with the Healtheon Platform.

    MEMBERSHIP SERVICES. Healtheon provides membership services through its Benefits Administration application. The Benefits Administration application was developed internally and operates on the Healtheon Platform. The application provides Internet-based connectivity between healthcare payors and consumers and supports transactions such as selection of health plans and providers, enrollment for benefits and benefit inquiries. Benefits Administration users also receive Healtheon's Health Risk Appraisal service, which provides consumer education in wellness and health risks. Healtheon has deployed this application directly and through aggregators to 25 companies, covering approximately 30,000 members.

    HEALTHCARE ADMINISTRATION AND FINANCIAL MANAGEMENT. Healtheon supports healthcare administration and financial management transactions through its ProviderLink, RACER, and PACER applications. ProviderLink was licensed by the Company's ActaMed subsidiary from United HealthCare Corporation. The Company is currently developing a software interface between the Healtheon Platform and

ProviderLink to integrate ProviderLink with the Company's network-based services. ProviderLink is used by providers to support transactions and workflows with payors. ProviderLink supports transactions such as eligibility determinations, claims submission and status, and remittance advice. For example, physicians use ProviderLink to determine eligibility of patients to receive care and to submit health claims to payors. ProviderLink is currently deployed in over 4,000 active provider sites in more than 20 major markets, and processes over 2.5 million transactions per month.

    The Company is developing RACER, a new Internet-based provider application with support from Brown & Toland, one of the Company's strategic partners. RACER is designed to provide all of the functionality of ProviderLink and also support referrals, authorization, and provider directories reporting. Providers using the RACER service will be able to receive real-time patient eligibility verifications and referral authorizations over the Healtheon VHN.

    The Company is developing PACER, a new Internet-based payor application, with support from Beech Street, one of the Company's strategic partners. PACER is designed to support the creation and management of networks of providers. PACER is designed to enable the management of large, complex provider directories and files, manage provider relationships and contracts and perform certain claim adjudication functions, such as claim repricing. See "-- Strategic Relationships."

    CLINICAL INFORMATION SERVICES. The Company's SCAN product supports ordering and distribution of clinical tests and test results between SmithKline Labs and providers using SmithKline Labs' services. ActaMed acquired the SCAN application from SmithKline Labs. SCAN is deployed on approximately 4,400 installed workstations serving physicians throughout the United States. SCAN is not Internet-enabled; however, the Company is developing a new Internet-enabled application called ActaLab that will combine the functionality of SCAN and ProviderLink. See "-- Strategic Relationships."

    The Company's Global Master Person Index ("GMPI") enables the unique identification of a patient and reconciliation of multiple records for the same patient contained on diverse information systems. GMPI also supports access to patient data and registration information as well as clinical records. GMPI is an object-oriented application developed by ActaMed and is not yet Internet-enabled. Healtheon intends to adapt and implement GMPI functionality on the Healtheon Platform.

    OTHER SERVICES. Healtheon also provides professional services to its customers to enable them to define, develop and implement network-based information systems that leverage the capabilities of the Healtheon Platform. These services are typically sold on a fixed fee or time and materials basis. These services include consulting on information systems strategy related to the use of the Internet and secure networks, including design of information systems functional specifications, mapping and redesign of business processes and identification of enterprise transformation and training requirements to take advantage of increased connectivity. Healtheon also provides custom development of applications and enables the deployment of Healtheon services and integration with legacy information technology systems. In addition, Healtheon provides transitional network management services of its customers' networks.

CUSTOMERS AND MARKETS

    Healtheon's target customers include providers, payors, suppliers and consumers. Because the Company believes that the value and benefit of Healtheon's services are directly related to both the number of participants using Healtheon VHNs and the breadth of functionality supported, it intends to initially focus on selected regions where it can quickly gain significant market acceptance. Healtheon is presently targeting a number of regional markets across the United States.

    PROVIDERS. Healtheon targets aggregators of individual physicians such as large medical groups, independent practice associations, physician practice management companies and other large, organized physician entities. In particular, the Company seeks to form strategic relationships with providers with a high degree of involvement in managed care, particularly providers who are involved in activities such as capitation, which require them to bear some level of insurance risk for each enrolled patient. Healtheon's services for these providers include benefit eligibility determinations, referrals and authorizations, claims processing, ordering of clinical tests and delivery of results and maintenance of patient histories. Healtheon also targets as potential customers large integrated delivery networks that combine multiple healthcare facilities, such as hospitals, outpatient facilities, labs and diagnostic centers, and affiliate with physicians and physician groups to coordinate care, contract for managed care lives and manage healthcare resource utilization. Healtheon offers these customers the following services: patient identification, patient registration, ordering of clinical tests and delivery of results and distribution of text documents across the network. The Company's current customers in this category include Brown & Toland and the Greater Dayton Area Hospital Association.

    PAYORS. Healtheon's target payor customers include managed care organizations, indemnity insurers, third party administrators and federal and state governmental agencies. Target managed care organization customers include mid-sized to large HMOs and PPOs. Healtheon's services for these customers include eligibility determination, member customer service functions, referral and authorization management, coordination of provider files and directories, and submission and tracking of claims and patient encounter reports. Target indemnity insurer and third party administrator customers include mid-sized to large commercial entities, Medicare and other agencies of federal and state government. The Company's current customers in this category consist of United HealthCare, Beech Street, Sun Life of Canada, Blue Shield of California, CIGNA HealthCare and the Health Care Financing Administration.

    SUPPLIERS. Healtheon's target supplier customers include large national laboratory companies, pharmaceutical companies and pharmacy benefit managers. Healtheon's services for laboratory companies include ordering clinical tests and reporting test results. The Company's principal customer in this category is SmithKline Labs.

    CONSUMERS. Healtheon's target consumer customers include employers, health plans and health plan brokers. Healtheon's services for these consumer representatives include health plan enrollment, benefits administration and membership coordination. Healtheon's target employer group includes mid-sized and large employers and, particularly, self-funded employers who have complex benefits management needs. Healtheon's target health plan broker customers include mid-sized to large brokers that aggregate small and medium employers and administer healthcare benefits on their behalf. Healtheon's services 25 employers covering approximately 30,000 members.

STRATEGIC RELATIONSHIPS

    The Company has entered into several strategic relationships that it believes will enhance its application portfolio, provide important specialized industry expertise, and increase its market penetration. Certain of these relationships are described below:

    UNITED HEALTHCARE CORPORATION. United HealthCare is the largest HMO in the United States. In March 1996, the Company acquired United HealthCare's ProviderLink network which supports over 4,000 active provider sites in more than 20 major markets servicing over 2.5 million transactions per month. The Company earns transaction fee revenue by providing certain healthcare information services to United HealthCare, members of United HealthCare's provider network and ProviderLink subscribers. The Company and United HealthCare entered into a Services and License Agreement (the "United HealthCare Agreement") under which the Company, using ProviderLink, provides claims processing, referral, eligibility and enrollment services, to United HealthCare's managed care providers and customers. Under the United HealthCare Agreement, the Company currently receives a monthly fee for each user site enrolled with United HealthCare and a fee per transaction. However, the United HealthCare Agreement does not guarantee any minimum level of transactions or payments to the Company. United HealthCare has also agreed during the term of the United HealthCare Agreement not to promote or contract for services providing the same functionality as that provided by the Company, although United HealthCare is permitted to continue to utilize services it was utilizing when it entered into the United HealthCare Agreement. In addition, through ActaMed, the Company has developed PLNet, an Internet-based version of ProviderLink, which the Company intends to integrate into the Healtheon Platform and offer to other major healthcare payors and providers. The Company is working with United HealthCare to expand the applications and content available to United HealthCare's provider network, to increase the size and geographic reach of its provider network, and to assimilate newly acquired health plans. United HealthCare is currently the Company's largest stockholder, and William McGuire, M.D., the Chairman and CEO of United HealthCare, is a member of the Company's Board of Directors. The United HealthCare Agreement is effective through March 2001, subject to earlier termination in the event the Company fails to meet certain network performance standards or otherwise breaches its material obligations under the United HealthCare Agreement.

    SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC. SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline Labs"), a subsidiary of SmithKline Beecham, is one of the largest independent clinical laboratories in the United States. The Company and SmithKline Labs entered into a Services Agreement (the "Services Agreement") under which the Company provides lab order and results services to the provider users of SCAN. SmithKline Labs has also agreed to promote the Company as its preferred vendor for laboratory electronic connectivity services. The Company acquired SCAN-related assets from SmithKline Labs, including approximately 4,200 installed workstations in physicians' offices, hospitals and other provider offices. The Company is currently developing ActaLab, an Internet-based version of the SCAN system, which the Company plans to integrate into the Healtheon Platform and to offer to physicians using SmithKline Labs' services or to physicians using other laboratories. SmithKline Labs is a stockholder of the Company, and Tadataka Yamada, M.D., President of SmithKline Beecham Healthcare Services, is a member of the Company's Board of Directors. The Services Agreement is effective through December 2002, with options for successive two-year renewals, subject to earlier termination in the event the Company fails to meet certain network performance standards or if the Company otherwise breaches its material obligations under the Services Agreement.

    BROWN & TOLAND PHYSICIAN SERVICES ORGANIZATION. Brown & Toland Medical Group ("BTMG"), based in San Francisco, California, is a preeminent partnership of approximately 2,000 physicians representing a merger of physicians from California Pacific Medical Center, the University of California-San Francisco and Stanford University. Brown & Toland Physician Services Organization ("Brown & Toland"), a wholly owned subsidiary of BTMG, is the management company that administers the managed care risk business on behalf of BTMG and other physician organizations. The Company and Brown & Toland entered into an agreement under which the Company is developing RACER, which the Company intends to market to Brown & Toland and other payors and providers. The Company also manages the information technology operations of Brown & Toland. Through its relationship with Brown & Toland, the Company believes it is gaining valuable industry-segment expertise from a leader in managed care and accelerating its market presence in the San Francisco Bay Area. The Company's agreement with Brown & Toland is effective through September 2000, although it may be terminated by either party upon 120 days' notice.

    BEECH STREET CORPORATION. Beech Street is one of the largest PPOs in the United States. Beech Street's PPO network consists of approximately 4,300 hospitals and 320,000 physician locations serving 15 million individuals in 49 states, and its clients consist of major self-insured employers, insurance companies and third-party administrators. The Company and Beech Street have entered into an agreement under which the Company is developing PACER, which the Company intends to offer to other payors and providers. The Company also manages the information technology operations of Beech Street. The relationship with Beech Street provides the Company with important industry-segment expertise and a strategic entry-point into the PPO market segment. The Company's agreement with Beech Street is effective through December 2002, although it may be terminated by either party upon 180 days' notice.

THE HEALTHEON PLATFORM

    The Healtheon Platform is a CORBA-based distributed application framework, combined with software tools that ensure security, scalability, availability, reliability and manageability, on which transaction intensive applications can be delivered over the Internet or over other distributed environments. The Healtheon Platform is deployed on a server complex at the Healtheon data center in Santa Clara, California, which consists of SUN Solaris servers in a fault tolerant configuration and redundant or fault tolerant network components. The Healtheon Platform includes the following features:

    SECURITY. The Healtheon Platform is designed to ensure the privacy and integrity of data and communications by using a combination of security methodologies to provide multiple lines of defense. All Internet communications between Healtheon and its users employ the Secure Sockets Layer protocol. In addition, Healtheon utilizes server digital certificates and username/password schemes to authenticate users. Each user has a unique user ID and has one or more roles that define the types of functionality and data access available. All Healtheon's applications record logging information, creating an audit trail, and protect privacy by encrypting sensitive data. The Company also uses a multi-layered firewall complex to secure the Healtheon network infrastructure. In addition, network vulnerability scanners are used on a regular basis to actively monitor security status. Healtheon's physical security systems at its Santa Clara facility consist of comprehensive physical controls and multi-layered internal network and information system safeguards. The physical controls include using fingerprint authentication, dual-level access points, and multiple alarm systems.

    SCALABILITY. The Healtheon Platform utilizes CORBA-based middleware which enables a highly scalable distributed applications infrastructure. The platform enables an application to run simultaneously on multiple host systems, allowing for large numbers of simultaneous users while at the same time optimizing network performance and resource utilization. In addition, the Healtheon Platform has been designed to transparently deploy new services and hardware while existing applications remain operational. Finally, the Healtheon Platform reduces communications bottlenecks resulting from limited numbers of connections to database servers through intelligent management of database connections and object caches which reduce the need to query database servers for frequently used data.

    RAPID APPLICATION DEVELOPMENT AND INTEGRATION. The Healtheon Platform is designed to enable rapid application development and integration. The platform supports object-oriented programming which accelerates the design process through object reuse. The Company maintains a comprehensive set of object libraries, called core services, that allows developers to rapidly build complex applications. The platform is also designed for deploying applications developed by third parties with relative ease. The platform interfaces with legacy systems by accepting industry standard ANSI X.12 and HL7 electronic data interchange formats.

    HIGH AVAILABILITY. The Healtheon Platform architecture is designed to ensure high availability through the replication of applications and other software services, failure detection and automatic restart of failed services and applications. Running multiple copies of a service or application removes any single point of failure within the system and ensures that at least some copies of a service will be available while others may have failed. In addition, the server that host Healtheon applications are duplicated to provide redundancy. Healtheon uses duplicate fiber optic cable connections to Sprint and WorldCom to ensure highly-available access to the Internet. The Company's platform uses a mix of fault-tolerant hardware, redundant equipment and back-up power systems.

    MANAGEABILITY. The Healtheon management framework provides a single image view of all Healtheon services, thus simplifying administration in a distributed environment. Healtheon services can be managed from a Web-based management station. The Healtheon management and administration framework monitors service performance and generates event notifications of system abnormalities.

    DISASTER RECOVERY PLANS. Although the Company believes its operations facilities are highly resistant to systems failure and sabotage, it has developed, and is in the process of implementing, a disaster recovery and contingency operations plan. In addition, all of the Company's services are linked to advanced storage systems that provide data protection through techniques such as replication. The Company also maintains on-site backup power systems.

    AUDITS. The Company's information technology department periodically performs, and retains accredited third parties to perform, audits of its operational procedures under both internally-developed audit procedures and externally-recognized standards.

CUSTOMER SUPPORT

    The Company believes that a high level of customer support is necessary to achieve wide acceptance of its solution. The Company provides a wide range of customer support services through a staff of customer service personnel, multiple call centers and an e-mail help desk. The Company also offers Web-based support services that are available 24 hours a day, seven days a week and are frequently updated to improve existing information and to support new services. The Company also employs technical support personnel who work directly with its direct sales force, distributors and customers of its applications and services. The Company provides its customers with the ability to purchase maintenance for its applications and services, which includes technical support and upgrades. The Company also provides training programs for its customers. As of June 30, 1998, the Company had 164 employees in customer support functions, including network services, provider services and customer support services.

SALES AND MARKETING

    Healtheon's sales and marketing efforts are organized by its four main customer segments: providers, payors, suppliers and consumers. Healtheon's direct sales force targets significant potential customers in each market segment by region. In certain instances, the Company's direct sales force works with complementary brokers, value added resellers and systems integrators to deliver complete solutions for major customers. In addition, senior management plays an active role in the sales process by cultivating industry contacts. The Company markets its applications and services through direct sales contacts, strategic relationships, the sales and marketing organizations of its strategic partners, participation in trade shows, articles in industry publications and by leveraging its existing client base. Healtheon attends a number of major trade shows each year and has begun to sponsor executive conferences, which feature industry experts who address the information systems needs of large healthcare organizations. The Company supports its sales force with technical personnel who perform demonstrations of Healtheon's applications and assist clients in determining the proper hardware and software configurations. The Company's executive sales and marketing management is located in its Santa Clara, California headquarters and in its Atlanta, Georgia and Minneapolis, Minnesota facilities, while its account representatives are deployed across the United States. As of June 30, 1998, the Company employed 44 sales executives, account managers, direct sales representatives and sales support personnel.

DEVELOPMENT AND ENGINEERING

    The Company believes that its future successes will depend in large part on its ability to continue to maintain and enhance its platform, applications and services. To this end, the Company leverages the modular nature of its platform architecture to enable it to rapidly develop new applications and services. The Company has developed applications and services both independently and through acquisitions. The Company will continue to work closely with other companies in its applications development efforts.

    The Company has several significant projects currently in development. These include the continued enhancement of the platform architecture, development of new applications such as RACER, PACER and ActaLab and integration of ActaMed's platform, network and associated services. As of June 30, 1998, the Company employed 144 people in the areas of applications design, research and development, quality assurance and technical support.

    In 1995, 1996, 1997 and the six months ended June 30, 1998, the Company's development and engineering expense (which excludes development expenses included in cost of revenue) totaled $2.4 million, $8.6 million, $13.0 million and $8.3 million, respectively, representing 112%, 78%, 97% and 40%, respectively, of its revenue. The Company believes that timely development of new and enhanced applications and technology are necessary to remain competitive in the marketplace. Accordingly, the Company intends to continue recruiting and hiring experienced development personnel and to make other investments in research and development.

    The emerging market for healthcare information exchange and transaction processing is characterized by rapid technological developments, frequent new application introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that the Company continually improve the performance, features and reliability of its applications and services, particularly in response to competing offerings, and that it introduce new applications and services or enhancements to existing applications and services as quickly as possible and prior to its competitors. The success of new application and service introductions is dependent on several factors, including proper definition of new applications or services, timely completion and introduction of new applications and services, differentiation of new applications and services from those of the Company's competitors and market acceptance. There can be no assurance that the Company will be successful in developing and marketing new applications and services that respond to competitive and technological developments and changing customer needs. The failure of the Company to develop and introduce new applications and services successfully on a timely basis and to achieve market acceptance for such applications and services could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunication technologies or standards or other technological changes could render its applications and services obsolete or require substantial expenditures by the Company to adapt its applications and services. Moreover, there is a risk that a competitor's product might become the standard for healthcare information services. See "Risk Factors -- Rapid Technological Change; New Application and Services Introductions."

INTELLECTUAL PROPERTY

    The Company relies upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements and technical measures to maintain the secrecy of its proprietary information. The Company believes that patent, trade secret and copyright protection are less significant to the Company's success than its ability to further develop applications. The Company has several trademarks in the United States and internationally. See "Risk Factors -- Dependence on Proprietary Technology; Potential Litigation."

COMPETITION

    The market for healthcare information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of the Company's actual and potential competitors have announced or introduced Internet strategies. The Company's competitors can be divided into several groups: healthcare information software vendors, including HBO & Company and Shared Medical Systems Corporation; healthcare electronic data interchange companies, including ENVOY Corporation and National Data Corporation; and large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation and Electronic Data Systems Corporation. Each of these companies can be expected to compete with the Company within certain segments of the healthcare information technology market. Furthermore, major software information systems companies and others, including those specializing in the healthcare industry that are not presently offering applications that compete with those offered by the Company, may enter the Company's markets. In some cases, large customers may have the ability to compete directly with the Company as well. The Company also competes with smaller regional competitors. Many of the Company's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than the Company. Many of the Company's competitors also currently have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their applications or services than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

GOVERNMENT REGULATION AND HEALTHCARE REFORM

    Laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of any additional laws or regulations may decrease the growth of the Internet or other on-line services, which could, in turn, decrease the demand for the Company's applications and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company's business, prospects, financial condition and results of operations. For example, under current Health Care Financing Administration guidelines, Medicare eligibility information cannot be transmitted over the Internet. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, financial condition and results of operations.

    The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using the Company's applications.

    Legislation currently being considered at the federal level could impact the manner in which the Company conducts its business. The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. The Company is designing its Platform and applications to enable compliance with the proposed regulations; however, until such regulations become final, they could change, which could require the Company to expend additional resources to comply with the revised standards. In addition, the success of the Company's compliance efforts may be dependent on the success of healthcare participants in dealing with the standards.

    International regulations with respect to the Internet, privacy and transborder data flows are considerably more developed than regulations in the United States. The Company intends to develop applications and services to be used on a worldwide basis and, consequently, will be required to comply with international regulations regarding the Internet and electronic commerce, as well as with U.S. regulations. The Company has not evaluated the effect that these regulations would have on its business, and there can be no assurance that such regulations will not have an adverse effect on the Company's ability to compete internationally.

    The United States Food and Drug Administration is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The Company does not believe that any of its current applications or services are subject to FDA jurisdiction or regulation; however, the Company plans to expand its application and service offerings into areas that may subject it to FDA regulation. The Company has no experience in complying with FDA regulations. Healtheon's compliance with FDA regulations could prove to be time consuming, burdensome and expensive, which could have a material adverse effect on the Company's ability to introduce new applications or services in a timely manner.

EMPLOYEES

    As of June 30, 1998, the Company had a total of 379 employees, of whom 101 engaged in customer and network services, 144 in development and engineering, 8 in consulting services, 63 in provider services, 44 in sales and marketing and 19 in general corporate finance and administration. None of the Company's employees is represented by a labor union, and the Company has never experienced a work stoppage. The Company believes its relationship with its employees to be good. The Company's ability to achieve its financial and operational objectives depends in large part upon its continuing ability to attract, integrate, retain and motivate highly qualified sales, technical and managerial personnel, and upon the continued service of its senior management and key sales and technical personnel, most of whom are not bound by an employment agreement. Competition for such qualified personnel in the Company's industry and geographical location in the San Francisco Bay Area is intense, particularly in software development and technical personnel. See "Risk Factors -- Dependence on Key Personnel."

FACILITIES

    The Company's principal executive and corporate offices, development and network operations are located in Santa Clara, California, in approximately 50,000 square feet of leased office space under a lease that expires in March 2008. The Company also maintains sales, development and network operations in Atlanta, Georgia, in approximately 41,000 square feet of leased office space under a lease that expires in July 2001; and sales, engineering and support operations in Minneapolis, Minnesota, in approximately 16,500 square feet of leased office space under a lease that expires in December 1999. The Company believes that its facilities are adequate for its operations and that additional leased space can be obtained if needed.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the Company's current executive officers and directors:

NAME                                  AGE                 POSITION
-----------------------------------  -----   -----------------------------------
James H. Clark(1)(2)...............   53     Chairman of the Board
W. Michael Long(3).................   46     Chief Executive Officer and
                                             Director
Michael K. Hoover..................   43     President and Director
Ron Alvarez........................   49     Vice President, Consumer Group
Kallen Chan........................   43     Corporate Controller
Jack Dennison......................   41     Vice President and General Counsel
Dennis Drislane....................   49     Vice President, Customer and
                                             Network Services
Nancy Ham..........................   37     Vice President, Laboratories and
                                             Pharmaceuticals
J. Philip Hardin...................   35     Vice President, Managed Care Group
John R. Hughes, Jr.................   45     Vice President, Provider Services
Pavan Nigam........................   39     Vice President, Engineering
Charles Saunders, M.D..............   43     Vice President, Consulting Services
                                             and Medical Director
John L. Westermann III.............   53     Vice President, Chief Financial
                                             Officer, Secretary and Treasurer
L. John Doerr(1)(2)................   46     Director
C. Richard Kramlich(1)(2)..........   63     Director
William W. McGuire, M.D.(1)(2).....   50     Director
P. E. Sadler(1)(2).................   63     Director
Tadataka Yamada, M.D.(1)(2)........   53     Director

---------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Stock Option Committee.

    JAMES H. CLARK has served as Chairman of the Board of Directors of the Company since he co-founded it in December 1995. Dr. Clark co-founded Netscape Communications Corporation in April 1994 and has served as the Chairman of the Board of Directors of Netscape since its inception. He served as President and Chief Executive Officer of Netscape from its founding until December 1994. From 1981 until 1994, Dr. Clark served as Chairman of the board of directors of Silicon Graphics, Inc., a company which he founded in 1981. Prior to founding Silicon Graphics, Dr. Clark was an Associate Professor at Stanford University. He holds a B.S. and an M.S. from the University of New Orleans and a Ph.D. from the University of Utah.

    W. MICHAEL LONG has served as Chief Executive Officer and a director of the Company since joining the Company in July 1997. Prior to joining the Company, Mr. Long was President and Chief Executive Officer of CSC Continuum, Inc. ("CSC") a unit of Computer Sciences Corporation from August 1996 to July 1997. Prior to its acquisition by CSC, he was President and Chief Executive Officer of The Continuum Company, Inc., a provider of IT and consulting services to the financial industry. He holds a B.A. from the University of North Carolina.

    MICHAEL K. HOOVER has served as President and a director of the Company since the Company acquired ActaMed Corporation in May 1998. Mr. Hoover co-founded ActaMed in May 1992, and served as its

President from its inception to May 1998, and as its President and Chief Executive Officer from December 1995 to May 1998. From 1989 to 1992, Mr. Hoover served as the Executive Director of Financial Services of the MicroBilt division of First Financial Management Corporation. Prior to that, he founded FormMaker Software Corporation, a producer of electronic forms automation systems, and served as its Chief Executive Officer from 1982 to 1988 and as its Executive Vice President during 1988. Mr. Hoover holds a B.S. in engineering from the University of South Alabama.

    RON ALVAREZ has served as Vice President, Consumer Group since June 1998, and prior to that served as Vice President, Sales since joining the Company in July 1997. Prior to joining the Company, Mr. Alvarez spent ten years at Informix Software, Inc. as Vice President of North American Sales and as head of its Latin American operations. Prior to that time, he was District Sales Manager at Metaphor Computer Systems. Mr. Alvarez has also held sales positions at Storage Technology Corporation and Xerox Corporation. Mr. Alvarez holds a B.S. from California State University in Sacramento and an M.B.A. from the University of Missouri.

    KALLEN CHAN has served as Corporate Controller of the Company since April 1996. Prior to joining the Company, Mr. Chan was the Director of Audit and Group Controller for Worldwide Manufacturing at Cirrus Logic, Inc. since March 1995. From January 1993 to February 1995, Mr. Chan was Vice President of Finance and Chief Financial Officer of Comtech Labs Inc., a video imaging technology company. From 1986 to 1992, Mr. Chan served as Chief Financial Officer for various early stage companies, including Caeco Inc., Harmonic Lightwaves, Inc. and Oasic Technology, Inc. Prior to 1993, Mr. Chan spent nine years at Philips Semiconductor as a Division Controller. He holds a B.S. in commerce and an M.B.A. from the University of Santa Clara.

    JACK DENNISON has served as Vice President and General Counsel of the Company since joining the Company in July 1998. Mr. Dennison served as Deputy General Counsel of Computer Sciences Corporation from August 1996 to July 1998. Prior to that time, Mr. Dennison served as Vice President and General Counsel of The Continuum Company, Inc. Prior to joining Continuum in 1989, he was a partner with Ford, Dennison & Byrne in Austin, Texas. Mr. Dennison holds a B.A. and a J.D. from the University of Texas.

    DENNIS DRISLANE has served as Vice President, Customer and Network Services of the Company since joining the Company in July 1997. Prior to joining the Company, Mr. Drislane was a division Vice President at Electronic Data Systems Corporation ("EDS"), where he worked in various management roles on projects in government, manufacturing, aerospace, defense, healthcare and communications. He held various positions during his time at EDS, including Vice President of Business Development in the Communications Industry Group and President of the Healthcare Division. Mr. Drislane received both a B.S. and an M.S. in business administration from California State University in Sacramento.

    NANCY HAM has served as Vice President, Laboratories and Pharmaceuticals Group at the Company since the Company acquired ActaMed in May 1998. Ms. Ham served as Senior Vice President at ActaMed from June 1996 to May 1998. She served as Chief Financial Officer and Secretary of ActaMed from 1993 to 1996. From 1992 to 1993, she was a Corporate Finance Director for the Capital Finance Group of Equifax, Inc. Prior to that, she was an Assistant Vice President at G.E. Capital Corporation. Ms. Ham holds a B.A. in economics from Duke University and a masters in international business studies from the University of South Carolina.

    J. PHILIP HARDIN has served as Vice President, Managed Care Group of the Company since the Company acquired ActaMed in May 1998. Mr. Hardin served as Vice President of Managed Care Operations of ActaMed from August 1997 until May 1998. He also served as Director of Payor Sponsorship for ActaMed from January 1997 to August 1997, and Project Executive from July 1995 to December 1996. Prior to joining ActaMed, he served as Vice President, Finance, Director of Finance and Controller of Melita International Corporation. Prior to that, he held various accounting positions at

Arthur Anderson & Company. Mr. Hardin holds a B.B.A. in accounting from the University of Georgia and an M.B.A. from Stanford University.

    JOHN R. HUGHES, JR. has served as Vice President, Provider Services of the Company since the Company acquired ActaMed in May 1998. Mr. Hughes served as Chief Operating Officer at ActaMed from March 1996 to May 1998. Prior to working at ActaMed, Mr. Hughes served as General Manager of the EDI Services Group of United HealthCare from August 1992 to March 1996. Mr. Hughes served as Vice President of North American Sales for Revelation Technologies, a computer software company, from 1990 to 1992. From 1980 to 1990, Mr. Hughes was Vice President, Sales Manager and Product Marketing Manager at Harris Corporation. Mr. Hughes holds a B.S. in business administration from the University of Kansas.

    PAVAN NIGAM co-founded the Company and has served as its Vice President, Engineering since February 1996. Prior to joining the Company, Mr. Nigam worked at Silicon Graphics from August 1989 to January 1996, where he was the division manager for Silicon Graphic's Interactive Media Group and was responsible for deploying Time Warner, Inc.'s Interactive TV project in Orlando, Florida. From 1989 to 1993 he was director of Silicon Graphics' Casevision products. Prior to 1989, Mr. Nigam was employed by Atherton Technologies and Intel Corporation. Mr. Nigam holds a B.S.E.E. from the Indian Institute of Technology and an M.S.C.S. from the University of Wisconsin-Madison.

    CHARLES SAUNDERS, M.D. has served as Vice President, Consulting Services and Medical Director since joining the Company in September 1997. Prior to joining the Company, Dr. Saunders was a principal in the consulting firm of A.T. Kearney, Inc./Electronic Data Systems Corporation from September 1994 to August 1997. Prior to that time, Dr. Saunders was Executive Director of managed care programs at San Francisco General Hospital, and served as Medical Director of the San Francisco Department of Public Health, Paramedic Division, from 1988 to 1994. He has conducted healthcare systems research for and has served on the faculties of the University of California at San Francisco, Vanderbilt University and the University of Colorado. Dr. Saunders holds a B.S. in biology from the University of Southern California and an M.D. from Johns Hopkins University.

    JOHN L. WESTERMANN III has served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since joining the Company in July 1998. Prior to joining the Company, Mr. Westermann was Chief Financial Officer and Vice President of CSC Continuum, Inc., a unit of Computer Sciences Corporation. Prior to its acquisition by CSC, Mr. Westermann was Chief Financial Officer, Vice President, Secretary and Treasurer of The Continuum Company, Inc., a provider of IT and consulting services to the financial industry. Mr. Westermann holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Graduate School of Business.

    L. JOHN DOERR has served as a director of the Company since July 1997. He has been a general partner at Kleiner Perkins Caufield & Byers ("KPCB"), a venture capital firm, since 1980. Prior to joining KPCB, Mr. Doerr worked at Intel Corporation for five years. He is a director of @Home Corporation, Amazon.com, Inc., Netscape Communications Corporation, Intuit Inc., Platinum Software Corporation and Sun Microsystems, Inc. He holds a B.S.E.E. and an M.E.E. from Rice University and an M.B.A. from Harvard Business School.

    C. RICHARD KRAMLICH has served as a director of the Company since July 1996. Mr. Kramlich is the co-founder and has been a General Partner of New Enterprise Associates, a venture capital firm, since 1978. He is a director of Ascend Communications, Inc., Com 21, Inc., Lumisys, Inc., Silicon Graphics, Inc., Chalone Wine Group, Inc. and SyQuest Technology, Inc. Mr. Kramlich holds a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

    WILLIAM W. MCGUIRE, M.D. has served as a director of the Company since the Company acquired ActaMed in May 1998. He has been the President of United HealthCare since 1989 and the Chief Executive Officer and Chairman of the Board of Directors of United HealthCare since 1991. Prior to this,

Dr. McGuire was Executive Vice President and Chief Operating Officer of United HealthCare. Prior to this time, he served as President and Chief Operating Officer ("COO") of Peak Health Plan. Before becoming President and COO, he held a number of other positions within that organization. Dr. McGuire practiced medicine in Colorado, specializing in cardiopulmonary medicine. He holds a B.A. from the University of Texas and an M.D. from the University of Texas Medical Branch.

    P. E. SADLER has served as a director of the Company since the Company acquired ActaMed in May 1998. He was Chairman of the Board of ActaMed from the time that he helped co-found it in 1992 until it was acquired by the Company, and served as its Chief Executive Officer from 1992 until May 1996. Prior to founding ActaMed, Mr. Sadler founded MicroBilt Corporation, a computer processing company, and served as its Chairman, Chief Executive Officer and President from 1981 until MicroBilt was acquired by First Financial Management Corporation ("FFMC") in 1989. Following the acquisition of MicroBilt, he served as President of the MicroBilt division of FFMC until 1991. Mr. Sadler also founded Agency Data Systems in 1972 and served as its President until the company was acquired in 1975. Mr. Sadler also served on the board of Knowledgeware, Inc. from 1990 to 1995 and currently serves on the Board of Directors of Central Parking, Inc., an operator of parking lots. Mr. Sadler holds a B.A. in business and economics from Vanderbilt University.

    TADATAKA YAMADA, M.D. has served as a director of the Company since the Company acquired ActaMed in May 1998. Dr. Yamada has been President and Executive Director of SmithKline Beecham HealthCare Services since February 1996 and has been a non-executive director of SmithKline Beecham's Board of Directors since February 1994. From June 1990 to February 1996, Dr. Yamada was Chairman of the Internal Medicine department and Physician-in-Chief of the University of Michigan Medical Center. Prior to that time, Dr. Yamada was a Professor and Chief of the Gastroenterology Division at the University of Michigan Medical School's Internal Medicine department. Prior to his work at the University of Michigan, Dr. Yamada was an associate professor of medicine at the UCLA School of Medicine. Dr. Yamada is also a director of Genevco, Inc. Dr. Yamada holds a B.A. in history from Stanford University and an M.D. from the New York University School of Medicine.

    The Company's Bylaws authorize no fewer than six and no more than eight directors. The size of the Board of Directors (the "Board") is currently set at eight. The Certificate of Incorporation and the Bylaws of the Company also provide for a staggered Board. Under this provision, the Board designates each director position as one of three categories. Each year the directors' positions in one of the categories are subject to election so that it would take up to three years to replace the entire Board (absent resignation or premature expiration of a director's term). Executive officers of the Company are appointed by the Board and serve at the discretion of the Board. There are no family relationships among any of the directors or executive officers of the Company.

BOARD COMMITTEES

    The Board currently has three committees: an Audit Committee, a Stock Option Committee and a Compensation Committee.

    The Audit Committee is currently comprised of Dr. Clark, Mr. Doerr, Mr. Kramlich, Dr. McGuire, Mr. Sadler and Dr. Yamada. The Audit Committee reviews and, as it deems appropriate, recommends to the Board the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of the financial statements of the Company. The Audit Committee makes recommendations to the Board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants.

    The Stock Option Committee is currently comprised of Mr. Long and is charged with overseeing the stock option plans as they relate to employees other than officers and directors of the Company.

    The Compensation Committee is currently comprised of Dr. Clark, Mr. Doerr, Mr. Kramlich, Dr. McGuire, Mr. Sadler and Dr. Yamada. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The Committee exercises all authority under the Company's employee equity incentive plans and advises and consults with the officers of the Company regarding managerial personnel policies.

DIRECTOR COMPENSATION

    Directors do not receive any cash fees for their service on the Board or any Board committee, but they are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. All Board members are eligible to receive stock options under the 1996 Plan, and outside directors receive stock options pursuant to automatic grants of stock options under the 1996 Plan. In July 1998, the Company granted to each of Drs. McGuire and Yamada an option to purchase 30,000 shares of its Common Stock under the 1996 Plan with an exercise price equal to the Company's fair market value on that date. The 1996 Plan provides that each outside director will receive 5,000 options annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dr. Yamada, a member of the Compensation Committee, is a director and executive officer of SmithKline Beecham, which, through its subsidiary SmithKline Labs, beneficially owns 8.5% of the Company's Common Stock, and has entered into the Services Agreement and certain other agreements with the Company. Dr. McGuire, a member of the Compensation Committee, is the Chairman and Chief Executive Officer of United HealthCare, which, with its subsidiaries and affiliates, beneficially owns approximately 17.0% of the Company's Common Stock, and has entered into the United HealthCare Agreement and certain other agreements with the Company. See "Certain Transactions." No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Section 102 of the Delaware General Corporation Law ("DGCL") authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation and Bylaws include provisions that limit or eliminate the personal liability of its directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director or officer will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Company or any predecessor or serves or served at any other enterprise as a director, officer or employee at the request of the Company.

    The Company's Bylaws provide that the Company shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each person who (i) is or was a director or officer of the Company or any subsidiary of the Company, (ii) is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) was a director or officer of a corporation that was a predecessor corporation of the Company or any of its subsidiaries or of another enterprise at the request of such predecessor corporation or subsidiary, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Company.

    The Company intends to enter into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. In addition, the Company intends to obtain directors' and officers' insurance providing indemnification for certain of the Company's directors, officers and employees for certain liabilities. The Company believes that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

    The limited liability and indemnification provisions in the Company's Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and it stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Company's Certificate of Incorporation and Bylaws.

    At present, there is no pending or threatened litigation or proceeding involving any director, officer or employee of the Company where indemnification is expected to be required or permitted, and the Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation earned for services rendered to the Company in 1997 in all capacities by the Company's Chief Executive Officer, the Company's former Chief Executive Officer and the Company's four other most highly compensated executive officers who earned more than $100,000 in 1997 and were serving as executive officers at the end of 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                                                          AWARDS
                                                                ANNUAL COMPENSATION    -------------
                                                                                        SECURITIES      ALL OTHER
                                                               ----------------------   UNDERLYING    COMPENSATION
                 NAME AND PRINCIPAL POSITION                   SALARY($)   BONUS($)     OPTIONS(#)       ($)(1)
-------------------------------------------------------------  ---------  -----------  -------------  -------------
W. Michael Long(2)
  Chief Executive Officer....................................    234,849          --      3,250,000(6)       2,766
Michael K. Hoover(3)
  President..................................................    175,000      75,000             --         6,664
David Schnell(4)
  Former President and CEO...................................         --          --             --            --
Pavan Nigam
  Chief Technology Officer...................................    200,004      50,000        125,000         5,571
Denise Shea(5)
  Former General Counsel.....................................    135,312          --         55,000         2,268
Kallen Chan
  Controller.................................................    118,750          --         20,000         4,073

---------

(1) Represents life, medical and long-term disability insurance premiums paid by the Company.

(2) Mr. Long joined the Company as Chief Executive Officer in July 1997, and was paid at a rate of $500,000 per year.

(3) Mr. Hoover served as President and Chief Executive Officer of ActaMed Corporation until it was acquired by the Company in May 1998.

(4) Mr. Schnell, a general partner of Kleiner Perkins Caufield & Byers, served on an interim basis as President and Chief Executive Officer of the Company from February 1996 to July 1997. In exchange for Mr. Schnell's services and other services provided by KPCB, KPCB received a warrant to purchase 1,000,000 shares of Series B Preferred Stock of the Company which has been converted into a warrant to purchase 1,000,000 shares of Common Stock.

(5) Ms. Shea became Assistant General Counsel of the Company on July 8, 1998.

(6) Includes 750,000 shares of Common Stock subject to a warrant granted to Mr. Long upon the commencement of his employment with the Company. See "-- Employment Agreements."

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1997

    The following table sets forth certain information for the year ended December 31, 1997 with respect to grants of stock options to each of the Named Executive Officers:

                                                                                            POTENTIAL REALIZABLE
                                                      INDIVIDUAL GRANTS                             VALUE
                                      --------------------------------------------------   AT ASSUMED ANNUAL RATES
                                       NUMBER OF   % OF TOTAL                                  OF STOCK PRICE
                                      SECURITIES     OPTIONS                                    APPRECIATION
                                      UNDERLYING   GRANTED TO    EXERCISE                    FOR OPTION TERM(4)
                                        OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -------------------------
NAME                                  GRANTED(1)   IN 1997(2)    SHARE(3)       DATE          5%           10%
------------------------------------  -----------  -----------  -----------  -----------  -----------  ------------
W. Michael Long.....................   2,500,000         45.3%   $    0.25     07/22/07   $   393,059  $    996,089
                                         750,000(5)       13.6        2.00      7/10/00       943,342     2,390,614
Michael K. Hoover...................          --           --           --           --            --            --
David Schnell.......................          --           --           --           --            --            --
Pavan Nigam.........................     125,000          2.3         1.00     10/14/07        78,611       199,218
Denise Shea.........................      55,000          1.0         0.20     02/18/07         6,917        17,531
Kallen Chan.........................      20,000          0.4         0.20     02/18/07         2,515         6,375

---------

(1) Options granted in 1997 were granted under the Company's 1996 Stock Plan. With respect to the options granted to Mr. Nigam, Ms. Shea and Mr. Chan, 25% of the shares vest on the first anniversary of the date of grant and 1/48 of the shares vest each month thereafter. With respect to the options granted to Mr. Long, 25% of the shares vested immediately upon grant, and, beginning on the first anniversary of the date of grant, 1/48 of the total vest each month thereafter. These options have a term of 10 years. See "-- Employee Benefit Plans" for a description of the material terms of these options.

(2) The Company granted options or warrants to purchase 5,510,850 shares of Common Stock to employees during 1997.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined in good faith by the Board of Directors.

(4) Potential realizable values are net of exercise price before taxes, and are based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect the Company's projection or estimate of future stock price growth.

(5) The Company issued Mr. Long a warrant to purchase up to 750,000 shares of the Company's Series B Preferred Stock upon the commencement of his employment with the Company. This warrant is currently exercisable for 750,000 shares of Common Stock. Shares issuable upon exercise of this warrant are subject to a two-year lapsing right of repurchase held by the Company. See "-- Employment Agreements."

         AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

    The following table sets forth information with respect to the Named Executive Officers concerning option exercises in 1997 and exercisable and unexercisable options held as of December 31, 1997:

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT             IN-THE-MONEY OPTIONS
                                                               DECEMBER 31, 1997(1)      AT DECEMBER 31, 1997(2)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
W. Michael Long...........................................     625,000      1,875,000    $ 468,750     $1,406,250
                                                               750,000(3)           --          --             --
Michael K. Hoover.........................................     893,268        --           561,119        --
David Schnell.............................................      --            --            --            --
Pavan Nigam...............................................      --            125,000       --            --
Denise Shea...............................................      --             55,000       --            $44,000
Kallen Chan...............................................      --             20,000       --            $16,000

---------

(1) Except in the case of Mr. Hoover, options shown were granted under the Company's 1996 Stock Plan and are subject to vesting as described in footnote (1) to the option grant table above. Options held by Mr. Hoover were granted under the ActaMed 1992, 1993 Class B Common and 1994 Stock Option Plans which were assumed by the Company upon the consummation of the acquisition of ActaMed. All of Mr. Hoover's shares are fully vested.

(2) Based on an assumed value of $1.00 per share, the deemed fair market value as of December 31, 1997 as determined by the Board of Directors, and net of the option exercise price.

(3) Represents shares issuable upon exercise of a warrant issued to Mr. Long upon commencement of his employment with the Company. See "-- Employment Agreements."

EMPLOYMENT AGREEMENTS

    The Company's ActaMed subsidiary has an employment agreement with Michael Hoover, Healtheon's President. The agreement provides for a base salary of $85,000, and imposes a covenant not to compete upon Mr. Hoover for a period of one year following the termination of his employment.

    In July 1997, the Company and Mr. Long entered into an employment agreement pursuant to which Mr. Long became the President and Chief Executive Officer of the Company. The Company granted Mr. Long an option to purchase 2,500,000 shares of Common Stock, 25% of which vested immediately, and the remainder of which vests ratably each month during the second through the fourth year. In addition, Mr. Long purchased 250,000 shares for $500,000, $499,750 of which was represented by a promissory note to the Company, and was issued a warrant to purchase an additional 750,000 shares at an exercise price of $2.00 per share. The shares issuable upon exercise of this warrant are subject to a two-year lapsing right of repurchase commencing on Mr. Long's employment start date. The employment agreement provides that should Mr. Long leave the Company because he is no longer offered a position with similar responsibility due to a change of control of the Company, Mr. Long's option vests immediately as to 625,000 shares and the Company's repurchase right lapses. Additionally, if the Company terminates Mr. Long's employment without cause, he will receive six months' salary in installments, his option will vest immediately as to 625,000 shares and the Company's repurchase right will lapse.

EMPLOYEE BENEFIT PLANS

    1996 STOCK PLAN. In February 1996 the Board of Directors adopted, and the Company's stockholders approved, the Company's 1996 Stock Plan (the "1996 Plan"). The Company initially reserved for issuance 9,000,000 shares of Common Stock under the 1996 Plan. In March 1998, the Board and the stockholders each approved an amendment to the 1996 Plan to increase the number of shares of Common Stock issuable thereunder to 10,000,000 shares. In July 1998, the Board approved an amendment to increase the number of shares of Common Stock issuable under the 1996 Plan to 15,000,000 shares plus annual increases equal to the lesser of (i) 5% of the outstanding shares or (ii) a lesser amount determined by the Board. Unless terminated sooner, the 1996 Plan will terminate automatically in February 2006. The 1996 Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants. The 1996 Plan also provides for annual grants of options to purchase 5,000 shares of Common Stock to each of the outside directors.

    The 1996 Plan may be administered by the Board or a committee thereof (as applicable, the "Administrator"). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the options or SPRs, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1996 Plan.

    The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years. Options generally vest as to 25% at the end of the first year and monthly thereafter over a period of three years so that the entire option is vested after four years, based upon the optionee's continued employment or consulting relationship with the Company.

    In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to a restricted stock purchase agreement must be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at a rate determined by the Administrator.

    Options and SPRs granted under the 1996 Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan must generally be exercised within 30 days after the end of optionee's status as an employee, director or consultant of the Company, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

    The 1996 Plan provides that, in the event of a merger of the Company with or into another corporation, each outstanding option and SPR must be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and SPRs are not assumed or substituted by the successor corporation, such outstanding options and SPRs will terminate.

    ACTAMED STOCK OPTION PLANS. In connection with its acquisition of ActaMed (the "Merger"), the Company assumed the outstanding options of ActaMed under the following ActaMed stock option plans (collectively, the "ActaMed Plans"):
ActaMed Corp. 1992 Stock Option Plan, ActaMed Corp. 1993 Class B

Common Stock Option Plan, ActaMed Corp. 1994 Stock Option Plan, ActaMed Corp. 1995 Stock Option Plan, ActaMed Corp. 1996 Stock Option Plan, ActaMed Corp. 1997 Stock Option Plan and ActaMed Corp. 1996 Director Stock Option Plan. The following directors and executive officers of the Company held ActaMed options that were assumed by the Company: Michael Hoover (options to purchase 1,424,216 shares of ActaMed common stock), Nancy Ham (options to purchase 250,000 shares of ActaMed common stock), J. Philip Hardin (options to purchase 80,000 shares of ActaMed common stock), and John R. Hughes, Jr. (options to purchase 220,000 shares of ActaMed common stock). As a result of the merger, each option to purchase shares of ActaMed common stock now represents an option to purchase a number of shares of Healtheon Common Stock equal to .6272 times the number of shares of ActaMed common stock originally subject to the option at the per share exercise price equal to the original per share exercise price divided by .6272. The Company will make no further grants under the ActaMed Plans. However, each assumed ActaMed option continues to have and remains subject to substantially the terms and conditions of the applicable ActaMed Plan under which such option was originally granted as in effect immediately prior to the Merger. Generally, options granted under the ActaMed Plans will automatically terminate ten years following their adoption, and may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator"). Options granted under the ActaMed Plans generally are not transferrable by the optionee, and must generally be exercised within 30 days after the end of the optionee's status as an employee or consultant of the Company or within 90 days after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term. Generally, in the event of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, share exchange, stock dividend, or transaction having a similar effect, where the Company does not remain in existence, the Administrator may (i) to the extent such options have not previously been accelerated, declare that all ActaMed options shall vest in full and be exercisable for a period of thirty (30) days following written notice from the Administrator, after which all ActaMed options shall terminate,
(ii) provide that all ActaMed options shall be assumed by the successor corporation, or (iii) a combination of (i) and (ii).

    401(K) PLAN. The Company participates in a tax-qualified employee savings and retirement plan (the "401(k) Plan") which covers all of the Company's full-time employees who have completed three months of service. Pursuant to the 401(k) Plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by the Company on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by the Board. To date, the Company has made no such matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Code, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

                              CERTAIN TRANSACTIONS

    Since December 26, 1995, the Company's inception date, there has not been nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described where required in "Management," and (ii) the transactions described below.

ACTAMED CORPORATION ACQUISITION

    On May 19, 1998, the Company completed the acquisition of ActaMed by means of a merger of a wholly-owned subsidiary of the Company with and into ActaMed, with ActaMed surviving as a wholly owned subsidiary of the Company (the "Merger"). Pursuant to the Merger, 23,271,355 shares of the Company's Common Stock were issued in exchange for all of the issued and outstanding capital stock of ActaMed, and all options to purchase ActaMed Common Stock were assumed by the Company. The Merger was treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1996, as amended, and as a "pooling-of-interests" transaction for accounting and financial reporting purposes. All of the then outstanding shares of Preferred Stock of the Company were converted into shares of Common Stock of the Company upon the consummation of the Merger.

    The Company and certain stockholders of the Company who together hold a majority of the outstanding shares of Common Stock of the Company entered into a Voting Agreement in connection with the Merger (the "Voting Agreement"). Among other things, the Voting Agreement requires each of the signatories thereto to vote its shares in favor of the election of four directors nominated by those signatories who were ActaMed shareholders prior to the Merger and four directors nominated by those signatories who were Healtheon stockholders prior to the Merger. The Voting Agreement terminates upon the consummation of this offering.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

    On January 26, 1996, the Company sold 10,285,000 shares of its Series A Preferred Stock for $0.50 per share. The purchasers of the Series A Preferred Stock included, among others, Dr. James H. Clark (3,500,000 shares for a purchase price of $1.8 million), Kleiner Perkins Caufield & Byers VII (2,999,500 shares for a purchase price of $1.5 million), KPCB VII Founders Fund (325,500 shares for a purchase price of $162,750), KPCB Life Sciences Zaibatsu Fund II (175,000 shares for a purchase price of $87,500) and New Enterprise Associates VI, Limited Partnership (2,000,000 shares for a purchase price of $1.0 million). KPCB VII Founders Fund, KPCB Life Sciences Zaibatsu Fund II and Kleiner Perkins Caufield & Byers VII, along with KPCB VII Associates and KPCB Java Fund, are affiliated entities. L. John Doerr, a director of the Company, is a general partner of KPCB VII Associates and the general partner of KPCB Life Sciences Zaibatsu Fund II. Mr. Doerr disclaims beneficial ownership of the securities held by such entities except for his proportional interest therein. C. Richard Kramlich, a director of the Company, is a general partner of New Enterprise Associates VI. Mr. Kramlich disclaims beneficial ownership of the shares of any securities held by such entity except for his proportional interest therein.

    On October 1, 1996, the Company sold 3,000,000 shares of its Series B Preferred Stock for $2.00 per share. The purchasers of the Series B Preferred Stock included, among others, Dr. Clark (1,125,000 shares for a purchase price of $2.3 million), Kleiner Perkins Caufield & Byers VII (1,068,750 shares for a purchase price of $2.1 million), KPCB Life Sciences Zaibatsu Fund II (56,250 shares for a purchase price of $112,500) and New Enterprise Associates VI, Limited Partnership (500,000 shares for a purchase price of $1.0 million).

    In related transactions, on November 1, 1996, the Company issued a warrant to purchase 1,000,000 shares of Series B Preferred Stock with an exercise price of $2.00 per share to each of Clark Ventures, as an incentive for Dr. Clark to continue to provide services to the Company, and KPCB VII Associates, in consideration for services provided to the Company. The warrant issued to KPCB VII Associates was valued at $504,900. Clark Ventures subsequently exercised its warrant on May 1, 1998 for an aggregate purchase price of $2.0 million. Clark Ventures is controlled by Dr. Clark. On July 11, 1997 the Company issued 250,000 shares of Series B Preferred Stock for a purchase price of $500,000 and a warrant to purchase 750,000 shares of Series B Stock with an exercise price of $2.00 per share to W. Michael Long. See "-- Employment Agreements." In order to purchase the 250,000 shares of Preferred Stock, Dr. Long borrowed $499,750 from the Company pursuant to an interest-free full recourse promissory note. The note was paid in full on June 30, 1998.

    Between April 15, 1997 and May 6, 1997, the Company borrowed an aggregate of $2.0 million at an annual interest rate of 6% pursuant to promissory notes (each of which included a right to receive certain Series B Preferred Stock warrants at the time of repayment or upon cancellation of such note) in a bridge financing transaction (the "Bridge Financing"). The lenders in the Bridge Financing included, among others, Dr. Clark (who lent $765,750), Kleiner Perkins Caufield & Byers VII (which lent an aggregate of $727,463), KPCB Life Sciences Zaibatsu Fund II (which lent an aggregate of $38,000) and New Enterprise Associates VI, L.P. (which lent $312,500). On July 1, 1997 the promissory notes were cancelled in consideration for the issuance of Series C Preferred Stock (as described below), and the Series B Preferred Stock warrants were issued as follows: Dr. Clark received a warrant to purchase 17,229 shares, Kleiner Perkins Caufield & Byers VII received a warrant to purchase 27,891 shares, KPCB Life Sciences Zaibatsu Fund II received a warrant to purchase 1,468 and New Enterprise Associates VI received a warrant to purchase 11,979 shares. All of the Series B Warrants have an exercise price of $2.00 per share. Dr. Clark subsequently exercised his warrant on May 1, 1998 for an aggregate purchase price of $34,458.

    On July 1, 1997, the Company sold 2,400,000 shares of its Series C Preferred Stock for $2.50 per share. The purchasers of the Series C Preferred Stock included, among others, Dr. Clark (612,600 shares for a purchase price of $1.5 million, including cancellation of the $765,750 promissory note given in the Bridge Financing discussed above), Kleiner Perkins Caufield & Byers VII (290,985 shares for cancellation of the $727,463 in promissory notes given in the Bridge Financing discussed above), KPCB Java Fund (306,300 shares for a purchase price of $765,750), KPCB Life Sciences Zaibatsu Fund II (15,315 shares for cancellation of the $38,288 in promissory note given in the Bridge Financing discussed above) and New Enterprise Associates VI, L.P. (250,000 shares for a purchase price of $625,000 including cancellation of the $312,500 promissory note given in the Bridge Financing discussed above).

    Between October 17, 1997 and December 19, 1997, the Company sold 4,807,692 shares of its Series D Preferred Stock for $5.20 per share. The purchasers of the Series D Preferred Stock included, among others, Clark Ventures (1,730,769 shares for a purchase price of $9.0 million), Kleiner Perkins Caufield & Byers VII (432,693 shares for a purchase price of $2.3 million), KPCB Java Fund (480,769 shares for a purchase price of $2.5 million), KPCB Life Sciences Zaibatsu Fund II (48,077 shares for a purchase price of $250,000), Kathy Clark (96,154 shares for a purchase price of $500,000), Michael James Clark Trust (96,154 shares for a purchase price of $500,000) and New Enterprise Associates VI, Limited Partnership (576,923 shares for a purchase price of $3.0 million). Kathy Clark and Michael James Clark are adult children of Dr. Clark.

    In connection with the ActaMed Merger, each share of Preferred Stock of the Company converted into one share of Common Stock on May 19, 1998.

    On November 21, 1996, ActaMed entered into an Amended and Restated Development Agreement with The SFA Limited Partnership ("SFA") under which ActaMed granted SFA a license to ActaMed's object broker technology that supports the GMPI functionality. SFA is controlled by P. E. Sadler, a director of the Company. SFA was given the right to use such technology outside the healthcare industry and must pay royalties on any revenues that would be derived from such use. This agreement expires in November 2001. To date, no royalties have become payable to the Company or ActaMed as a result of this agreement.

    In September 1997, ActaMed received a loan from NationsBank, N.A. in the aggregate principal amount of $2.1 million, all of which was personally guaranteed by P. E. Sadler, a director of the Company. As a result of ActaMed pledging a note receivable from IBM to NationsBank, N.A. in November 1997, Mr. Sadler was released from the guarantee. In December 1997, ActaMed obtained a line of credit in the aggregate principal amount of $2.3 million from NationsBank, N.A. In exchange for a personal guarantee of this line of credit by Mr. Sadler, ActaMed granted to Mr. Sadler a security interest in all of its tangible assets other than the IBM note receivable. Upon the completion of the acquisition of ActaMed by the Company, Mr. Sadler's guarantee was released. This line of credit was repaid by the Company on July 31, 1998.

    From 1995 through 1997, up to three companies affiliated with Mr. Sadler had agreements with ActaMed whereby ActaMed provided office space, phone facilities and computer network support. In 1995, 1996 and 1997, the Company was paid $211,230, $186,880 and $77,555, respectively, under such agreements.

CERTAIN BUSINESS RELATIONSHIPS

    Prior to the acquisition of ActaMed by the Company, ActaMed entered into a series of agreements (the "SmithKline Agreements") with SmithKline Labs, which agreements were assumed by the Company in the ActaMed Merger. Pursuant to the SmithKline Agreements, ActaMed agreed to purchase certain intangible assets (the "SmithKline Assets") located in four geographic regions, received a technology license relating to the SmithKline Assets and agreed to provide certain continuing development and network services to SmithKline Labs. In December 1996, SmithKline Labs transferred a portion of the SmithKline Assets from the first region to ActaMed in exchange for $2.0 million in cash and 3,695,652 shares of ActaMed Preferred Stock (which shares were converted into 2,317,913 shares of the Company's Common Stock in connection with the ActaMed Merger). In March 1998, SmithKline Labs transferred the SmithKline Assets from the second region to ActaMed in exchange for 1,217,391 shares of ActaMed Preferred Stock (which shares were converted into 763,548 shares of the Company's Common Stock in connection with the ActaMed Merger). In June 1998, SmithKline Labs transferred SmithKline Assets from the remaining two regions to the Company in exchange for 1,339,209 shares of Common Stock.

    Also pursuant to one of the SmithKline Agreements (the "Services Agreement"), the Company will perform laboratory test order and results services to providers utilizing SmithKline Labs' laboratory services through SCAN. SmithKline Labs' is obligated to pay the Company a minimum of approximately $10.0 million in 1998 for laboratory test orders and results transactions. SmithKline Labs may be required to pay the Company certain additional fees for transactions processed by the Company in the event the number of providers accessing SmithKline Labs' laboratory services through SCAN increases. As of June 30, 1998 SmithKline Labs had paid the Company $4.8 million in service and transaction fees during 1998 under the Services Agreement. The Services Agreement is effective through December 2002, and provides for automatic successive two-year renewals, subject to each party's right to elect not to renew the agreement no later than 180 days (in the case of SmithKline Labs) or 360 days (in the case of the Company) prior to the end of a term. In the event that the Company gives notice of non-renewal, SmithKline Labs will be entitled to continued to receive long-term order entry and results reporting services from the Company on a per transaction pricing basis or, in the alternative, may require the Company to develop a service for SmithKline that duplicates the services the Company had been providing under the Services Agreement. Also under the Services Agreement, SmithKline Labs is entitled, no more than once in any three consecutive month period, to request that the Company engage in certain exclusive development work for SmithKline Labs. SmithKline Labs has agreed to use reasonable efforts to use the Company as its "preferred provider" of electronic eligibility verification and claims processing services.

    In May 1998, the Company and SmithKline Labs entered into a letter agreement under which the Company and SmithKline is obligated not to compete with SmithKline Labs in the business of disease management, and has agreed to exclusively promote SmithKline Labs' disease management products and services so long as SmithKline continues to promote the Company as its preferred vendor. The Company also agreed that in the event it performs development work related to a disease management program for one of its customers or itself, it will pay 50% of the profits from that development work to SmithKline Labs.

    In March 1996, ActaMed acquired EDI Services, a wholly owned subsidiary of United HealthCare, which had been formed by United HealthCare to deliver the ProviderLink service to United HealthCare's provider network. In exchange for EDI, ActaMed issued United HealthCare 10,344,828 shares of ActaMed preferred stock valued at $21.0 million (which were converted into 6,488,276 shares of the Company's Common Stock in connection with the Merger). In April 1996 ActaMed also entered into a Services and License Agreement with United HealthCare which granted United HealthCare a license to certain ActaMed technology and granted ActaMed the responsibilities of managing the ProviderLink service and of providing other information technology services to United HealthCare. United HealthCare pays the Company fees based on the number of ProviderLink sites in use and transactions processed. In 1996 and 1997, United HealthCare paid ActaMed approximately $4.8 million and $7.3 million, respectively, related to services, transaction and license fees. In the first six months of 1998, ActaMed (prior to the Merger) and the Company have been paid an aggregate of $4.6 million. The Company is also obligated to provide certain support and maintenance services to United HealthCare. The Services and License Agreement is effective through March 2001 subject to earlier termination in the event the Company fails to meet certain network performance standards or otherwise breaches its material obligations under the United HealthCare Agreement. United HealthCare is a principal stockholder of the Company and Dr. William McGuire, Chief Executive Officer and Chairman of United HealthCare, is a director of the Company.

    In February 1998, ActaMed issued a one-year promissory note in the aggregate principal amount of $2.0 million to HLM Partners VII, L.P. ("HLM"), which bore interest at a rate of 10% per annum. United HealthCare was a limited partner of HLM and a director of United HealthCare, was a partner of HLM. HLM was also a stockholder of ActaMed. Both UHC and HLM are stockholders of the Company. This note was repaid at the time of the Merger.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1998 and as adjusted to reflect the sale of the shares of Common Stock offered hereby by:
(i) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                                     NUMBER OF           PERCENTAGE OF SHARES
                                                                      SHARES            BENEFICIALLY OWNED(1)
                                                                   BENEFICIALLY   ----------------------------------
NAME OF BENEFICIAL OWNER                                               OWNED      BEFORE OFFERING  AFTER OFFERING(2)
-----------------------------------------------------------------  -------------  ---------------  -----------------
United HealthCare Corporation(3) ................................      8,770,020          17.0%
 William W. McGuire, M.D.
James H. Clark(4) ...............................................      8,485,598          16.4
 Clark Ventures
 Monaco Partners, L.P.
Kleiner Perkins Caufield & Byers(5) .............................      7,253,498          13.8
 L. John Doerr
  David Schnell
P. E. Sadler(6) .................................................      5,001,993           9.6
 SFA Limited Partnership
SmithKline Beecham(7) ...........................................      4,417,670           8.5
 Tadataka Yamada
New Enterprise Associates VI, L.P(8) ............................      3,338,902           6.5
 C. Richard Kramlich
W. Michael Long(9)...............................................      1,677,083           4.3
Michael K. Hoover(10)............................................        893,268           1.7
Pavan Nigam(11)..................................................        470,000         *                 *
Denise Shea(12)..................................................        145,625         *                 *
Kallen Chan(13)..................................................         57,500         *                 *
All officers and directors as a group (18 persons)(14)...........     41,823,974          76.6             *

---------

   * Less than one percent

 (1) The number and percentage of shares beneficially owned are based on 51,704,947 shares of Common Stock outstanding as of June 30, 1998, and shares outstanding after the offering. Beneficial ownership is determined in accordance with the rules and regulations of the Commission. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 1998 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, such persons have sole voting and investment power with respect to all shares of the Company's Common Stock shown as beneficially owned by them.

 (2) Assumes the Underwriters' over-allotment option is not exercised.

 (3) Represents 6,488,276 shares held of record by United HealthCare, 502,069 shares held of record by United HealthCare Services, Inc., a subsidiary thereof, 509,595 shares held of record by HLM Partners VII, L.P., of which United HealthCare is a limited partner. Dr. McGuire, Chairman and Chief Executive Officer of United HealthCare, is a director of the Company. United HealthCare's address is 9900 Bren Road East, 300 Opus Center, Minnetonka, MN 55343.

 (4) Represents 4,612,600 shares held of record directly by Dr. Clark, 2,747,998 shares held of record by Clark Ventures and 1,125,000 shares held of record by Monaco Partners, LP, a Nevada limited partnership. Dr. Clark is a partner of both Clark Ventures and Monaco Partners. Dr. Clark disclaims beneficial ownership of shares in Monaco Partners and Clark Ventures except for his proportional interest therein. Dr. Clark is a director of the Company. Dr. Clark's address is c/o Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, CA 95054.

 (5) Represents 5,125,863 shares held of record directly by Kleiner Perkins Caufield & Byers VII, 787,069 shares held of record by KPCB Java Fund, and 311,207 shares held of record by KPCB Life Sciences Zaibatsu Fund II. Also represents 976,423 shares subject to warrants held of record by Kleiner Perkins Caufield & Byers VII, and 52,936 shares subject to warrants held of record by KPCB Life Sciences Zaibatsu Fund II, all of which are exercisable within 60 days of June 30, 1998. KPCB Life Sciences Zaibatsu Fund II and KPCB VII are wholly controlled by KPCB Associates, a partnership. KPCB Java Fund is controlled by KPCB VII Associates. L. John Doerr, a general partner of KPCB VII Associates, KPCB VII, and KPCB Life Sciences Zaibatsu Fund II, is a director of the Company. Mr. Schnell, a general partner of KPCB, was formerly the Chief Executive Officer of the Company. Mr. Doerr and Mr. Schnell disclaim beneficial ownership of shares in such entities except for their proportional interests therein. Kleiner Perkins Caufield & Byers' address is 2750 Sand Hill Road, Menlo Park, CA 94025.

 (6) Represents 2,975,140 shares held of record by P. E. Sadler and 2,026,853 shares held of record by SFA Limited Partnership, of which P. E. Sadler is a general partner. Mr. Sadler's address is c/ o Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, CA 95054.

 (7) Dr. Yamada is President of SmithKline Beecham HealthCare Services and a director of SmithKline Beecham. He is a director of the Company. SmithKline Labs' address is 1201 South Collegeville Road, Collegeville, PA 19426.

 (8) Represents 3,306,923 shares held of record directly by New Enterprise Associates VI, L.P., 11,979 shares subject to warrants held of record by New Enterprise Associates VI, L.P. exercisable within 60 days of June 30, 1998, and 20,000 shares held of record by NEA Ventures, which is controlled by New Enterprise Associates VI, L.P. Mr. Kramlich is a partner of New Enterprise Associates VI, L.P. Mr. Kramlich disclaims beneficial ownership of shares held by such entities except for his proportional interest therein. New Enterprise Associates' address is 1119 St. Paul Street, Baltimore, MD 21202.

 (9) Includes 650,000 shares held of record by Mr. Long. Also includes 750,000 shares subject to a warrant held of record by Mr. Long and 277,083 shares subject to options held of record by Mr. Long, in each case exercisable within 60 days of June 30, 1998. 343,750 shares underlying the warrant held by Mr. Long are subject to a right of repurchase held by the Company within 60 days of June 30, 1998. Mr. Long is the Chief Executive Officer and a director of the Company.

 (10) Represents 893,268 shares subject to options held of record by Mr. Hoover that are exercisable within 60 days of June 30, 1998. Mr. Hoover is the President and a director of the Company.

 (11) 168,750 shares are subject to a right of repurchase held by the Company within 60 days of June 30, 1998. Mr. Nigam is the Vice President, Engineering of the Company.

 (12) Includes 3,438 shares subject to options held of record by Ms. Shea that are exercisable within 60 days of June 30, 1998. Also includes 62,500 shares held by Ms. Shea that are subject to a right of repurchase held by the Company within 60 days of June 30, 1998.

 (13) Includes 2,500 shares subject to options held of record by Mr. Chan that are exercisable within 60 days of June 30, 1998. Also includes 20,833 shares held by Mr. Chan that are subject to a right of repurchase held by the Company within 60 days of June 30, 1998. Mr. Chan is the Controller of the Company.

 (14) Includes all shares described in above footnotes and an additional 1,312,817 shares held by other executive officers, of which 850,000 are currently outstanding and 462,817 are shares subject to options or warrants that are exercisable within 60 days of June 30, 1998.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of certain provisions of the Company's capital stock describes all material provisions of the Company's Certificate of Incorporation and Bylaws. This summary, however, does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

    As of June 30, 1998, there were 51,704,947 shares of Common Stock outstanding, par value $0.0001 per share. Upon consummation of this offering, 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock will
be authorized, and          shares of Common Stock and no shares of Preferred
Stock will be issued and outstanding.

COMMON STOCK

    The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered by the Company will be upon payment therefor, validly issued, fully paid and nonassessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting in the election of directors.

PREFERRED STOCK

    The Company's Certificate of Incorporation provides that the Preferred Stock may be issued by the Company in one or more series and that the Board of Directors has the authority, without further action by the stockholders, to fix the rights, preferences and privileges thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

    The Company has outstanding warrants for the purchase of 2,077,240 shares of Common Stock. Of these, warrants to purchase 1,794,718 shares of Common Stock have an exercise price of $2.00 and warrants to purchase 282,522 shares of Common Stock have an exercise price of $7.97. These warrants expire either three years or five years after the date of issuance.

REGISTRATION RIGHTS

    The holders of approximately 43,159,170 shares of Common Stock (representing the purchasers of Common Stock at the founding of the Company in December 1995, the purchasers of Preferred Stock of the Company prior to its conversion in the acquisition of ActaMed Corporation, and certain former shareholders of ActaMed who received shares of the Company's Common Stock pursuant to the Company's acquisition of ActaMed and who had registration rights with respect to their shares of ActaMed capital stock) or their permitted transferees are entitled to certain rights with respect to registration of such shares (the "Registrable Securities") under the Securities Act pursuant to an Amended and Restated Investors' Rights Agreement. At any time after 12 months following the effective date of this offering, the holders of at least 40% of the Registrable Securities then outstanding may require the Company to file a registration statement covering Registrable Securities with an aggregate gross offering price of at least $10.0 million. In addition, two years after this offering, holders of registrable securities may require, on up to four separate occasions, that the Company register their shares for public resale on Form S-3 or any successor form, provided the Company is eligible to use Form S-3 or any such successor form and provided further that the value of the securities to be registered is at least $1.0 million. Furthermore, in the event the Company elects to register any of its shares of Common Stock or other securities for purposes of effecting any public offering, the holders of registrable securities are entitled to include their Registrable Securities in the registration, subject however to the right of the Company to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration (other than underwriting discounts and commissions) will be borne by the Company. Registration rights, other than the right to require the Company to register shares on Form S-3 or any successor form, will terminate at such time as the Company's shares are publicly traded and the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to initiate a registration and include Registrable Securities pursuant to the exercise of registration rights, the sale of such Registrable Securities may have an adverse effect on the Company's ability to raise capital.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CERTIFICATE OF
  INCORPORATION AND BYLAWS AND OF DELAWARE LAW

    GENERAL. Certain provisions of the DGCL and the Company's Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Certificate of Incorporation and Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price.

    DELAWARE TAKEOVER STATUTE. Following consummation of this offering, the Company will be subject to the "business combination" provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

    CERTIFICATE OF INCORPORATION AND BYLAWS. The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be taken by a consent in writing by stockholders. The Company's Bylaws provide that special meetings of the stockholders of the Company may be called by the Board or by the President of the Company, or by one or more stockholders holding at least 10% of the voting power of the Company's outstanding capital stock, or any such person or persons as may be authorized by the Certificate of Incorporation or the Bylaws (which currently only give this authority to the Board). The Company's Bylaws also require advance written notice by a stockholder of a proposal or director nomination that such stockholder desires to present at an annual or special meeting of stockholders. No business other than that stated in the notice may be transacted at any special meeting. These provisions will have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board.

    The Company's Bylaws provide that the authorized number of directors may be changed by an amendment to the Bylaws adopted by the Board or by the stockholders. Vacancies on the Board may be filled either by holders of a majority of the Company's voting stock or a majority of directors in office, although less than a quorum. The Certificate of Incorporation and the Bylaws of the Company also provide for a classified Board. Under this provision, the Board designates each director position as one of three categories. Each year the directors' positions in one of the categories are subject to election so that it would take three years to replace the entire board (absent resignation or premature expiration of a director's term), which may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the DGCL. In addition, the Certificate of Incorporation and Bylaws provide that the Company will indemnify directors and officers of the Company to the fullest extent permitted by Delaware law. The Company has entered into separate indemnification agreements with its directors and executive officers that provide such persons indemnification protection in the event the Certificate of Incorporation is subsequently amended. See "Risk Factors -- Certain Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

                        has been appointed as transfer agent and registrar for the Company's Common Stock.

LISTING

    Application has been made to have the Common Stock accepted for quotation on the Nasdaq National Market under the symbol "HEON."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the Common Stock of the Company. The Company cannot predict the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of a significant number of shares of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock.

    Upon consummation of this offering, the Company will have          shares of
Common Stock outstanding. Of the shares outstanding after the offering, the
         shares of Common Stock (         shares if the U.S. Underwriters'
over-allotment is exercised in full) sold in the offering will be freely tradeable without restriction under the Securities Act, except for any such shares that may be acquired by an "affiliate" of the Company (an "affiliate"), which shares will be subject to the volume limitations of Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. The remaining 51,704,947 shares of Common Stock will be restricted securities (as that phrase is defined in Rule 144) (the "Restricted Shares") and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act. Each of the Company's directors and officers and certain other stockholders of the Company has agreed that it will not, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, during the period ending 180 days after the date of this Prospectus, it will not, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

    On the date of this Prospectus (July 31), 667,404 of the Restricted Shares
(in addition to the         shares offered hereby) will be eligible for
immediate sale. Upon the expiration of lock-up agreements, an additional 48,684,105 of the Restricted Shares will become eligible for sale in the public
market on         , subject in the case of all but 11,010,300 shares to the
volume limitations and other conditions of Rule 144 adopted under the Securities Act ("Rule 144"). The holders of approximately 43,159,170 shares of Common Stock are also entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock.

    Under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell a number of shares of Common Stock within any three-month period equal to the greater of 1% of the then outstanding shares of the Common Stock
(approximately          shares immediately after the offering) or the average
weekly reported volume of trading of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale, provided that certain manner of sale and notice requirements and requirements as to the availability of current public information concerning the Company are satisfied. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

    Immediately after the offering, there will be options to purchase approximately 8,997,995 shares of Common Stock outstanding. Subject to the provisions of the lock-up agreements described above, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, shortly after this offering, the Company intends to file a registration statement on Form S-8 covering all options granted under the 1996 Plan. Shares of Common Stock registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restriction with the Company or the lock-up agreements described below. See "Management -- 1996 Plan."

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general discussion of certain United States federal income and estate tax consequences relevant to holders of Common Stock that are non-U.S. Holders. A non-U.S. Holder is a holder of Common Stock that is not, for United States federal income tax purposes, any of the following: (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that meets the following two tests: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. This discussion does not consider the specific facts and circumstances that may be relevant to particular non-U.S. Holders in light of their personal circumstances and does not address the treatment of such holders under the laws of any state, local or foreign taxing jurisdiction. Further, the discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change or different interpretation on a possibly retroactive basis. THIS DISCUSSION IS LIMITED TO NON-U.S. HOLDERS WHO HOLD THE COMMON STOCK AS A CAPITAL ASSET. EACH PROSPECTIVE HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

DIVIDENDS
    Dividends paid to a non-U.S. Holder of Common Stock will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business within the United States (and are attributable to a United States permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the non-U.S. holder to be subject to United States income tax on a net income basis in respect of such dividends). Such "effectively connected" dividends are subject to tax at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a Corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under currently effective United States Treasury regulations, dividends paid prior to January 1, 2000 to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations that will generally be effective for distributions after December 31, 1999 (the "Final Withholding Regulations"), however, a non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Final Withholding Regulations, in the case of Common Stock held by a foreign partnership, (i) the certification requirement would generally be applied to the partners of the partnership and (ii) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Final Withholding Regulations provide look-through rules for tiered partnerships.

    A non-U.S. Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Common Stock unless: (i) the gain is effectively connected with a trade or business conducted by the non-U.S. Holder in the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. Holder if an applicable income tax treaty so requires as a condition for such non-U.S. Holder to be subject to United States taxation on a net income basis in respect of gain from the sale or other disposition of the Common Stock); (ii) in the case of a non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and, in the event that the Common Stock is considered "regularly traded on an established securities market," the non-U.S. Holder held, directly or indirectly at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock (and is not eligible for any treaty exemption); or (iv) the non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates. Effectively connected gains realized by a corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    The Company believes it is not currently, and does not anticipate becoming, a "United States real property holding corporation" for federal income tax purposes.

FEDERAL ESTATE TAXES

    Common Stock held by a non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under current law, United States information reporting requirements (other than reporting of dividend payments for purposes of the withholding tax noted above) and backup withholding tax generally will not apply to dividends paid to non-U.S. Holders that are either subject to the 30% withholding discussed above or that are not so subject because an applicable tax treaty reduces such withholding. Otherwise, backup withholding of United States federal income tax at a rate of 31% may apply to dividends paid with respect to Common Stock to holders that are not "exempt recipients" and that fail to provide certain information (including the holder's United States taxpayer identification number). Generally, unless the payor of dividends has actual knowledge that the payee is a United States person, the payor may treat dividend payments to a payee with a foreign address as exempt from information reporting and backup withholding. However, under the Final Withholding Regulations, dividend payments generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to the rules applicable to foreign partnerships under the Final Withholding Regulations.

    In general, United States information reporting and backup withholding requirements also will not apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a non-United States broker. However, United States information reporting (but not backup withholding) requirements will apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, that is a "controlled foreign corporation" as to the United States, or, in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of Common Stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

    A non-U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Hambrecht & Quist LLC and Volpe Brown Whelan & Company, LLC are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Goldman Sachs International, Hambrecht & Quist LLC & Volpe Brown Whelan and Company, LLC are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                                   NUMBER OF
                                      NAME                                           SHARES
---------------------------------------------------------------------------------  ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated..............................................
  Goldman, Sachs & Co............................................................
  Hambrecht & Quist LLC..........................................................
  Volpe Brown Whelan & Company, LLC..............................................
                                                                                   ----------
    Subtotal.....................................................................
                                                                                   ----------
International Underwriters:
  Morgan Stanley & Co. International Limited.....................................
  Goldman Sachs International....................................................
  Hambrecht & Quist LLC..........................................................
  Volpe Brown Whelan & Company, LLC..............................................
                                                                                   ----------
    Subtotal.....................................................................
                                                                                   ----------
        Total....................................................................
                                                                                   ----------
                                                                                   ----------

    The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to an exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $   a share under the public offering price. Any Underwriter
may allow, and such dealers may reallow, a concession not in excess of $   a
share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

    The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

    At the request of the Company, the U.S. Underwriters have reserved up to shares of Common Stock to be issued by the Company and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the U.S. Underwriters to the general public on the same basis as the other shares offered hereby.

    Each of the Company and the directors, officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of Shares to the Underwriters, (y) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (z) transactions by any person other than the

Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Certain of the Underwriters from time to time perform various investment banking services for the Company, for which such Underwriters receive compensation.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the U.S. Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Fenwick & West LLP, Palo Alto, California.

                                    EXPERTS

    Healtheon was incorporated in December 1995 and did not commence operations until January 1996. Thus, the financial statements of ActaMed for the year ended December 31, 1995 also represent the financial statements of Healtheon on a pooled basis for that period.

    The consolidated financial statements of Healtheon Corporation at December 31, 1996 and 1997, and for the two years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to the year ended December 31, 1996, is based in part on the report of Deloitte & Touche LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of ActaMed Corporation for the year ended December 31, 1995, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of ActaMed Corporation as of December 31, 1996 and for the year then ended, not separately presented in this Prospectus and Registration Statement have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The statements of divisional net loss and United HealthCare Corporation's net investment and of divisional cash flows of EDI Services Group (a division of United HealthCare Corporation) included in this Prospectus and Registration Statement have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules thereto, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Upon completion of this offering, the Company will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the Commission referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF HEALTHEON CORPORATION:

Report of Ernst & Young LLP, Independent Auditors....................................        F-2

Report of Deloitte & Touche LLP, Independent Auditors................................        F-3

Consolidated Balance Sheets..........................................................        F-4

Consolidated Statements of Operations................................................        F-5

Consolidated Statement of Convertible Redeemable Preferred Stock and Stockholders'
  Equity (Net Capital Deficiency)....................................................        F-6

Consolidated Statements of Cash Flows................................................        F-8

Notes to Consolidated Financial Statements...........................................        F-9

FINANCIAL STATEMENTS OF EDI SERVICES, INC.:

Report of Deloitte and Touche LLP, Independent Auditors..............................       F-30

Statement of Divisional Net Loss and United's Net Investment.........................       F-31

Statement of Divisional Cash Flows...................................................       F-32

Notes to Financial Statements........................................................       F-33

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Healtheon Corporation

    We have audited the accompanying consolidated balance sheets of Healtheon as of December 31, 1996 and 1997, and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. In May 1998, the Company acquired ActaMed in a transaction that was accounted for as a pooling of interests. We did not audit the financial statements of ActaMed for the year ended December 31, 1996, which statements reflect total assets constituting approximately 79% of the related consolidated financial statement totals at December 31, 1996 and revenues and a net loss constituting approximately 89% and 57%, respectively, of the related consolidated financial statement totals for the year ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for ActaMed, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Healtheon Corporation at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California

February 27, 1998,

except for Notes 1 and 2, as to which the date is July 24, 1998

INDEPENDENT AUDITORS' REPORT

Board of Directors of ActaMed Corporation

    We have audited the consolidated balance sheet of ActaMed Corporation and subsidiary (the "Company") as of December 31, 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996 (the consolidated financial statements for 1996 are not presented herein.) These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
June 20, 1997

                             HEALTHEON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                    DECEMBER 31,
                                                                               ----------------------   JUNE 30,
                                                                                  1996        1997        1998
                                                                               ----------  ----------  -----------
                                                                                                       (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents..................................................  $    7,539  $   16,504   $  11,075
  Short-term investments.....................................................          --       5,300       1,726
  Accounts receivable, net of allowance for doubtful accounts of $41, $71 and
    $135 in 1996, 1997 and 1998, respectively................................         959       2,723       3,726
  Due from related parties...................................................       1,742       1,533       1,916
  Other current assets.......................................................         437         527         353
                                                                               ----------  ----------  -----------
  Total current assets.......................................................      10,677      26,587      18,796
Property and equipment, net..................................................       4,534       5,500       9,960
Intangible assets, net.......................................................      12,644      16,596      16,895
Other assets.................................................................       2,641       2,892       2,471
                                                                               ----------  ----------  -----------
                                                                               $   30,496  $   51,575   $  48,122
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

                          LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Borrowings under line of credit............................................  $       30  $    3,425  $    3,473
  Accounts payable...........................................................       1,359       2,225       3,133
  Accrued compensation.......................................................         242         448       1,853
  Other accrued liabilities..................................................       1,097       1,265       2,765
  Current portion of capital lease obligations...............................         763       1,038       1,555
  Deferred revenue...........................................................       4,681       3,396       3,457
                                                                               ----------  ----------  -----------
  Total current liabilities..................................................       8,172      11,797      16,236
Capital lease obligations, net of current portion............................       1,210         932       1,459
Commitments
Convertible redeemable preferred stock, $.016 par value, issuable in series:
  16,488,860 shares authorized in 1996 and 1997, none in 1998; 14,170,947,
  16,488,860 and no shares issued and outstanding in 1996, 1997 and 1998,
  respectively; at amounts paid in...........................................      39,578      50,948          --
Stockholders' equity (net capital deficiency):
  Convertible preferred stock, $.0001 par value, issuable in series:
    48,020,000 shares authorized in 1996 and 1997, none in 1998; 13,285,000,
    21,002,692 and no shares issued and outstanding in 1996, 1997 and 1998,
    respectively; at amounts paid in.........................................      11,607      43,756          --
  Common stock, $.0001 par value, 75,000,000 shares authorized; 8,652,422,
    9,436,724 and 51,704,947 shares issued and outstanding in 1996, 1997 and
    1998, respectively.......................................................           1           1           5
  Additional paid-in capital.................................................       2,670       5,649     106,832
  Note receivable from officer...............................................          --        (349)         --
  Deferred stock compensation................................................          --      (2,151)     (3,411 )
  Accumulated deficit........................................................     (32,742)    (59,008)    (72,999 )
                                                                               ----------  ----------  -----------
  Total stockholders' equity (net capital deficiency)........................     (18,464)    (12,102)     30,427
                                                                               ----------  ----------  -----------
                                                                               $   30,496  $   51,575  $   48,122
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

                            SEE ACCOMPANYING NOTES.

                    CONSOLIDATED STATEMENTS OF OPERATIONS(1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 HEALTHEON CORPORATION
                                                         ACTAMED     ----------------------------------------------
                                                       CORPORATION
                                                       ------------       YEARS ENDED           SIX MONTHS ENDED
                                                        YEAR ENDED        DECEMBER 31,              JUNE 30,
                                                       DECEMBER 31,  ----------------------  ----------------------
                                                           1995         1996        1997        1997        1998
                                                       ------------  ----------  ----------  ----------  ----------
                                                                                                  (UNAUDITED)
Revenue..............................................   $    2,175   $   11,013  $   13,390  $    4,286  $   20,653
Operating costs and expenses:
  Cost of revenue....................................        1,916        5,423       8,808       2,857      17,217
  Development and engineering........................        2,446        8,596      12,986       6,409       8,332
  Sales, general and administrative..................        1,749        9,042      11,031       4,723      12,123
  Amortization of intangible assets..................           --        3,189       4,249       2,124       3,924
  Write-off of acquired in-process research and
    development costs................................           --        5,215          --          --          --
                                                       ------------  ----------  ----------  ----------  ----------
  Total operating costs and expenses.................        6,111       31,465      37,074      16,113      41,596
                                                       ------------  ----------  ----------  ----------  ----------
Loss from operations.................................       (3,936)     (20,452)    (23,684)    (11,827)    (20,943)
Interest income......................................          208          539         611         254         637
Interest expense.....................................           (6)         (56)       (323)       (128)       (251)
Dividends on ActaMed's convertible redeemable
  preferred stock....................................         (724)      (2,548)     (2,870)     (1,606)       (890)
                                                       ------------  ----------  ----------  ----------  ----------
Net loss.............................................   $   (4,458)  $  (22,517) $  (26,266) $  (13,307) $  (21,447)
                                                       ------------  ----------  ----------  ----------  ----------
                                                       ------------  ----------  ----------  ----------  ----------
Basic and diluted net loss per common share..........                $    (3.42) $    (3.64) $    (1.85) $    (1.22)
                                                                     ----------  ----------  ----------  ----------
                                                                     ----------  ----------  ----------  ----------
Weighted-average shares outstanding used in computing
  basic and diluted net loss per common share........                     6,583       7,223       7,193      17,632
                                                                     ----------  ----------  ----------  ----------
                                                                     ----------  ----------  ----------  ----------
Pro forma basic and diluted net loss per common share
  (unaudited)........................................                            $     (.59)             $     (.46)
                                                                                 ----------              ----------
                                                                                 ----------              ----------
Shares used in computing pro forma basic and diluted
  net loss per common share (unaudited)..............                                44,715                  46,631
                                                                                 ----------              ----------
                                                                                 ----------              ----------
Revenue from related parties included above..........   $       --   $    4,237  $    7,309  $    3,240  $    9,370
                                                       ------------  ----------  ----------  ----------  ----------
                                                       ------------  ----------  ----------  ----------  ----------

---------

(1) Because Healtheon did not commence operations until January 1996, the ActaMed statement of operations presented for the year ended December 31, 1995 represents the statement of operations of Healtheon for that period on a pooled basis.

                            SEE ACCOMPANYING NOTES.

      CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND
                STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)(1)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                              ACTAMED CORPORATION

                                                   CONVERTIBLE REDEEMABLE           CONVERTIBLE
                                                      PREFERRED STOCK             PREFERRED STOCK              COMMON STOCK
                                                 --------------------------  --------------------------  -------------------------
                                                     SHARES        AMOUNT        SHARES        AMOUNT       SHARES       AMOUNT
                                                 --------------  ----------  --------------  ----------  ------------  -----------
BALANCES AT DECEMBER 31, 1994..................       8,800,880  $    8,343              --  $       --     8,250,000   $     200
Net loss.......................................              --          --              --          --            --          --
Issuance of common stock pursuant to option
  exercises by employees.......................              --          --              --          --     1,071,250          21
Issuance of Series B convertible redeemable
  preferred stock for cash (less issuance costs
  of $36)......................................       3,448,276       6,963              --          --            --          --
Dividends accrued on convertible redeemable
  preferred stock..............................              --         724              --          --            --          --
                                                 --------------  ----------  --------------  ----------  ------------       -----
BALANCES AT DECEMBER 31, 1995..................      12,249,156  $   16,030              --  $       --     9,321,250   $     221
                                                 --------------  ----------  --------------  ----------  ------------       -----
                                                 --------------  ----------  --------------  ----------  ------------       -----

                                                                                                             TOTAL
                                                                NOTE                                     STOCKHOLDERS'
                                                 ADDITIONAL  RECEIVABLE                                   EQUITY (NET
                                                  PAID-IN       FROM      DEFERRED STOCK   ACCUMULATED      CAPITAL
                                                  CAPITAL      OFFICER     COMPENSATION      DEFICIT      DEFICIENCY)
                                                 ----------  -----------  --------------  -------------  -------------
BALANCES AT DECEMBER 31, 1994..................  $    2,306   $      --     $       --     $    (5,767)   $    (3,261)
Net loss.......................................          --          --             --          (4,458)        (4,458)
Issuance of common stock pursuant to option
  exercises by employees.......................          --          --             --              --             21
Issuance of Series B convertible redeemable
  preferred stock for cash (less issuance costs
  of $36)......................................          --          --             --              --             --
Dividends accrued on convertible redeemable
  preferred stock..............................          --          --             --              --             --
                                                 ----------       -----        -------    -------------  -------------
BALANCES AT DECEMBER 31, 1995..................  $    2,306   $      --     $       --     $   (10,225)   $    (7,698)
                                                 ----------       -----        -------    -------------  -------------
                                                 ----------       -----        -------    -------------  -------------

                             HEALTHEON CORPORATION

BALANCES AT DECEMBER 31, 1995
  (REFLECTING THE CONVERSION RATIO
  OF .6272)........................   7,682,671  $  16,030          --  $      --  5,846,288   $       1   $   2,526   $      --
Net loss...........................          --         --          --         --         --          --          --          --
Issuance of common stock to
  founders and employees for
  cash.............................          --         --          --         --  2,806,134          --         140          --
Issuance of Series A convertible
  preferred stock for cash (less
  issuance costs of $27)...........          --         --  10,285,000      5,115         --          --          --          --
Issuance of Series B convertible
  preferred stock for cash (less
  issuance costs of $8)............          --         --   3,000,000      5,992         --          --          --          --
Issuance of Series B convertible
  preferred stock warrant to
  investor for services............          --         --          --        500         --          --          --          --
Issuance of Series C convertible
  redeemable preferred stock for
  acquisition......................   6,488,276     21,000          --         --         --          --          --          --
Issuance of common stock
  warrants.........................          --         --          --         --         --          --           4          --
Dividends accrued on convertible
  redeemable preferred stock.......          --      2,548          --         --         --          --          --          --
                                     ----------  ---------  ----------  ---------  ---------       -----   ---------       -----
BALANCES AT DECEMBER 31, 1996......  14,170,947     39,578  13,285,000     11,607  8,652,422           1       2,670          --

BALANCES AT DECEMBER 31, 1995
  OF .6272)........................   $      --    $ (10,225)   $  (7,698)
Net loss...........................          --      (22,517)     (22,517)
Issuance of common stock to
  founders and employees for
  cash.............................          --           --          140
Issuance of Series A convertible
  preferred stock for cash (less
  issuance costs of $27)...........          --           --        5,115
Issuance of Series B convertible
  preferred stock for cash (less
  issuance costs of $8)............          --           --        5,992
Issuance of Series B convertible
  preferred stock warrant to
  investor for services............          --           --          500
Issuance of Series C convertible
  redeemable preferred stock for
  acquisition......................          --           --           --
Issuance of common stock
  warrants.........................          --           --            4
Dividends accrued on convertible
  redeemable preferred stock.......          --           --           --
                                     -----------  -----------  -----------
BALANCES AT DECEMBER 31, 1996......          --      (32,742)     (18,464)

  (REFLECTING THE CONVERSION RATIO

------------
(1) Because Healtheon did not commence operations until January 1996, the ActaMed statement of stockholders' equity presented for the year ended December 31, 1995 represents the statement of stockholders' equity of Healtheon for that period on a pooled basis.

                            SEE ACCOMPANYING NOTES.

      CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND
          STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)(1) (CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             HEALTHEON CORPORATION

                                                   CONVERTIBLE REDEEMABLE           CONVERTIBLE
                                                      PREFERRED STOCK             PREFERRED STOCK              COMMON STOCK
                                                 --------------------------  --------------------------  -------------------------
                                                     SHARES        AMOUNT        SHARES        AMOUNT       SHARES       AMOUNT
                                                 --------------  ----------  --------------  ----------  ------------  -----------
BALANCES AT DECEMBER 31, 1996 (CONT.)..........      14,170,947      39,578      13,285,000      11,607     8,652,422           1
Net loss.......................................              --          --              --          --            --          --
Issuance of common stock pursuant to option and
  restricted stock exercises by employees......              --          --              --          --     1,397,844          --
Repurchase of employee common stock............              --          --              --          --      (613,542)         --
Issuance of Series A and Series B convertible
  preferred stock for services.................              --          --          45,000          55            --          --
Issuance of Series B convertible preferred
  stock for cash...............................              --          --          15,000          30            --          --
Issuance of Series B convertible preferred
  stock to officer for note receivable.........              --          --         250,000         500            --          --
Issuance of Series B convertible preferred
  stock warrants in connection with bridge
  financing....................................              --          --              --          64            --          --
Issuance of Series C convertible preferred
  stock for cash and conversion of bridge
  note.........................................              --          --       2,600,000       6,500            --          --
Issuance of Series D convertible preferred
  stock for cash...............................              --          --       4,807,692      25,000            --          --
Issuance of Series D convertible redeemable
  preferred stock for asset purchase...........       2,317,913       8,500              --          --            --          --
Repayment of note receivable from officer......              --          --              --          --            --          --
Dividends accrued on convertible redeemable
  preferred stock..............................              --       2,870              --          --            --          --
Deferred stock compensation....................              --          --              --          --            --          --
Amortization of deferred stock compensation....              --          --              --          --            --          --
                                                 --------------  ----------  --------------  ----------  ------------       -----
BALANCES AT DECEMBER 31, 1997..................      16,488,860      50,948      21,002,692      43,756     9,436,724           1
Net loss (unaudited)...........................              --          --              --          --            --          --
Issuance of common stock pursuant to option
  exercises by employees (unaudited)...........              --          --              --          --     1,659,685          --
Issuance of Series B convertible preferred
  stock pursuant to warrant exercises
  (unaudited)..................................              --          --       1,017,229       2,034            --          --
Issuance of Series D convertible redeemable
  preferred stock for asset purchase
  (unaudited)..................................         763,548       2,800              --          --            --          --
Dividends accrued on convertible redeemable
  preferred stock (unaudited)..................              --         890              --          --            --          --
Conversion of redeemable preferred and
  preferred stock to common stock
  (unaudited)..................................     (17,252,408)    (54,638)    (22,019,921)    (45,790)   39,272,329           4
Issuance of common stock for asset purchase
  (unaudited)..................................              --          --              --          --     1,336,209          --
Repayment of note receivable from officer
  (unaudited)..................................              --          --              --          --            --          --
Deferred stock compensation (unaudited)........              --          --              --          --            --          --
Amortization of deferred stock compensation
  (unaudited)..................................              --          --              --          --            --          --
                                                 --------------  ----------  --------------  ----------  ------------       -----
BALANCES, JUNE 30, 1998 (UNAUDITED)............              --  $       --              --  $       --    51,704,947   $       5
                                                 --------------  ----------  --------------  ----------  ------------       -----
                                                 --------------  ----------  --------------  ----------  ------------       -----

                                                                                                             TOTAL
                                                                NOTE                                     STOCKHOLDERS'
                                                 ADDITIONAL  RECEIVABLE                                   EQUITY (NET
                                                  PAID-IN       FROM      DEFERRED STOCK   ACCUMULATED      CAPITAL
                                                  CAPITAL      OFFICER     COMPENSATION      DEFICIT      DEFICIENCY)
                                                 ----------  -----------  --------------  -------------  -------------
BALANCES AT DECEMBER 31, 1996 (CONT.)..........       2,670          --             --         (32,742)       (18,464)
Net loss.......................................          --          --             --         (26,266)       (26,266)
Issuance of common stock pursuant to option and
  restricted stock exercises by employees......         297          --             --              --            297
Repurchase of employee common stock............         (31)         --             --              --            (31)
Issuance of Series A and Series B convertible
  preferred stock for services.................          --          --             --              --             55
Issuance of Series B convertible preferred
  stock for cash...............................          --          --             --              --             30
Issuance of Series B convertible preferred
  stock to officer for note receivable.........          --        (500)            --              --             --
Issuance of Series B convertible preferred
  stock warrants in connection with bridge
  financing....................................          --          --             --              --             64
Issuance of Series C convertible preferred
  stock for cash and conversion of bridge
  note.........................................          --          --             --              --          6,500
Issuance of Series D convertible preferred
  stock for cash...............................          --          --             --              --         25,000
Issuance of Series D convertible redeemable
  preferred stock for asset purchase...........          --          --             --              --             --
Repayment of note receivable from officer......          --         151             --              --            151
Dividends accrued on convertible redeemable
  preferred stock..............................          --          --             --              --             --
Deferred stock compensation....................       2,713          --         (2,713)             --             --
Amortization of deferred stock compensation....          --          --            562              --            562
                                                 ----------       -----        -------    -------------  -------------
BALANCES AT DECEMBER 31, 1997..................       5,649        (349)        (2,151)        (59,008)       (12,102)
Net loss (unaudited)...........................          --          --             --         (21,447)       (21,447)
Issuance of common stock pursuant to option
  exercises by employees (unaudited)...........         913          --             --              --            913
Issuance of Series B convertible preferred
  stock pursuant to warrant exercises
  (unaudited)..................................          --          --             --              --          2,034
Issuance of Series D convertible redeemable
  preferred stock for asset purchase
  (unaudited)..................................          --          --             --              --             --
Dividends accrued on convertible redeemable
  preferred stock (unaudited)..................          --          --             --              --             --
Conversion of redeemable preferred and
  preferred stock to common stock
  (unaudited)..................................      92,968          --             --           7,456         54,638
Issuance of common stock for asset purchase
  (unaudited)..................................       4,900          --             --              --          4,900
Repayment of note receivable from officer
  (unaudited)..................................          --         349             --              --            349
Deferred stock compensation (unaudited)........       2,402          --         (2,402)             --             --
Amortization of deferred stock compensation
  (unaudited)..................................          --          --          1,142              --          1,142
                                                 ----------       -----        -------    -------------  -------------
BALANCES, JUNE 30, 1998 (UNAUDITED)............  $  106,832   $      --     $   (3,411)    $   (72,999)   $    30,427
                                                 ----------       -----        -------    -------------  -------------
                                                 ----------       -----        -------    -------------  -------------

------------
(1) Because Healtheon did not commence operations until January 1996, the ActaMed statement of stockholders' equity presented for the year ended December 31, 1995 represents the statement of stockholders' equity of Healtheon for that period on a pooled basis.

                            SEE ACCOMPANYING NOTES.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

                                 (IN THOUSANDS)

                                                                                          HEALTHEON CORPORATION
                                                                    ACTAMED     ------------------------------------------
                                                                  CORPORATION
                                                                 -------------  YEARS ENDED DECEMBER    SIX MONTHS ENDED
                                                                  YEAR ENDED            31,                 JUNE 30,
                                                                 DECEMBER 31,   --------------------  --------------------
                                                                     1995         1996       1997       1997       1998
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                                                          (UNAUDITED)
Cash flows from operating activities:
Net loss.......................................................    $  (4,458)   $ (22,517) $ (26,266) $ (13,307) $ (21,447)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization................................          359        5,062      8,142      3,739      8,351
  Warrants and preferred stock issued for services.............           --          500        119         56         --
  Writeoff of acquired in-process research and development, net
    of acquisition costs.......................................           --        4,899         --         --         --
  Dividends on ActaMed's convertible redeemable preferred
    stock......................................................          724        2,548      2,870      1,606        890
  Changes in operating assets and liabilities:
    Accounts receivable........................................          (36)      (5,066)      (806)       132       (988)
    Other assets...............................................          (77)        (325)      (224)      (242)       197
    Accounts payable...........................................           49        1,139        751       (263)       908
    Accrued compensation and other liabilities.................          515          800        346        572      2,905
    Deferred revenue...........................................        1,603        3,078     (1,285)      (205)        61
                                                                 -------------  ---------  ---------  ---------  ---------
Net cash used in operating activities..........................       (1,321)      (9,882)   (16,353)    (7,912)    (9,123)
                                                                 -------------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
Purchase of short-term investments.............................           --           --     (5,300)        --     (3,483)
Maturities of short-term investments...........................           --           --         --         --      7,057
Increase in restricted cash....................................           --           --       (867)        --         --
Purchases of property and equipment............................         (464)      (2,027)    (2,817)      (293)    (2,664)
Internally developed software..................................           --       (1,001)      (291)      (165)        --
                                                                 -------------  ---------  ---------  ---------  ---------
Net cash from (used in) investing activities...................         (464)      (3,028)    (9,275)      (458)       910
                                                                 -------------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
Proceeds from line of credit borrowings and bridge note........           --           30      5,395      2,765         48
Proceeds from line of credit borrowings from related party.....           --           --         --         --      1,000
Payments of line of credit borrowings from related party.......           --           --         --         --     (1,000)
Proceeds from issuance of preferred stock......................        6,963       11,107     29,530         96      2,034
Proceeds from issuance of common stock, net of repurchases.....           22          144        265        (10)       913
Payments on note receivable from officer.......................           --           --        151         --        349
Principal payments of capital lease obligations................           --         (218)      (748)      (363)      (560)
                                                                 -------------  ---------  ---------  ---------  ---------
Net cash from financing activities.............................        6,985       11,063     34,593      2,488      2,784
                                                                 -------------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents...........        5,200       (1,847)     8,965     (5,882)    (5,429)
Cash and cash equivalents at beginning of period...............        4,186        9,386      7,539      7,539     16,504
                                                                 -------------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.....................    $   9,386    $   7,539  $  16,504  $   1,657  $  11,075
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------
Supplemental disclosure of cash flow information:
Interest paid..................................................    $       5    $      56  $     252  $     128  $     269
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------
Supplemental schedule of noncash investing and financing
  activities:
Equipment acquired under capital lease obligations.............    $      --    $   2,083  $     774  $     356  $   1,604
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------
Issuance of note receivable from officer for preferred stock...    $      --    $      --  $     500  $      --  $      --
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------
Conversion of bridge notes to preferred stock..................    $      --    $      --  $   2,000  $      --  $      --
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------
Issuance of convertible redeemable preferred stock for assets
  purchased....................................................    $      --    $      --  $   8,500  $      --  $   2,800
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------
Issuance of common stock for assets purchased..................    $      --    $      --  $      --  $      --  $   4,900
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------
Deferred stock compensation related to options granted.........    $      --    $      --  $   2,713  $      --  $   2,402
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------
Conversion of convertible redeemable preferred and convertible
  preferred stock to common stock..............................    $      --    $      --  $      --  $      --  $  92,972
                                                                 -------------  ---------  ---------  ---------  ---------
                                                                 -------------  ---------  ---------  ---------  ---------

------------

(1) Because Healtheon did not commence operations until January 1996, the statement of cash flows presented for the year ended December 31, 1995 represents the statements of cash flows of Healtheon for that period on a pooled basis.

                            SEE ACCOMPANYING NOTES.

                             HEALTHEON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    In May 1998, Healtheon Corporation ("Healtheon") acquired ActaMed Corporation ("ActaMed") in a merger transaction accounted for as a pooling of interests (see Note 2). ActaMed was incorporated in 1992. Healtheon was incorporated on December 26, 1995 and was considered to be in the development stage through late 1997. All financial information has been restated to reflect the combined operations of Healtheon and ActaMed. All 1995 financial statement information represents that of ActaMed. Because Healtheon did not commence operations until January 1996, the financial statements of ActaMed for the year ended December 31, 1995 also represent the financial statements of Healtheon on a pooled basis for that period. As used herein, the "Company" refers to the combined companies and "Healtheon" or "ActaMed" is used to refer to the individual pre-merger companies where required for clarity of presentation.

    SNATURE OF OPERATIONS

    The Company is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. The Company has designed and developed an Internet-based information and transaction platform to facilitate and streamline interactions among the myriad participants in the healthcare industry. The Company's VHN solution includes a suite of services delivered through applications operating on its Internet-based platform. The Company's solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorization, laboratory and diagnostic test ordering, clinical data retrieval and claims processing.

    The Company has incurred operating losses to date and had an accumulated deficit of $72,999,000 at June 30, 1998. Company activities have been primarily financed through private placements of equity securities. The Company had cash, cash equivalents and short-term investments totaling approximately $12,801,000 at June 30, 1998. As noted above and as further discussed in Note 2, Healtheon merged with ActaMed in May 1998. This merger may significantly affect the Company's operating cash needs. The Company may need to raise additional capital through the issuance of debt or equity securities. There can be no assurance that the Company will be able to raise additional financing, or that such financing will be available on terms satisfactory to the Company, if at all.

    INTERIM FINANCIAL INFORMATION

    The financial information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the Company's operating results and cash flows for such periods. Results for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year of 1998 or for any future period.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ materially from these estimates.

    CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    All highly liquid investments with an original maturity from date of purchase of three months or less are considered to be cash equivalents. The Company's cash, cash equivalents and short-term investments are invested in various investment-grade commercial paper, money market accounts and certificates of deposit. All of the Company's short-term investments mature within six months. The fair value of the Company's cash equivalents and short-term investments is as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996       1997
                                                              ---------  ---------   JUNE 30,
                                                                                    -----------
                                                                                       1998
                                                                                    -----------
                                                                                    (UNAUDITED)
Cash equivalents:
  Corporate and other nongovernment debt securities.........  $      --  $  12,704   $  10,380
  Money market funds........................................      5,603      3,429         864
                                                              ---------  ---------  -----------
                                                                  5,603     16,133      11,244
Short-term investments:
  Corporate and other nongovernment debt securities.........         --      5,300          --
  U.S. government securities................................         --         --       1,726
                                                              ---------  ---------  -----------
                                                              $   5,603  $  21,433   $  12,970
                                                              ---------  ---------  -----------
                                                              ---------  ---------  -----------

    Net unrealized gains (losses) were immaterial at December 31, 1996 and 1997 and June 30, 1998.

    Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Marketable debt and equity securities are classified as available-for-sale, and are carried at their fair value, with the unrealized gains and losses, when material, reported net-of-tax in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Interest and dividends on securities classified as available-for-sale are included in investment income.

    Additionally, at December 31, 1997 and June 30, 1998, the Company had restricted cash of $867,000, related to a letter of credit invested in a certificate of deposit at a financial institution as a security deposit for its office facilities. Such amount is included in other assets in the accompanying consolidated balance sheets (see Note 6).

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated amortization and depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets, generally three to seven years. Leasehold improvements and equipment acquired under capital lease obligations are amortized over the shorter of the lease term or the estimated useful lives of the related assets.

    INTANGIBLE ASSETS

    All intangible assets, which consist primarily of software licenses, intangibles related to services agreements and goodwill, are amortized on a straight-line basis over three years.

    SOFTWARE DEVELOPMENT COSTS

    Software development costs are incurred in the development or enhancement of software utilized in providing the Company's business management systems and services. Software development costs incurred after the establishment of technological feasibilty for each product or process are capitalized and capitalization ceases when the product or process is available for general release to customers or is put into service. Internally developed software costs were approximately $1,001,000, $291,000 and $165,000 for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997, respectively. There were no internally developed software costs capitalized for the year ended December 31, 1995 or for the six months ended June 30, 1998. Internally developed software costs are amortized based on the greater of the amount determined using the straight line method over the estimated economic useful life of the software or the ratio of remaining unamortized costs to current and expected future revenue from the software. Amortization expense related to the Company's internally developed software costs included in cost of revenue were approximately $134,000, $376,000, $173,000 and $782,000 for the years ended
December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively. There was no amortization expense related to ActaMed's internally developed software costs for the year ended December 31, 1995.

    LONG-LIVED ASSETS

    The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. In June 1998, the Company evaluated the carrying value of the internally developed software in light of the changes in operations resulting from the acquisition of ActaMed by Healtheon. The Company determined that it expected no future cash flows to be generated by this software and, accordingly, wrote off the remaining unamortized balance of $603,000 related to internally developed software. Such amount is included in the $782,000 amortization expense for the six months ended June 30, 1998 noted above. No impairment losses were recorded for the years ended December 31, 1995, 1996 and 1997 or for the six months ended June 30, 1997.

    REVENUE RECOGNITION

    The Company earns revenue from providing access to its network-based services (including fixed fee and transaction-based services), performing development and consulting services and licensing software. The Company earns network-based services revenue from fixed fee subscription arrangements, which is

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recognized ratably over the term of the applicable agreement, or revenue from arrangements that are priced on a per-transaction or per-user basis, which is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as such services are performed, depending on the terms of the contract. Revenue from consulting services is recognized as such services are performed. Cash received in excess of revenue recognized relating to such services has been recorded as deferred revenue in the accompanying consolidated balance sheet.

    During the year ended December 31, 1997, the Company entered into agreements with two customers to manage and operate their current and expanding information technology ("IT") operations, to develop a suite of specific Internet-based commercial software applications and to assist the customers in migrating from their current IT operating environment to these new applications. The Company utilizes its own personnel, certain outside contractors, certain personnel and facilities of the customers that are leased under contract terms to the Company for these services. The cost of these leased customer employees and facilities is included as part of the total costs of the IT and development services billed to the customers by the Company. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company recognized revenue of approximately $2,100,000 and $7,304,000, respectively, for the IT services and approximately $200,000 and $2,497,000, respectively, for the development services. Included in the revenue recognized for IT services for the year ended December 31, 1997 and the six months ended June 30, 1998 are amounts related to leased personnel and facilities of $1,909,000 and $6,088,000, respectively, which amounts are also included in cost of revenue for the respective periods.

    The Company recognizes revenue from license fees when a noncancelable license agreement has been signed with a customer, the software product covered by the license agreement has been delivered, there are no uncertainties surrounding product acceptance, there are no significant future performance obligations, the license fees are fixed and determinable and collection of the license fees is considered probable. The Company's products do not require significant customization. Revenue from software licensing fees was $1,717,000, $4,981,000, $1,780,000, $390,000 and $390,000, respectively, for the years ended
December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and
1998.

    In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 is effective January 1, 1998 and generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, postcontract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

    ActaMed entered into a national marketing and licensing agreement (the "Agreement") with International Business Machines Corporation ("IBM") in 1995 that granted IBM a nonexclusive, nontransferable right to market ActaMed's software and services for a total of $6,300,000. For the years ended December 31, 1995, 1996 and 1997, approximately $1,700,000, $3,400,000, $1,200,000, respectively, of this amount was recognized as software license revenue upon delivery of the software. No software license revenue was recognized under this agreement for the six months ended June 30, 1997 or 1998.

    In December 1996, the Company entered into a new agreement (the "License") to license its newly granted patent to IBM. As part of the License, IBM agreed to pay ActaMed $4,800,000 over a four-year

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) period. Additionally, in conjunction with the License, the Company issued IBM a five-year warrant to purchase 282,522 shares of the Company's common stock at a price of $7.97 per share. Because of the extended payment terms, the Company concluded that the license fee was not fixed and determinable and, accordingly, is recognizing this revenue as the proceeds are collected. For the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company recognized revenue from the License of $995,000, $780,000, $390,000 and $390,000, respectively. At December 31, 1997, amounts due from IBM of $738,000 and $1,715,000 were included in accounts receivable and other assets, respectively. At June 30, 1998, amounts due from IBM of $776,000 and $1,318,000 were included in accounts receivable and other assets, respectively. Deferred revenue at December 31, 1996 and 1997 and June 30, 1998 included $3,121,000, $2,341,000 and $1,951,000, respectively, related to the License.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value for marketable debt securities is based on quoted market prices. The carrying value of these securities approximates their fair value.

    The fair value of notes is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying value of the note receivable from an officer approximated its fair value.

    The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying value of these obligations approximates their respective fair values.

    CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    The Company currently derives a substantial portion of its consolidated revenue from a few large customers. Two customers represented 35% and 17% of the total balance of trade accounts receivable and amounts due from related parties at December 31, 1997, and three customers represented 31%, 19% and 15% of the total balance of trade accounts receivable and amounts due from related parties at June 30, 1998. The Company believes that the concentration of credit risk in its trade receivables, with respect to its limited customer base, is substantially mitigated by the Company's credit evaluation process. The Company does not require collateral. To date, the Company's bad debt write-offs have not been significant. During the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, respectively, the Company added approximately $41,000, $35,000 and $66,000 to its bad debt reserves. Total write-offs of uncollectible amounts were zero, $5,000 and $2,000 in these periods, respectively.

    For the year ended December 31, 1995, one customer accounted for 85% of consolidated revenue. For the year ended December 31, 1996, two customers accounted for 46% and 38% of consolidated revenue. For the year ended December 31, 1997, two customers accounted for 55% and 15% of consolidated revenue. For the six months ended June 30, 1998, four customers accounted for 28%, 23%, 22% and 20% of consolidated revenue.

    The Company operates solely within one business segment, the development and marketing healthcare transaction and information services delivered over the Internet, private intranets or other networks. Through June 30, 1998, the Company has had no export sales.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. As permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company accounts for stock option grants to employees and directors in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25").

    NET LOSS PER SHARE

    Basic earnings (loss) per share and diluted earnings (loss) per share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of the Company's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    In accordance with SFAS No. 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic pro forma net loss per share, as presented in the statement of operations, has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible and convertible redeemable preferred stock (using the if-converted method) from the original date of issuance. On May 19, 1998, in connection with Healtheon's acquisition of ActaMed, all outstanding shares of Healtheon's convertible preferred stock and ActaMed's convertible redeemable preferred stock were converted into an aggregate of 39,272,329 shares of common stock. There were no shares of convertible or convertible redeemable preferred stock outstanding at June 30, 1998.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table presents the calculation of basic and diluted and pro forma net loss per share follows (in thousands, except per share data):

                                                                           YEARS ENDED        SIX MONTHS ENDED JUNE
                                                                           DECEMBER 31,                30,
                                                                      ----------------------  ----------------------
                                                                         1996        1997        1997        1998
                                                                      ----------  ----------  ----------  ----------
                                                                                                   (UNAUDITED)
Net loss............................................................  $  (22,517) $  (26,266) $  (13,307) $  (21,447)
                                                                      ----------  ----------  ----------  ----------
                                                                      ----------  ----------  ----------  ----------
Basic and diluted:
  Weighted-average shares of common stock outstanding...............       7,398       8,621       8,469      18,999
  Less: Weighted-average shares subject to repurchase...............        (815)     (1,398)     (1,276)     (1,367)
                                                                      ----------  ----------  ----------  ----------
Weighted-average shares used in computing basic and diluted net loss
  per common share..................................................       6,583       7,223       7,193      17,632
                                                                      ----------  ----------  ----------  ----------
                                                                      ----------  ----------  ----------  ----------
Basic and diluted net loss per common share.........................  $    (3.42) $    (3.64) $    (1.85) $    (1.22)
                                                                      ----------  ----------  ----------  ----------
                                                                      ----------  ----------  ----------  ----------
Pro forma:
Shares used above...................................................                   7,223                  17,632
Pro forma adjustment to reflect weighted effect of assumed
  conversion of convertible preferred stock.........................                  37,492                  28,999
                                                                                  ----------              ----------
Shares used in computing pro forma basic and diluted net loss per
  common share......................................................                  44,715                  46,631
                                                                                  ----------              ----------
                                                                                  ----------              ----------
Pro forma basic and diluted net loss per common share (unaudited)...              $     (.59)             $     (.46)
                                                                                  ----------              ----------
                                                                                  ----------              ----------

    The Company has excluded all convertible redeemable preferred stock, convertible preferred stock, warrants and outstanding stock options from the calculation of basic and dilutive loss per common share because all such securities are anti-dilutive for all periods presented. See Notes 9, 10 and 11 for further information on these securities.

    COMPREHENSIVE LOSS

    The Company has no material components of other comprehensive loss.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt SFAS No. 131 for the year ending December 31, 1998. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of SFAS No. 131 is expected to have no material impact on the Company's financial position, results of operations or cash flows.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on the Company's financial position, results of operations or cash flows.

2. BUSINESS COMBINATIONS

    ACQUISITION OF EDI SERVICES, INC.

    Effective March 31, 1996, ActaMed acquired EDI Services Inc. ("EDI"), a wholly-owned subsidiary of United HealthCare Corporation ("United HealthCare") in a transaction pursuant to which EDI became a wholly-owned subsidiary of ActaMed. ActaMed issued 6,488,276 shares of Series C convertible redeemable preferred stock with a fair value of $21,000,000 and incurred acquisition-related costs of approximately $316,000 in connection with the acquisition. EDI is a provider of electronic data interchange services to health care providers and has marketed its health care network products, ProviderLink, to providers of United HealthCare's local health plans since 1992.

    In connection with the acquisition, United HealthCare and ActaMed entered into a five-year Services and License Agreement pursuant to which the Company earns transaction fee revenue by providing certain health care information services to United HealthCare and its provider network and ProviderLink subscribers.

    The acquisition was accounted for as a purchase. Accordingly, the operations of EDI are included in the Company's consolidated statements of operations only after March 31, 1996. Assets and liabilities acquired in connection with this acquisition were recorded at their estimated fair market values. Approximately $359,000 of the purchase price was allocated to certain equipment and the remaining approximately $20,957,000 of the purchase price was allocated to intangible assets, consisting principally of in-process research and development, software, the Services and License Agreement, and goodwill. Purchased in-process research and development costs of approximately $5,215,000 were written off by the Company at the time the acquisition was consummated. Consistent with the Company's tests for internally developed software, the Company determined the amounts to be allocated to developed software and in-process research and development based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. At the date of the acquisition of EDI, the Company concluded that the in-process research and development had no alternative future use after taking into consideration the potential for usage of the software in different products, resale of the software and internal usage, and accordingly charged such amounts to the Company's operations.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

2. BUSINESS COMBINATIONS (CONTINUED)
    Intangible assets arising from the acquisition of EDI at March 31, 1996 is summarized as follows (in thousands):

Goodwill...........................................................................  $   8,012
Software...........................................................................      3,118
Other intangibles (primarily Service and License Agreement and trademarks).........      4,612
                                                                                     ---------
                                                                                     $  15,742
                                                                                     ---------
                                                                                     ---------

    The following pro forma information gives effect to the acquisition of EDI as if such transaction had occurred as of the beginning of each respective year (in thousands, except per share data):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
                                                                             (UNAUDITED)
Net revenues..........................................................  $    6,330  $   12,031
                                                                        ----------  ----------
                                                                        ----------  ----------
Net loss applicable to common stockholders............................  $  (12,199) $  (21,736)
                                                                        ----------  ----------
                                                                        ----------  ----------
Basic and diluted net loss per share..................................              $    (3.30)
                                                                                    ----------
                                                                                    ----------

    The pro forma net loss information excludes the $5,215,000 write-off of acquired in-process research and development as it represents a nonrecurring charge.

    ACQUISITION OF ACTAMED CORPORATION

    On May 19, 1998, the Company completed its acquisition of ActaMed, a Georgia corporation that develops and markets an integrated health care network, in a transaction that has been accounted for as a pooling of interests. Accordingly, the financial information presented reflects the combined financial position and operations of the Company and ActaMed for all dates and periods presented. The Company issued 23,271,355 shares of its common stock in exchange for all of the outstanding shares of common and convertible redeemable preferred stock of ActaMed. The Company also assumed all outstanding stock options and warrants to acquire 3,383,011 shares of ActaMed capital stock, after giving effect to the exchange ratio.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

2. BUSINESS COMBINATIONS (CONTINUED)
    Separate results of the combined entities for the years ended December 31, 1995, 1996 and 1997 and the four months ended April 30, 1998 (period ending immediately prior to the acquisition) are as follows (in thousands, unaudited):

                                                                                                      FOUR MONTHS
                                                                       YEARS ENDED DECEMBER 31,          ENDED
                                                                   ---------------------------------   APRIL 30,
                                                                     1995        1996        1997         1998
                                                                   ---------  ----------  ----------  ------------
Revenue:
  Healtheon......................................................  $      --  $    1,200  $    3,199   $    6,405
  ActaMed........................................................      2,175       9,813      10,191        6,690
                                                                   ---------  ----------  ----------  ------------
                                                                   $   2,175  $   11,013  $   13,390   $   13,095
                                                                   ---------  ----------  ----------  ------------
                                                                   ---------  ----------  ----------  ------------
Net loss:
  Healtheon......................................................  $      --  $   (8,543) $  (13,979)  $   (6,664)
  ActaMed........................................................     (4,458)    (13,974)    (12,287)      (5,601)
                                                                   ---------  ----------  ----------  ------------
                                                                   $  (4,458) $  (22,517) $  (26,266)  $  (12,265)
                                                                   ---------  ----------  ----------  ------------
                                                                   ---------  ----------  ----------  ------------

    There were no significant intercompany transactions between the two companies or significant conforming accounting adjustments.

3. PURCHASE OF SCAN ASSETS

    Effective December 31, 1997, the Company entered into a series of agreements with SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline Labs") to outsource the network connection between their customers and SmithKline Labs' laboratories. As part of that transaction, the Company acquired a license to SBCL SCAN software and computer workstations that reside in various medical providers' offices. At December 31, 1997, the SCAN license and the assets from one region of the country were transferred to the Company for $2,000,000 in cash and 2,317,913 shares of Series D convertible redeemable preferred stock valued at $8,500,000. In March and June 1998, the assets for the remaining regions of the country were transferred to the Company and the Company paid the remaining purchase price of $7,700,000 through the issuance of 763,548 shares of the Company's Series D convertible redeemable preferred stock in March and 1,336,209 shares of the Company's common stock in June. The value of the SCAN software license totaled $14,774,000 and the value of the computer workstations totaled $3,426,000.

    In connection with this transaction, SmithKline Labs and the Company entered into a five-year Services Agreement pursuant to which the Company will earn transaction fee revenue by providing certain health care information services to SmithKline Labs and its provider customers.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

4. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1996       1997
                                                               ---------  ---------   JUNE 30,
                                                                                        1998
                                                                                     -----------
                                                                                     (UNAUDITED)
Computer equipment...........................................  $   3,677  $   6,238   $  10,584
Office equipment, furniture and fixtures.....................      1,185      1,237       2,330
Purchased software for internal use..........................      1,001      1,240       1,393
Leasehold improvements.......................................        303        328       1,255
                                                               ---------  ---------  -----------
                                                                   6,166      9,043      15,562
Less accumulated depreciation and amortization...............     (1,632)    (3,543)     (5,602)
                                                               ---------  ---------  -----------
Property and equipment, net..................................  $   4,534  $   5,500   $   9,960
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

    Included in property and equipment at December 31, 1996 and 1997 and June 30, 1998 were assets acquired under capital lease obligations with a cost of approximately $2,302,000, $3,075,000 and $4,603,000, respectively. Accumulated depreciation related to the assets acquired under capital leases totaled $319,000, $1,174,000, and $1,613,000 at December 31, 1996 and 1997 and June 30,
1998, respectively.

5. INTANGIBLE ASSETS

    Intangible assets consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------   JUNE 30,
                                                               1996       1997        1998
                                                             ---------  ---------  -----------
                                                                                   (UNAUDITED)
Services agreements........................................  $   2,855  $   2,855   $   2,855
Software technology rights.................................      3,118     12,449      17,892
Internally developed software..............................      1,001      1,292          --
Goodwill...................................................      8,012      8,012       8,012
Other......................................................      1,777      1,777       1,777
                                                             ---------  ---------  -----------
                                                                16,763     26,385      30,536
Less accumulated amortization..............................     (4,119)    (9,789)    (13,641)
                                                             ---------  ---------  -----------
                                                             $  12,644  $  16,596   $  16,895
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

6. COMMITMENTS

    The Company has entered into several lease lines of credit. Lease lines totaling $3,500,000 and $2,000,000 were entered into during the years ended December 31, 1996 and 1997, respectively. Approximately $2,900,000 and $3,750,000 had been utilized under the lease lines through December 31,

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

6. COMMITMENTS (CONTINUED)
1997 and June 30, 1998, respectively. The arrangements are secured by the property and equipment subject to the leases.

    The Company leases its headquarters and other office facilities under operating lease agreements that expire at various dates through 2008. Total rent expense for all operating leases was approximately $391,000, $953,000, $1,646,000, $756,000 and $1,052,000 for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively, net of sublease income from a related party of approximately $30,000, $68,000, $27,000, $27,000 and $32,000, respectively. Future minimum lease commitments under noncancelable lease agreements at December 31, 1997 were as follows (in thousands):

                                                                                   CAPITAL
                                                              OPERATING LEASES     LEASES
                                                              ----------------  -------------
Year ending December 31,
  1998......................................................     $    2,444       $   1,167
  1999......................................................          2,423             858
  2000......................................................          2,077             164
  2001......................................................          1,506              --
  2002......................................................            963              --
  Thereafter................................................          4,978              --
                                                                    -------     -------------
Total minimum lease payments................................     $   14,391           2,189
                                                                    -------
                                                                    -------
Amount representing interest................................                           (219)
                                                                                -------------
Present value of minimum lease payments under capital lease
  obligations...............................................                          1,970
Less current portion........................................                         (1,038)
                                                                                -------------
Non-current portion.........................................                      $     932
                                                                                -------------
                                                                                -------------

7. BRIDGE LOANS AND NOTE RECEIVABLE FROM OFFICER

    In 1997, the Company borrowed $2,000,000 from certain stockholders in the form of 6% convertible promissory notes (the "Notes") in contemplation of the Series C convertible preferred stock offering. The Notes were converted into 800,000 shares of Series C convertible preferred stock upon the closing of that offering. Warrants to purchase 61,947 shares of Series B convertible preferred stock were issued in connection with the Notes (see Note 10).

    In July 1997, in consideration of 250,000 shares of the Company's Series B convertible preferred stock issued to an officer, the Company received a one-year, full-recourse, noninterest-bearing promissory note for $500,000. At December 31, 1997, $349,000 remained outstanding under the note. At June 30, 1998, the note had been paid in full.

    In February 1998, the Company entered into a $2,000,000 line of credit agreement with a stockholder. The Company borrowed $1,000,000 under the agreement, which was repaid with interest at 10% per annum in May 1998.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

8. LINES OF CREDIT

    In September 1997, the Company entered into a line of credit agreement with a bank that allows the Company to borrow up to $2,101,000. Amounts borrowed under this agreement bear interest at the bank's prime rate (8.5% at December 31, 1997 and June 30, 1998). Interest is payable monthly with payments commencing on September 30, 1997. The line of credit availability declines over the term to $1,821,000, $1,215,000 and $547,000 at December 31, 1997, 1998 and
1999, respectively, and expires on September 5, 2000. The amount outstanding is collateralized by certain assets. At December 31, 1997 and June 30, 1998, $1,425,000 was outstanding under the agreement.

    In December 1997, the Company entered into a loan agreement with a bank that allows the Company to borrow up to $2,250,000. Amounts borrowed under this loan agreement bear interest at the bank's prime rate (8.5%) at December 31, 1997. The loan was personally guaranteed by one of the Company's stockholders until the acquisition of ActaMed in May 1998. In May 1998, concurrent with the removal of the stockholder guarantee, the interest rate was increased to the bank's prime rate plus 1.5% (10% at June 30, 1998). Interest is payable monthly with payments commencing on January 31, 1998. The principal balance of the loan is due on December 31, 1998. At December 31, 1997 and June 30, 1998, $2,000,000 was outstanding under the loan agreement.

9. CONVERTIBLE REDEEMABLE PREFERRED STOCK

    A summary of ActaMed's 8% cumulative convertible redeemable preferred stock is as follows.

                                                           DECEMBER 31,
                                     --------------------------------------------------------
                                                1996                         1997
                                     ---------------------------  ---------------------------
                                        ISSUED                       ISSUED
                          SHARES         AND        LIQUIDATION       AND        LIQUIDATION
                        AUTHORIZED   OUTSTANDING    PREFERENCE    OUTSTANDING    PREFERENCE
                       ------------  ------------  -------------  ------------  -------------
Series A.............     5,519,912     5,519,912  $   9,743,000     5,519,912  $  10,377,000
Series B.............     2,162,759     2,162,759      7,578,000     2,162,759      8,135,000
Series C.............     6,488,276     6,488,276     22,257,000     6,488,276     23,936,000
Series D.............     2,317,913            --             --     2,317,913      8,500,000
                       ------------  ------------  -------------  ------------  -------------
                         16,488,860    14,170,947  $  39,578,000    16,488,860  $  50,948,000
                       ------------  ------------  -------------  ------------  -------------
                       ------------  ------------  -------------  ------------  -------------

    In March 1998, an additional 763,548 shares of Series D convertible redeemable preferred stock were issued in connection with the asset acquisition from SmithKline Labs (see Note 3).

    Dividends on each Series were cumulative whether or not declared and are shown as a charge against income in the accompanying financial statements. On May 19, 1998, in connection with the acquisition of ActaMed by Healtheon, the convertible redeemable preferred stockholders waived payment of all accrued and unpaid dividends.

    Preferred holders voted generally on an as-if converted basis. In addition a majority approval of the four Series was required to approve certain transactions.

    The Series A, B, C and D cumulative convertible redeemable preferred stockholders were entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all accrued but unpaid

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

9. CONVERTIBLE REDEEMABLE PREFERRED STOCK (CONTINUED) dividends. Common stockholders would then have received $5,000,000. Any remaining proceeds would then be distributed pro rata to the stockholders, subject only to the Series A holders' right to receive sufficient funds to provide a 20% return on their original investment.

    Each Series was redeemable at up to one-third of the originally issued shares per year commencing in years six, seven and eight after the issue date at a redemption price equal to the issue price plus all accrued but unpaid dividends. On May 19, 1998, all outstanding shares of convertible redeemable preferred stock were converted into 17,252,408 shares of common stock in connection with the acquisition of ActaMed by the Company.

10. STOCKHOLDERS' EQUITY

    CONVERTIBLE PREFERRED STOCK

    The Company was authorized to issue 48,020,000 shares of convertible preferred stock, designated in series. A summary of convertible preferred stock was as follows:

                                                           DECEMBER 31,
                                     --------------------------------------------------------
                                                1996                         1997
                                     ---------------------------  ---------------------------
                                        ISSUED                       ISSUED
                          SHARES         AND        LIQUIDATION       AND        LIQUIDATION
                        DESIGNATED   OUTSTANDING    PREFERENCE    OUTSTANDING    PREFERENCE
                       ------------  ------------  -------------  ------------  -------------
Series A.............    10,305,000    10,285,000  $   5,143,000    10,305,000  $   5,153,000
Series B.............     6,105,000     3,000,000      6,000,000     3,290,000      6,580,000
Series C.............     2,600,000            --             --     2,600,000      6,500,000
Series D.............     5,000,000            --             --     4,807,692     25,000,000
                       ------------  ------------  -------------  ------------  -------------
                         24,010,000    13,285,000  $  11,143,000    21,002,692  $  43,233,000
                       ------------  ------------  -------------  ------------  -------------
                       ------------  ------------  -------------  ------------  -------------

    Series A and Series B convertible preferred shares included 20,000 and 25,000 shares, respectively, that were issued for services rendered.

    On May 19, 1998, all outstanding shares of convertible preferred stock were converted into shares of common stock on a one-for-one basis at the election of the holders in connection with the Company's acquisition of ActaMed. Concurrently with the conversion, all outstanding warrants to purchase Series B preferred stock were converted into warrants to purchase the same number of shares of the Company's common stock. At June 30, 1998, the Company had no preferred stock authorized.

    Series A, B, C and D convertible preferred stockholders were entitled to noncumulative dividends of $0.03375, $0.135, $0.16875 and $0.351, respectively, per share per annum. No dividends were declared through the date of conversion. The Series A, B, C and D convertible preferred stockholders were entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all declared but unpaid dividends. The Series A, B, C and D convertible preferred stockholders had voting rights equal to the common shares issuable upon conversion.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
    WARRANTS

    In July 1997, the Company issued warrants to purchase a total of 61,947 shares of Series B convertible preferred stock to certain investors in connection with a bridge financing. The warrants expire four years from issuance and are exercisable at $2.00 per share. The value of these warrants, approximately $64,000, was expensed as a cost of financing. All of these warrants were outstanding at December 31, 1997. In May 1998, warrants to purchase 17,229 shares of Series B convertible preferred stock were exercised and the remainder of the warrants, which were outstanding at June 30, 1998, were converted to warrants to purchase 44,718 shares of common stock.

    In November 1996, the Company issued a warrant to an investor to purchase 1,000,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share for services rendered by the investor on behalf of the Company. The warrant may be exercised at any time within three years from the date of issuance. The Company has recorded a charge of $500,000 representing the fair value of the warrant issued and services received. This warrant was outstanding at December 31, 1997 and in May 1998 was converted to a warrant to purchase common stock. It remained outstanding at June 30, 1998.

    In November 1996, the Company granted a warrant to a director of the Company to purchase 1,000,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share, the fair value of Series B convertible preferred stock at the date of issuance. The warrant vests over a period of 18 months from the date of issuance. The term of the warrant is three years. This warrant was outstanding at December 31, 1997 and was exercised in full in May 1998.

    In July 1997, the Company issued a warrant to an officer of the Company, in connection with his employment, to purchase 750,000 shares of Series B preferred stock at an exercise price of $2.00 per share, the fair value of Series B convertible preferred stock at the date of issuance. The warrant expires three years from issuance, and shares purchased under the warrant are subject to repurchase by the Company upon termination of employment. Shares under the warrant vest ratably over a period of two years from the date of grant. This warrant was outstanding at December 31, 1997 and in May 1998 was converted to a warrant to purchase common stock. It remained outstanding at June 30, 1998.

    In December 1996, the Company issued a warrant to a customer to purchase 282,522 shares of the Company's common stock at a price of $7.97 per share. The warrant expires in December 2001. This warrant was outstanding at June 30, 1998.

    At December 31, 1997 the Company had reserved 2,811,947 and 282,522 shares of its Series B preferred stock and common stock, respectively, for issuance upon exercise of outstanding warrants. In conjunction with the acquisition of ActaMed in May 1998, all outstanding warrants to purchase Series B preferred stock were converted into warrants to purchase common stock. At June 30, 1998, the Company had reserved 2,077,240 shares of its common stock for issuance upon exercise of the outstanding warrants for common stock.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

11. STOCK-BASED COMPENSATION

    STOCK OPTION PLANS

    Under the 1996 Stock Incentive Plan (the "Plan"), which was adopted in February 1996, the Board of Directors may grant options to purchase common stock or issue common stock subject to a restricted stock purchase agreement to eligible participants. At December 31, 1997, a total of 9,000,000 shares had been reserved under the Plan. In March 1998 and July 1998, the Board of Directors and the stockholders approved increases in the reserve of 1,000,000 shares and 5,000,000 shares, respectively, to a total of 15,000,000 shares reserved. Options granted may be either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the Board of Directors as specified in each option agreement. Options vest over a period of time as determined by the Board of Directors, generally four years. The term of the Plan is ten years. At December 31, 1997 and June 30, 1998, 274,166 and 22,523 shares, respectively, remain available for future grant under the Plan.

    In connection with the acquisition of ActaMed, the Company assumed all the outstanding options issued under the ActaMed stock option plans, after the application of the exchange ratio, and reserved 3,100,489 shares of the Company's common stock for issuance upon exercise of the assumed options. No further options can be granted under these plans. At the time of the acquisition, options for 2,717,269 shares were fully vested. The remainder of the shares vest based upon annual cliffs over a five-year period from the date of grant.

    During the years ended December 31, 1996 and 1997, the Company issued approximately 1,806,000 and 850,000 shares, respectively, of common stock subject to restricted stock purchase agreements to employees for cash. No such shares were issued during the six months ended June 30, 1998. The common stock is subject to repurchase at the original exercise price until vested, and approximately 614,000 shares were repurchased from terminated employees during the year ended December 31, 1997. The shares vest over a period of time as determined by the Board of Directors for each individual purchase agreement, generally four years. At December 31, 1996 and 1997 and June 30, 1998, approximately 1,660,000, 1,430,000 and 1,304,000 shares, respectively, were subject to repurchase.

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

11. STOCK-BASED COMPENSATION (CONTINUED)

    The following table summarizes stock option activity:

                                                                                                 WEIGHTED-AVERAGE
                                                                                     NUMBER OF    EXERCISE PRICE
                                                                                      SHARES         PER SHARE
                                                                                    -----------  -----------------
ACTAMED CORPORATION
Outstanding at January 1, 1995....................................................    4,223,214      $     .34
  Granted.........................................................................      856,000            .91
  Exercised.......................................................................   (1,071,250)           .02
  Canceled........................................................................      (62,750)           .83
                                                                                    -----------
Options outstanding at December 31, 1995..........................................    3,945,214      $     .55
                                                                                    -----------
                                                                                    -----------
HEALTHEON CORPORATION (REFLECTING THE CONVERSION RATIO OF .6272)
Options outstanding at December 31, 1995..........................................    2,474,438      $     .88
  Granted.........................................................................    3,004,384            .54
  Exercised.......................................................................         (300)           .05
  Canceled........................................................................     (233,907)           .78
                                                                                    -----------
Options outstanding at December 31, 1996..........................................    5,244,615            .68
  Granted.........................................................................    5,394,008            .73
  Exercised.......................................................................     (547,844)           .16
  Canceled........................................................................     (890,528)           .49
                                                                                    -----------
Options outstanding at December 31, 1997..........................................    9,200,251            .72
  Granted (unaudited).............................................................    1,917,806           2.76
  Exercised (unaudited)...........................................................   (1,659,684)           .59
  Canceled (unaudited)............................................................     (460,378)           .86
                                                                                    -----------
Options outstanding at June 30, 1998 (unaudited)..................................    8,997,995      $    1.17
                                                                                    -----------
                                                                                    -----------

                                                                                           HEALTHEON CORPORATION
                                                                    ACTAMED      -----------------------------------------
                                                                  CORPORATION
                                                                ---------------      YEARS ENDED        SIX MONTHS ENDED
                                                                  YEAR ENDED         DECEMBER 31,           JUNE 30,
                                                                 DECEMBER 31,    --------------------  -------------------
                                                                     1995          1996       1997            1998
                                                                ---------------  ---------  ---------  -------------------
Weighted-average fair value of options granted................     $     .28     $     .15  $     .18       $     .50
                                                                       -----     ---------  ---------           -----
                                                                       -----     ---------  ---------           -----

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

11. STOCK-BASED COMPENSATION (CONTINUED)
    The following table summarizes information regarding options outstanding and exercisable at December 31, 1997.

                                                                              WEIGHTED-
                                                                               AVERAGE
                                                             WEIGHTED-        REMAINING                    WEIGHTED-
                                               NUMBER         AVERAGE        CONTRACTUAL      NUMBER        AVERAGE
EXERCISE PRICES                              OUTSTANDING  EXERCISE PRICE   LIFE (IN YEARS)  EXERCISABLE EXERCISE PRICE
-------------------------------------------  -----------  ---------------  ---------------  ----------  ---------------
$.03-$.08..................................   2,490,007      $     .05             6.98      1,679,870     $     .04
$.20-$.25..................................   3,693,879            .24             9.53        682,500           .20
$1.00-$1.45................................   2,092,187           1.24             9.69        794,213          1.45
$3.24......................................     924,178           3.24             7.94         76,644          3.24
                                             -----------                                    ----------
                                              9,200,251      $     .72             8.63      3,233,227     $     .50
                                             -----------                                    ----------
                                             -----------                                    ----------

    The Company recorded deferred stock compensation of approximately $2,713,000 and $2,402,000 during the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. These amounts represented the difference between the exercise price and the deemed fair value of the Company's common stock on the date such stock options were granted. The Company recorded amortization of deferred stock compensation of approximately $562,000 and $1,142,000, respectively, during these periods. At June 30, 1998, the Company had a total of approximately $3,411,000 remaining to be amortized over the corresponding vesting period of each respective option, generally four years.

    PRO FORMA INFORMATION

    The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized when the exercise price of stock options granted to the Company's employees equals the market price of the underlying stock on the date of grant.

    Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if its employee stock options granted subsequent to December 31, 1994 were accounted for under the fair value method of SFAS No.
123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998: risk-free interest rate of

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

11. STOCK-BASED COMPENSATION (CONTINUED) approximately 6.2%, 6.0%, 6.0% and 5.5%, respectively; a weighted-average expected life of the option of 5.0 years, 4.3 years, 4.2 years and 3.6 years, respectively, and a dividend yield of zero for all periods.

                                                                                     HEALTHEON CORPORATION
                                                                 ACTAMED      -----------------------------------
                                                               CORPORATION                            SIX MONTHS
                                                              --------------       YEARS ENDED           ENDED
                                                                YEAR ENDED         DECEMBER 31,        JUNE 30,
                                                               DECEMBER 31,   ----------------------  -----------
                                                                   1995          1996        1997        1998
                                                              --------------  ----------  ----------  -----------
Net loss (in thousands):
  As reported...............................................    $   (4,458)   $  (22,517) $  (26,266)  $ (21,447)
                                                                   -------    ----------  ----------  -----------
                                                                   -------    ----------  ----------  -----------
  Pro forma.................................................    $   (4,488)   $  (22,606) $  (26,434)  $ (22,260)
                                                                   -------    ----------  ----------  -----------
                                                                   -------    ----------  ----------  -----------
Basic and diluted net loss per share:
  As reported...............................................                  $    (3.42) $    (3.64)  $   (1.22)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
  Pro forma.................................................                  $    (3.43) $    (3.66)  $   (1.26)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

12. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) were as follows (in thousands):

                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                  1996        1997
                                                                               ----------  ----------   JUNE 30,
                                                                                                          1998
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards...........................................  $    7,537  $   14,263   $  18,878
  Intangible assets..........................................................       3,067       4,564       5,944
  Research and development tax credit........................................         561       1,014       1,383
  Reserves and accruals not currently deductible.............................         227         308       1,177
                                                                               ----------  ----------  -----------
Total deferred tax assets....................................................      11,392      20,149      27,382
Valuation allowance..........................................................     (11,032)    (19,807)    (27,337)
                                                                               ----------  ----------  -----------
Net deferred tax assets......................................................         360         342          45
                                                                               ----------  ----------  -----------
Deferred tax liabilities:
  Depreciation...............................................................         (31)        (45)        (45)
  Capitalized software development costs.....................................        (329)       (297)         --
                                                                               ----------  ----------  -----------
Total deferred tax liabilities...............................................        (360)       (342)        (45)
                                                                               ----------  ----------  -----------
Net deferred tax assets and liabilities......................................  $       --  $       --   $      --
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

    A valuation allowance equal to 100% of the net deferred tax assets has been established because of the uncertainty of realization of the deferred tax assets due to the Company's lack of earnings history. The

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

12. INCOME TAXES (CONTINUED)
valuation allowance for deferred tax assets increased by $4,477,000, $8,775,000 and $7,530,000 during the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, respectively.

    At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $37,575,000, which expire in 2009 through 2012, and federal tax credits of approximately $800,000, which expire in 2009 through 2012.

    Approximately $16,675,000 of the net operating loss at December 31, 1997, related to a consolidated subsidiary. This loss carryforward is only available to offset future taxable income of that subsidiary.

    Because of the "change of ownership" provisions of the Internal Revenue Code, a portion of the Company's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. A portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.

13. RELATED PARTY TRANSACTIONS

    The Company has two customers that are significant stockholders of the Company.

    The Company entered into a Development Agreement with a partnership controlled by the former Chairman of the Board of Directors of ActaMed. Pursuant to this agreement, the Company granted the partnership exclusive licenses to use ActaMed's technology for industries other than the health care industry. Under the agreement, the Company will receive a commercial royalty on the partnership's gross receipts. If the Company desires in the future to expand to other industries, the partnership must either develop that industry in a defined time period or rights to that industry revert to the Company. The agreement expires December 3, 1998 and to date no fees have been paid to the Company thereunder.

    The Company shares office space and provides administrative support and network resources to a company controlled by a former member of the Board of Directors of ActaMed. Amounts reimbursed for the shared facilities and administrative support totaled approximately $45,000, $28,000, $59,000, $27,000 and $32,000 for the years ended December 31, 1995, 1996, and 1997 and the six months ended June 30, 1997 and 1998, respectively. Approximately $211,000, $187,000, $78,000 and $27,000 was reimbursed during the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997, respectively, for the use of the network maintained by the Company. No income for the use of the network by the related party was recognized for the six months ended June 30, 1998. All such amounts are included as an offset to general and administrative expenses in the accompanying consolidated statements of operations. Amounts due from the related party of $33,000 and $72,000 at December 31, 1996 and 1997, respectively, were included in other current assets in the accompanying consolidated balance sheets. There were no amounts due from the related party at June 30, 1998.

14. PENDING ACQUISITION (UNAUDITED)

    On June 25, 1998, the Company entered into a definitive agreement to acquire Metis LLC ("Metis"), a provider of Internet/intranet strategic consulting, design and development of Internet-based applications and content for the healthcare industry enabling clinical integration and managed care process improvement. Under the terms of the agreement, the Company will exchange shares of its common stock

                             HEALTHEON CORPORATION

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

14. PENDING ACQUISITION (UNAUDITED) (CONTINUED) for the assets of Metis. The acquisition is subject to certain conditions of closing, including approvals of Metis stockholders and regulatory agencies.

15. SUBSEQUENT EVENTS (UNAUDITED)

    In July 1998, the Company granted to employees options to purchase 2,390,200 shares of the Company's common stock. The Company estimates that it will record deferred stock compensation with regard to these grants of approximately $6,000,000.

    In July 1998, the Board of Directors approved a resolution authorizing the Company to issue up to 5,000,000 shares of preferred stock. To date, no preferred shares have been issued. Also, in July 1998, the Board of Directors approved a 5,000,000 increase in the common shares reserved for issuance under the Company's 1996 Incentive Stock Plan.

INDEPENDENT AUDITORS' REPORT

Board of Directors of United HealthCare Corporation:

    We have audited the accompanying statements of divisional net loss and United HealthCare Corporation's ("United's") net investment and of divisional cash flows for the year ended December 31, 1995 of EDI Services Group ("EDI") (a Division of United.) These statements of divisional net loss and United's net investment and of divisional cash flows are the responsibility of United's management. Our responsibility is to express an opinion on these statements of divisional net loss and United's net investment and of divisional cash flows based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of divisional net loss and United's net investment and of divisional cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of divisional net loss and United's net investment and of divisional cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements of divisional net loss and United's net investment and of divisional cash flows presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statements of divisional net loss and United's net investment and of divisional cash flows reflect a component of a business enterprise that was derived from a consolidated group of companies rather than a complete legal entity. See Note 1 to the statements of divisional net loss and United's net investment and of divisional cash flows for a description of the basis of presentation.

    In our opinion, the statements of divisional net loss and United's net investment and of divisional cash flows present fairly, in all material respects, the results of its divisional net loss and United's net investment and of divisional cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 4, 1996

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

          STATEMENT OF DIVISIONAL NET LOSS AND UNITED'S NET INVESTMENT
                          YEAR ENDED DECEMBER 31, 1995

Revenue:
  Related-party processing revenue..............................................  $2,900,448
  Related-party site revenue....................................................  1,155,300
  Other processing revenue......................................................    100,013
                                                                                  ---------
    Total revenue...............................................................  4,155,761

Operating costs and expenses:
  Cost of revenues..............................................................  1,646,039
  Sales and marketing...........................................................    302,145
  Research and development......................................................  1,604,897
  General and administrative....................................................    642,980
                                                                                  ---------
    Total operating costs and expenses..........................................  4,196,061
                                                                                  ---------

Loss before income taxes........................................................    (40,300)

Income taxes....................................................................     48,177
                                                                                  ---------
    Net loss....................................................................    (88,477)

United's net investment -- Beginning of period..................................    124,393

Net cash flows to EDI division..................................................    417,213
                                                                                  ---------
United's net investment -- end of period........................................  $ 453,129
                                                                                  ---------
                                                                                  ---------

                       See notes to financial statements.

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

                       STATEMENT OF DIVISIONAL CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Operating activities:
  Net loss.......................................................................  $ (88,477)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization................................................    285,613
    Increase in deferred income taxes............................................     48,177
    Changes in assets and liabilities:
      Accounts receivable........................................................    (13,347)
      Accounts payable...........................................................    (58,612)
      Accrued expenses...........................................................    (46,083)
                                                                                   ---------
        Net cash provided by operating activities................................    127,271

Investing activities:
  Purchase of property...........................................................   (190,375)
  Software development costs.....................................................   (354,109)
                                                                                   ---------
        Net cash used in investing activities....................................   (544,484)
                                                                                   ---------
Net cash flows of division which were provided by United.........................  $(417,213)
                                                                                   ---------
                                                                                   ---------

                       See notes to financial statements.

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS -- EDI Services Group ("EDI") is an operating division of United HealthCare Corporation ("United"). EDI was established to develop and market software to control a network that facilitates the exchange of health care information among managed care organizations, insurance carriers, hospitals, physicians, and other health care industry participants. On December 15, 1995, United transferred EDI and its ProviderLink operations to a holding company, UHC Green Acquisition Inc. ("UHC Green") (a wholly owned subsidiary of United).

    BASIS OF PRESENTATION -- The accompanying statements of divisional net loss and United's net investment and divisional cash flows have been prepared from the books and records maintained by EDI and United. The statement of divisional net loss may not necessarily be indicative of the results of operations that would have been obtained if EDI had been operated as an independent entity. The statement of divisional net loss includes allocation of certain expenses that are material in amount. Such expenses are allocations for corporate services and overhead.

    Intercompany revenue results from network services provided to health plans owned or managed by United.

    The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 1995, EDI incurred a net loss of approximately $88,000 and a cash flow deficit of approximately $417,000.

    As discussed in Note 5, EDI was acquired by ActaMed Corporation ("ActaMed") effective March 31, 1996. EDI's continued existence is dependent on funding of its cash flow deficit by ActaMed and on its relationship and service agreement with United. The service agreement states that the combined entities will be the primary provider of electronic data interchange services for United for a period of five years.

    The nature of EDI's operations exposes EDI to certain business risks. Such business risks include EDI's concentration of sales transactions with United, which accounted for 98% of EDI's 1995 revenues (see Note 4). The market for health care information services is highly competitive and subject to rapid technological change, evolving industry standards, and regulatory developments and influences that may affect both the operations of EDI and its customers. In addition, significant demands may be placed on EDI's management as a result of EDI's merger with ActaMed (see Note 5). Other significant business risks faced by EDI include a dependence on key employees and the risk of liability associated with unforeseen software product errors.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT ACCOUNTING POLICIES

    INCOME TAXES -- United provides for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires deferred income tax balances to be computed annually for differences between financial statement and tax bases of assets and liabilities based on enacted tax rates. An income tax provision has been allocated to EDI as if EDI filed on a separate return basis; however, under the

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEAR ENDED DECEMBER 31, 1995 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income tax allocation agreement policy with United, no benefit is allocated for losses incurred which are utilized in the consolidated income tax return (see
Note 2).

    UNITED'S NET INVESTMENT -- United's net investment, as shown in the accompanying statement of divisional net loss and United's net investment, represents losses incurred by EDI since inception and the intercompany account with United that consists of transactions with United and the net cash flows of EDI, which have been funded by United.

    REVENUE RECOGNITION -- EDI earns revenue from providing access to its network services, including fixed fee and transaction-based services. EDI recognizes revenue from network services over the period the services are provided.

2.  INCOME TAXES

    Components of income tax expense for the year ended December 31, 1995 were:

Deferred:
  State......................................................................................  $  11,666
  Federal....................................................................................     36,511
                                                                                               ---------
                                                                                               $  48,177
                                                                                               ---------
                                                                                               ---------

    Differences between the provision for income taxes at the federal statutory rate and the recorded provision for the year ended December 31, 1995 are summarized as follows:

Benefit at statutory rate...............................................   $ (13,610)
State income taxes......................................................      (2,590)
Net operating loss carryforward for which no benefit could be recognized
  under United's tax allocation policy..................................      60,368
Other...................................................................       4,009
                                                                          -----------
                                                                           $  48,177
                                                                          -----------
                                                                          -----------

    As of December 31, 1995, EDI had no federal and state tax loss carryforwards. Under a tax sharing agreement, tax loss carryforwards are not available to EDI because United has already realized these tax benefits in its prior years, consolidated federal and state returns.

3.  EMPLOYEE STOCK OWNERSHIP PLAN

    EDI employees participate in United's unleveraged Employee Stock Ownership Plan ("ESOP") maintained for the benefit of all eligible employees. United contributions are made at the discretion of the Board of Directors. Contributions totaling $3,700 for the year ended December 31, 1995, have been made to the ESOP for EDI employees.

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEAR ENDED DECEMBER 31, 1995 (CONTINUED)

4.  RELATED PARTIES

    Revenue from processing transactions and site licensing for United and its affiliates comprises approximately 98% of total revenue for the year ended December 31, 1995, and was approximately $4,056,000 for the year then ended.

    EDI utilizes various common corporate systems and support maintained by United. The related costs are charged to EDI based on specific allocation methods, if applicable, and are based on employee headcount. These functions include human resources, accounting, legal, other processing and administrative services, and building rent. The total amounts allocated to EDI were approximately $438,000 for the year ended December 31, 1995. United's management believes that these allocations are reasonable; however, these allocations would not necessarily represent the amounts that would have been incurred on a separate company basis.

5.  SUBSEQUENT EVENTS

    On March 1, 1996, United and UHC Green (renamed "EDI Services, Inc.") entered into an agreement with ActaMed and EDI Acquisition, Inc. (a subcorporation of ActaMed). This agreement allows for the acquisition of EDI Services, Inc. by ActaMed pursuant to the merger of EDI Acquisition, Inc. with and into EDI Services, Inc. effective March 31, 1996. The outstanding shares of capital stock of EDI Services, Inc. were converted into 10,344,828 shares of ActaMed's Series C Convertible Redeemable Preferred Stock.

                                     [LOGO]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED     , 1998

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

 OF THE         SHARES OF COMMON STOCK OFFERED HEREBY,         SHARES ARE BEING
      OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE
   INTERNATIONAL UNDERWRITERS AND         SHARES ARE BEING OFFERED INITIALLY
        IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." ALL OF THE SHARES OF COMMON STOCK BEING OFFERED HEREBY
      ARE BEING SOLD BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS
        BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL
        BE BETWEEN $     AND $     PER SHARE. SEE "UNDERWRITERS" FOR A
           DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING
           THE INITIAL PUBLIC OFFERING PRICE. APPLICATION HAS BEEN
             MADE TO LIST THE COMMON STOCK FOR QUOTATION ON THE
                NASDAQ NATIONAL MARKET UNDER THE SYMBOL "HEON."

                          ---------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.

                               -----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                PRICE $  A SHARE

                              -------------------

                                                                           UNDERWRITING
                                                     PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                                      PUBLIC              COMMISSIONS(1)             COMPANY(2)
                                               ---------------------  -----------------------  -----------------------
PER SHARE....................................            $                       $                        $
TOTAL (3)....................................            $                       $                        $

-------------
    (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $      .
    (3) THE COMPANY HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF
           ADDITIONAL SHARES AT THE PRICE TO PUBLIC, LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY
       WILL BE $     , $     AND $     , RESPECTIVELY. SEE "UNDERWRITERS."

                          ---------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY FENWICK & WEST LLP, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED
THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT       , 1998 AT THE OFFICE
OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                             ---------------------

MORGAN STANLEY DEAN WITTER                           GOLDMAN SACHS INTERNATIONAL

HAMBRECHT & QUIST                                   VOLPE BROWN WHELAN & COMPANY

        , 1998

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                                    AMOUNT
                                                                                  TO BE PAID
                                                                                 -------------
Securities and Exchange Commission registration fee............................   $    22,125
NASD filing fee................................................................         8,000
Nasdaq National Market listing fee.............................................        50,000
Printing and engraving expenses................................................             *
Legal fees and expenses........................................................             *
Accounting fees and expenses...................................................             *
Blue Sky fees and expenses.....................................................             *
Transfer agent fees............................................................             *
Miscellaneous..................................................................             *
                                                                                 -------------
    Total......................................................................   $         *
                                                                                 -------------
                                                                                 -------------

---------

*   To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article V of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers and directors (and allows the Registrant to indemnify other employees and third parties) acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

    The Registrant intends to enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    The Registrant intends to obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

    Reference is also made to Section 7 of the Underwriting Agreement to be filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since its founding in December 1995, through July 31, 1998, the Registrant has issued and sold the following unregistered securities:

        (1) On January 26, 1996, the Registrant sold 10,305,000 shares of Series A Preferred Stock to 22 investors at a purchase price of $.50 per share, which was paid in cash.

        (2) On January 26, 1996, the Registrant sold 1,000,000 shares of Common Stock to four investors at a purchase price of $.05 per share, which was paid in cash.

        (3) On July 8, 1996, the Registrant sold 10,000 shares of Series A Preferred Stock to a vendor in consideration for services rendered.

        (4) On October 1, 1996, the Registrant sold 3,000,000 shares of Series B Preferred Stock to five investors at a purchase price of $2.00 per share, which was paid in cash.

        (5) On November 1, 1996, the Registrant issued warrants to purchase 2,000,000 shares of Series B Preferred Stock with an exercise price of $2.00 per share to two entities, in consideration of services rendered and as an incentive to continue to provide services.

        (6) On July 1, 1997, the Registrant issued warrants to purchase a total of 61,947 shares of Series B Preferred Stock with an exercise price of $2.00 per share to three entities pursuant to a bridge loan financing.

        (7) Between July 1 and July 27, 1997, the Registrant sold an aggregate of 2,600,000 shares of Series C Preferred Stock to nine investors at a purchase price of $2.50 per share, in consideration of cash and cancellation of indebtedness incurred in connection with a bridge loan financing.

        (8) Between July 7 and July 16, 1997, the Registrant sold 25,000 shares of Series B Preferred Stock to one entity at a purchase price of $2.00 per share, in consideration of services rendered.

        (9) On July 11, 1997, the Registrant sold 10,000 shares of Series A Preferred Stock to the same vendor referred to in (3) above in consideration of services rendered.

       (10) On July 11, 1997, the Registrant sold 250,000 shares of Series B Preferred Stock to an officer at a purchase price of $2.00 per share, paid with an amount of cash equal to the par value of the purchased shares and with a promissory note which has subsequently been paid in full.

       (11) On July 11, 1997, the Registrant issued a warrant to purchase 750,000 shares of Series B Preferred Stock with an exercise price of $2.00 per share to an officer as an incentive to continue to provide services.

       (12) On July 22, 1997, the Registrant sold 15,000 shares of Series B Preferred Stock to one investor at a purchase price of $2.00 per share, which was paid in cash.

       (13) From October 17 through December 19, 1997, the Registrant sold an aggregate of 4,807,692 shares of Series D Preferred Stock to 13 investors at a purchase price of $5.20 per share, which was paid in cash.

       (14) On May 1, 1998, the Registrant sold 1,017,229 shares of Series B Preferred Stock to one investor upon the exercise of warrants with an exercise price of $2.00 per share which was paid in cash.

       (15) On May 19, 1998, 22,019,921 shares of the Registrant's Preferred Stock of the Company were converted into Common Stock on a one-for-one basis, in connection with the ActaMed acquisition.

       (16) On May 19, 1998, in connection with the ActaMed acquisition, the Registrant assumed options to purchase ActaMed Common Stock which were held by former ActaMed employees which are now exercisable for an aggregate of 3,497,007 shares of Registrant's Common Stock.

       (17) On May 19, 1998, the Registrant issued 23,271,353 shares of its Common Stock to former shareholders of ActaMed in connection with the acquisition of ActaMed Corporation ("ActaMed") in exchange for all of the issued and outstanding shares of capital stock of ActaMed.

       (18) On May 19, 1998, in connection with the acquisition of ActaMed, the Registrant assumed a warrant to purchase shares of ActaMed capital stock which are now exercisable for an aggregate of 282,533 shares of Healtheon Common Stock.

       (19) On June 26, 1998, the Registrant sold 1,336,209 shares of Common Stock to one entity in consideration for certain assets and licenses relating to SmithKline Labs.

       (20) Since January 1996, the Registrant has granted 11,611,084 options to purchase shares of Registrant's Common Stock to employees pursuant to the Company's 1996 Stock Plan.

       (21) From July 6, 1996 through July 17, 1998, the Company issued an aggregate of 4,739,920 shares of Common Stock for aggregate consideration, in the form of cash and promissory notes, of $1.1 million.

    (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above.

    (c) The transactions referred to in numbers 16-18 were exempt from registration pursuant to the provisions of Section 3(a)(10) of the Securities Act. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

1.1*       Form of Underwriting Agreement.
2.0        Agreement and Plan of Reorganization, dated as of February 24, 1998, by and among the Registrant, MedNet Acquisition Corp. and ActaMed Corporation.
2.1*       Agreement and Plan of Merger, dated as of April 18, 1996, by and among
             ActaMed Corporation, EDI Acquisition, Inc., UHC Green Acquisition, Inc.
             and United HealthCare Corporation.
3.1        Amended and Restated Certificate of Incorporation of the Registrant, as
             currently in effect.
3.2        Form of Amended and Restated Certificate of Incorporation, to be filed prior to the closing of the offering made under this Registration
             Statement.
3.3        Bylaws of the Registrant, as currently in effect.
3.4        Form of Bylaws of the Registrant, to be adopted prior to the closing of the offering made under this Registration Statement.

4.1*       Specimen Common Stock certificate.
5.1*       Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding the legality of the securities being issued.
10.1*      Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
10.2*      1996 Stock Plan and form of Stock Option Agreement thereunder.
10.3       ActaMed Corp. 1997 Stock Option Plan
10.4       ActaMed Corp. 1996 Stock Option Plan
10.5       ActaMed Corp. 1995 Stock Option Plan
10.6       ActaMed Corp. 1994 Stock Option Plan.
10.7       ActaMed Corp. 1993 Class B Common Stock Option Plan.
10.8       ActaMed Corp. 1992 Stock Option Plan.
10.9       ActaMed Corp. 1996 Director Stock Option Plan, as amended.
10.10      Amended and Restated Investors' Rights Agreement dated as of May 19, 1998 among the Registrant and certain of the Registrant's securityholders.
10.11      Lease Agreement, dated December 2, 1997, between Larvan Properties and
             Registrant.
10.12      Lease Agreement, dated November 6, 1995, as amended, between ActaMed
             Corporation and ZML-Central Park, L.L.C.
10.13*+    Services and License Agreement, dated as of April 4, 1996, between ActaMed
             Corporation and United HealthCare Corporation.
10.14*+    Services Agreement, dated as of December 31, 1997, as amended, between
             ActaMed Corporation and SmithKline Beecham Clinical Laboratories, Inc.
10.15*+    Assets Purchase Agreement, dated as of December 31, 1997, as amended, between ActaMed Corporation and SmithKline Beecham Clinical Laboratories,
             Inc.
10.16*+    License Agreement, dated as of December 31, 1997, between ActaMed
             Corporation and SmithKline Beecham Clinical Laboratories, Inc.
10.17*+    Development Agreement, dated as of October 31, 1997, between ActaMed
             Corporation and SmithKline Beecham Clinical Laboratories, Inc.
10.18*+    Services, Development and License Agreement, dated as of December 15, 1997, between the Registrant and Beech Street Corporation.
10.19*+    Services, Development and License Agreement, dated as of September 30,
             1997, between the Registrant and Brown & Toland Physician Services
             Organization.
10.20      Amended and Restated Securities Purchase Agreement, dated as of January 26,
             1996, between the Registrant and investors.
10.21      Amended and Restated Series B Preferred Stock Purchase Agreement dated
             October 31, 1996, between Registrant and investors.
10.22      Form of Series B Preferred Stock Purchase Warrant between the Registrant and certain of the Registrant's investors.
10.23      Series C Preferred Stock Purchase Agreement dated July 25, 1997, between the Registrant and investors.
10.24      Series D Preferred Stock Purchase Agreement dated October 13, 1997, between the Registrant and investors.
10.25      Full Recourse Promissory Note dated as of July 11, 1997, between the
             Registrant and W. Michael Long.
10.26      Form of Promissory Note for Bridge Financing
10.27*     W. Michael Long Employment Agreement
10.28*+    Michael Hoover Employment Agreement

10.29*+    Memorandum to SmithKline Beecham, dated as of May 14, 1998, from the
             Registrant.
21.1       Subsidiaries of the Registrant.
23.1*      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
             (included in Exhibit 5.1).
23.2       Consent of Ernst & Young LLP, independent auditors (see page II-7).
23.3       Consent of Deloitte & Touche LLP, independent auditors (see page II-8).
23.4       Consent of Deloitte & Touche LLP, independent auditors (see page II-9).
24.1       Power of Attorney (see page II-6).
27.1       Financial Data Schedule.

---------

*   To be supplied by amendment.

+   Confidential treatment requested as to portions of this exhibit.

    (b) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 31st day of July, 1998.

                                HEALTHEON CORPORATION

                                By:             /s/ W. MICHAEL LONG
                                     -----------------------------------------
                                                  W. Michael Long
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints John L. Westermann III, Jack Dennison, and Kallen Chan, and any two of them, as attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and any two of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any two of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ W. MICHAEL LONG        Chief Executive Officer
------------------------------    and Director (Principal      July 31, 1998
       W. Michael Long            Executive Officer)

  /s/ JOHN L. WESTERMANN III    Chief Financial Officer
------------------------------    (Principal Financial and     July 31, 1998
    John L. Westermann III        Accounting Officer)

------------------------------  Chairman of the Board          July 31, 1998
         James Clark

      /s/ L. JOHN DOERR
------------------------------  Director                       July 31, 1998
        L. John Doerr

      /s/ MICHAEL HOOVER
------------------------------  President and Director         July 31, 1998
        Michael Hoover

   /s/ C. RICHARD KRAMLICH
------------------------------  Director                       July 31, 1998
     C. Richard Kramlich

  /s/ WILLIAM MCGUIRE, M.D.
------------------------------  Director                       July 31, 1998
    William McGuire, M.D.

       /s/ P. E. SADLER
------------------------------  Director                       July 31, 1998
         P. E. Sadler

     /s/ TADATAKA YAMADA
------------------------------  Director                       July 31, 1998
       Tadataka Yamada

                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 1998 (except Notes 1 and 2 as to which the date is July 24, 1998) in the Registration Statement on Form S-1 and related Prospectus of Healtheon Corporation for the registration of shares of its Common Stock.

                                          /s/ Ernst & Young LLP

Palo Alto, California

July 31, 1998

                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Healtheon Corporation on Form S-1 of our report dated June 20, 1997, relating to the consolidated financial statements of ActaMed Corporation as of December 31, 1996 and for the two years then ended (the consolidated financial statements for 1996 are not presented herein) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
July 31, 1998

                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Healtheon Corporation on Form S-1 of our report dated April 4, 1996, relating to the statements of divisional net loss and United's net investment and of divisional cash flows for the year ended December 31, 1995 of EDI Services Group (a Division of United HealthCare Corporation) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
July 31, 1998

                                 EXHIBIT INDEX

 EXHIBIT                                                                                                SEQUENTIAL
 NUMBER                                            DESCRIPTION                                          PAGE NUMBER
---------  -------------------------------------------------------------------------------------------  -----------
1.1*       Form of Underwriting Agreement.

2.0        Agreement and Plan of Reorganization, dated as of February 24, 1998, by and among the
             Registrant, MedNet Acquisition Corp. and ActaMed Corporation.

2.1*       Agreement and Plan of Merger, dated as of April 18, 1996, by and among ActaMed Corporation,
             EDI Acquisition, Inc., UHC Green Acquisition, Inc. and United HealthCare Corporation.

3.1        Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2        Form of Amended and Restated Certificate of Incorporation, to be filed prior to the closing of the offering made under this Registration Statement.

3.3        Bylaws of the Registrant, as currently in effect.

3.4        Form of Bylaws of the Registrant, to be adopted prior to the closing of the offering made under this Registration Statement.

4.1*       Specimen Common Stock certificate.

5.1*       Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being issued.

10.1*      Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.

10.2*      1996 Stock Plan and form of Stock Option Agreement thereunder.

10.3       ActaMed Corp. 1997 Stock Option Plan

10.4       ActaMed Corp. 1996 Stock Option Plan

10.5       ActaMed Corp. 1995 Stock Option Plan

10.6       ActaMed Corp. 1994 Stock Option Plan.

10.7       ActaMed Corp. 1993 Class B Common Stock Option Plan.

10.8       ActaMed Corp. 1992 Stock Option Plan.

10.9       ActaMed Corp. 1996 Director Stock Option Plan, as amended.

10.10      Amended and Restated Investors' Rights Agreement dated as of May 19, 1998 among the
             Registrant and certain of the Registrant's securityholders.

10.11      Lease Agreement, dated December 2, 1997, between Larvan Properties and Registrant.

10.12      Lease Agreement, dated November 6, 1995, as amended, between ActaMed Corporation and
             ZML-Central Park, L.L.C.

10.13*+    Services and License Agreement, dated as of April 4, 1996, between ActaMed Corporation and
             United HealthCare Corporation.

10.14*+    Services Agreement, dated as of December 31, 1997, as amended, between ActaMed Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.15*+    Assets Purchase Agreement, dated as of December 31, 1997, as amended, between ActaMed
             Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.16*+    License Agreement, dated as of December 31, 1997, between ActaMed Corporation and
             SmithKline Beecham Clinical Laboratories, Inc.

10.17*+    Development Agreement, dated as of October 31, 1997, between ActaMed Corporation and
             SmithKline Beecham Clinical Laboratories, Inc.

 EXHIBIT                                                                                                SEQUENTIAL
 NUMBER                                            DESCRIPTION                                          PAGE NUMBER
---------  -------------------------------------------------------------------------------------------  -----------
10.18*+    Services, Development and License Agreement, dated as of December 15, 1997, between the
             Registrant and Beech Street Corporation.

10.19*+    Services, Development and License Agreement, dated as of September 30, 1997, between the
             Registrant and Brown & Toland Physician Services Organization.

10.20      Amended and Restated Securities Purchase Agreement, dated as of January 26, 1996, between the Registrant and investors.

10.21      Amended and Restated Series B Preferred Stock Purchase Agreement dated October 31, 1996, between Registrant and investors.

10.22      Form of Series B Preferred Stock Purchase Warrant between the Registrant and certain of the
             Registrant's investors.

10.23      Series C Preferred Stock Purchase Agreement dated July 25, 1997, between the Registrant and investors.

10.24      Series D Preferred Stock Purchase Agreement dated October 13, 1997, between the Registrant and investors.

10.25      Full Recourse Promissory Note dated as of July 11, 1997, between the Registrant and W.
             Michael Long.

10.26      Form of Promissory Note for Bridge Financing

10.27*     W. Michael Long Employment Agreement

10.28*+    Michael Hoover Employment Agreement

10.29*+    Memorandum to SmithKline Beecham, dated as of May 14, 1998, from the Registrant.

21.1       Subsidiaries of the Registrant.

23.1*      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
             5.1).

23.2       Consent of Ernst & Young LLP, independent auditors (see page II-7).

23.3       Consent of Deloitte & Touche LLP, independent auditors (see page II-8).

23.4       Consent of Deloitte & Touche LLP, independent auditors (see page II-9).

24.1       Power of Attorney (see page II-6).

27.1       Financial Data Schedule.

---------

*   To be supplied by amendment.

+   Confidential treatment requested as to portions of this exhibit.